Exhibit 10.1
Execution Copy
CREDIT AGREEMENT
dated as of
April 19, 2007
among
USPI HOLDINGS, INC.,
as Holdings
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.,
as the Borrower
The Lenders Party Hereto from Time to Time
CITIBANK, N.A.,
as Administrative Agent and Collateral Agent
LEHMAN BROTHERS INC.,
as Syndication Agent
and
BEAR STEARNS CORPORATE LENDING INC.,
SUNTRUST BANK
and
UBS SECURITIES LLC,
as Co-Documentation Agents

CITIGROUP GLOBAL MARKETS INC.
and
LEHMAN BROTHERS INC.,
as Joint Lead Arrangers and Joint Bookrunners
and
BEAR, STEARNS & CO. INC.
and
UBS SECURITIES LLC,
as Joint Bookrunners
Cahill Gordon & Reindel llp
80 Pine Street
New York, NY 10005

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SCHEDULES:

Schedule 1.01(a)	— Existing Letters of Credit
Schedule 1.01(b)	— St. Louis Investments
Schedule 1.01(c)	— Specified Subsidiaries
Schedule 2.01	— Commitments
Schedule 3.05	— Real Property
Schedule 3.03	— No Conflicts
Schedule 3.06	— Litigation
Schedule 3.12	— Subsidiaries
Schedule 3.13	— Insurance
Schedule 4.01	— Local Counsel Jurisdictions
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.04	— Existing Investments
Schedule 6.09	— Existing Transactions with Affiliates
Schedule 6.10	— Existing Restrictions
EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B	— Form of Opinion of Ropes & Gray LLP
Exhibit C	— Form of Collateral Agreement
Exhibit D	— Form of Perfection Certificate
Exhibit E	— Form of Borrowing Request
Exhibit F	— Form of Interest Election Request
Exhibit G-1	— Form of Term Loan Note
Exhibit G-2	— Form of Revolving Credit Note

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          CREDIT AGREEMENT dated as of April 19, 2007, among UNITED SURGICAL PARTNERS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), USPI HOLDINGS, INC., a Delaware corporation (“Holdings”), the LENDERS party hereto from time to time, CITIBANK, N.A., as Administrative Agent, CITIGROUP GLOBAL MARKETS INC. and LEHMAN BROTHERS INC., as joint lead arrangers and joint bookrunners, BEAR, STEARNS & CO. INC. and UBS SECURITIES, LLC, as joint bookrunners, LEHMAN BROTHERS INC., as Syndication Agent, and BEAR STEARNS CORPORATE LENDING INC., SUNTRUST BANK and UBS SECURITIES LLC, as Co-Documentation Agents.
          Pursuant to the Agreement and Plan of Merger dated as of January 7, 2007 (the “Merger Agreement”), by and among the Borrower, Holdings and UNCN Acquisition Corp., a Delaware corporation (“Acquisition Corp.”), Acquisition Corp. will merge with and into the Borrower (the “Merger”), with the Borrower surviving the Merger.
          Immediately prior to or substantially concurrently with the consummation of the Merger, (a) the Permitted Investors will contribute cash to Holdings (the “Equity Contributions”) in an aggregate amount that together with the value of the equity of Holdings held by members of management (the “Rollover Equity”) will be equal to at least 35% of the consolidated capitalization of Holdings and its subsidiaries after giving effect to the Transactions, and Holdings will contribute to the Borrower the portion of such cash contributions not used to pay Transaction Expenses; (b) the Borrower will cause the repayment of, and terminate all commitments under and all liens in connection with, the Existing Credit Facilities (the “Repayment”); (c) the Borrower will issue the Senior Subordinated Notes; and (d) Subsidiaries of the Borrower will enter into and borrow under the UK Facility.
          The Borrower has requested that the Lenders extend credit in the form of (a) Delayed Draw Term Loans from time to time during the Delayed Draw Availability Period in an aggregate principal amount not to exceed $100,000,000; (b) Tranche B Term Loans on the Effective Date in an aggregate principal amount not to exceed $430,000,000 and (c) Revolving Loans, Swingline Loans and Letters of Credit at any time and from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding not to exceed $100,000,000.
          The proceeds of the Tranche B Term Loans and any Revolving Loans borrowed on the Effective Date will be used by the Borrower on the Effective Date, solely (i) first, to pay the Transaction Costs, (ii) second, to pay all principal, interest, fees and other amounts outstanding under the Existing Credit Facilities and (iii) third, together with the Equity Contributions, to pay the merger consideration (the “Merger Consideration”) required by the Merger Agreement. The proceeds of Revolving Loans borrowed after the Effective Date, Swingline Loans and Letters of Credit will be used by the Borrower for working capital and general corporate purposes (including Permitted Acquisitions).
          The proceeds of the Delayed Draw Term Loans will be used by the Borrower to finance the St. Louis Investments.
          The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I
Definitions
         SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Acquisition Corp.” has the meaning set forth in the preamble to this Agreement.
          “Acquisition Documents” means the Merger Agreement, the other agreements to be entered into in connection with the Merger, all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of any of the foregoing or entered into in connection therewith.
          “Additional Lender” has the meaning set forth in Section 2.20.
          “Additional Subordinated Debt” means unsecured Indebtedness of the Borrower (that may be guaranteed by Holdings and those Subsidiaries that are Loan Parties) that (a) does not have a stated maturity date prior to the date that is 90 days after the Tranche B Maturity Date, (b) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or amortization prior to the date that is 90 days after the Tranche B Maturity Date, (c) is (and all guarantees with respect thereto are) subordinated to the Obligations on terms no less favorable to the Lenders than the terms of the Senior Subordinated Notes, (d) contains non-pricing terms (including covenants, events of default, remedies, redemption provisions and sinking fund provisions) no less favorable to the Lenders than the terms of the Senior Subordinated Notes and (e) bears a market rate of interest as determined by the Borrower’s Board of Directors.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders under the Loan Documents.
          “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.
          “Agent Affiliates” has the meaning set forth in Section 8.01.
          “Agents” means the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agents.

          “Agreement” means this Credit Agreement, as the same may be renewed, extended, modified, supplemented or amended from time to time.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Anti-Terrorism Laws” has the meaning set forth in Section 3.20.
          “Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments that occur thereafter.
          “Applicable Rate” means, for any day with respect to (a) any ABR Loan or Eurodollar Loan that is a Revolving Loan or (b) the commitment fees payable hereunder in respect of the Revolving Commitments, as applicable, the applicable rate per annum set forth below under the caption “Revolving Loan ABR Spread”, “Revolving Loan Eurodollar Spread” or “Revolving Commitment Fee Rate”, as applicable, in each case, based upon the Leverage Ratio as of the most recent determination date, provided that prior to the date of delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s first full fiscal quarter ending at least three months after the Effective Date, the “Applicable Rate” for purposes of clauses (a) and (b) above shall be the applicable rate per annum set forth below in Category 1:

		Revolving
	Revolving	Loan	Revolving
	Loan ABR	Eurodollar	Commitment
Leverage Ratio	Spread	Spread	Fee Rate
Category 1 ≥ 5.00x	1.25%	2.25%	0.500%
Category 2 ≥ 4.50x and < 5.00x	1.00%	2.00%	0.500%
Category 3 ≥ 4.00x and < 4.50x	0.75%	1.75%	0.375%
Category 4 ≥ 3.50x and < 4.00x	0.50%	1.50%	0.375%
Category 5 < 3.50x	0.25%	1.25%	0.375%
          The Applicable Rate for Term Loans shall at all times be 2.00% per annum for Eurodollar Loans and 1.00% per annum for ABR Loans.
          For purposes of the foregoing, (a) the Leverage Ratio shall be determined on a Pro Forma Basis as of the end of each fiscal quarter of the Borrower based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b), and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio, for purposes of determining the Applicable Rate, shall be deemed to be in Category 1 (i) at any time that an Event of Default pursuant to Section 7.01(a), (b), (h) or (i) has occurred and is continuing or (ii) at the option of the Administrative Agent or at the request of the Required Revolving Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered. The Administrative Agent shall notify the Borrower upon any change in the Applicable Rate in accordance with the proviso in the immediately preceding sentence.
          “Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Security Documents and any other written contractual obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material.
          “Approved Electronic Platform” has the meaning set forth in Section 8.01.
          “Approved Fund” has the meaning set forth in Section 9.04(b).
          “Arrangers” means Citigroup Global Markets Inc. and Lehman Brothers Inc.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04) and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Available Amount” means, the sum, without duplication, of:
     (a) 50% of Cumulative Consolidated Net Income (or, in the case Cumulative Consolidated Net Income at the time of determination is a deficit, minus 100% of such deficit, provided that the amount in this clause (a) shall only be available if immediately prior to and after giving effect on a Pro Forma Basis to any Investment, Restricted Payment or prepayment, redemption or repurchase actually made pursuant to Section 6.04(xv), 6.08(a)(ix) or 6.08(b)(iii), the Borrower could incur $1.00 of Indebtedness under Section 6.01(a)(xi), plus
     (b) the amount of Net Proceeds actually received by the Borrower from the issuance of any Equity Interests other than Disqualified Equity Interests (or capital contribution in respect thereof or otherwise) after the Effective Date that was not otherwise applied pursuant to Section 6.08(b)(ii) or Section 7.02 or to repay Revolving Exposure to comply with Section 6.12, plus
     (c) the amount of Net Proceeds actually received by the Borrower from the issuance after the Effective Date of Qualified Holdings Debt that was not otherwise applied pursuant to Section 6.08(b)(ii) or to repay Revolving Exposure to comply with Section 6.12, plus
     (d) an amount equal to any returns (including dividends, interest, distributions, returns of principal and profits on sale) actually received by the Borrower or any of the Restricted

Subsidiaries in cash in respect of any Investments made after the Effective Date pursuant to Section 6.04(xv), minus
     (e) the sum of (i) the aggregate amount of Investments made after the Effective Date pursuant to Section 6.04(xv), (ii) the aggregate amount of Restricted Payments made after the Effective Date pursuant to Section 6.08(a)(ix) and (iii) the aggregate amount of payments made after the Effective Date pursuant to Section 6.08(b)(iii).
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.
          “Borrower” has the meaning set forth in the preamble to this Agreement.
          “Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
          “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, provided that a written Borrowing Request shall be substantially in the form of Exhibit E, or such other form as shall be approved by the Administrative Agent.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Calculation Date” means the date on which any event for which the calculation of the Fixed Charge Coverage Ratio, the Secured Leverage Ratio, the Leverage Ratio or Facility-Level EBITDA is required occurs.
          “Capital Expenditures” means, for any period (and without duplication), (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and any of the Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and the Restricted Subsidiaries during such period.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

          “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
          “Change in Control” means:
     (a) prior to an IPO, the Borrower ceasing to be a direct or indirect wholly owned subsidiary of Holdings,
     (b) prior to an IPO, the failure by the Permitted Investors to own, directly or indirectly, beneficially or of record, Equity Interests in Holdings representing a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings,
     (c) after an IPO, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests in Holdings representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings and (ii) the ownership, directly or indirectly, beneficially or of record, by the Permitted Investors of Equity Interests in Holdings representing in the aggregate a lesser percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings than such Person or group,
     (d) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Holdings by Persons who were not (i) nominated by the Board of Directors of Holdings, (ii) appointed by directors so nominated or (iii) nominated by the Permitted Investors or
     (e) the occurrence of a “Change of Control”, as defined in any Material Indebtedness.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Charges” has the meaning set forth in Section 9.13.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche B Term Loans, Delayed Draw Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Tranche B Commitment or a Delayed Draw Commitment.
          “CLO” has the meaning set forth in Section 9.04(b).
          “Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.

          “Collateral” means any and all “Collateral”, as defined in any applicable Security Document (which shall include the Mortgaged Properties) and all other property of whatever kind subject or purported to be subject from time to time to a Lien under any Security Document.
          “Collateral Agent” means Citibank, N.A. in its capacity as collateral agent for the Lenders under this Agreement and any Security Document.
          “Collateral Agreement” means the Guarantee and Collateral Agreement among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit C.
          “Collateral and Guarantee Requirement” means the requirement that:
     (a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;
     (b) all outstanding Equity Interests (other than Equity Interests of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 6.01(a)(vii)) of (i) the Borrower and (ii) each wholly owned Restricted Subsidiary owned directly by any Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties (i) shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any first-tier Foreign Subsidiary and (ii) shall not be required to pledge or otherwise grant security interests in any assets of a Foreign Subsidiary) and the Collateral Agent shall have received certificates or other instruments (if any) representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;
     (c) all Indebtedness of a Loan Party that is owing to any other Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received all such promissory notes and other promissory notes required to be delivered pursuant to the Collateral Agreement, together with undated instruments of transfer with respect thereto;
     (d) all documents and instruments, including Uniform Commercial Code financing statements and control agreements, required by law or reasonably requested by the Collateral Agent to be executed, filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by the Collateral Agreement, shall have been executed, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;
     (e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company, in an amount not to exceed 105% of the Fair Market Value of such Mortgaged Property, insuring the Lien of each such Mortgage as a valid first-priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such customary endorsements, coinsurance and reinsurance in such amount as the Collateral Agent or the Required Lenders may reasonably request, and such surveys, appraisals, legal opinions (excluding zoning and land use opinions if the title insurance policy includes a zoning endorsement), completed Federal Emergency Management Agency Stan-

dard Flood Hazard Determination with respect to each Mortgaged Property and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and
     (f) each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.
Notwithstanding anything to the contrary in this Agreement or any Security Document, no Loan Party shall be required to pledge or grant security interests in particular assets if, in the reasonable judgment of the Administrative Agent or the Collateral Agent, the costs of creating or perfecting such pledges or security interests in such assets (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefits to the Lenders therefrom. The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance or surveys with respect to particular assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents. Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Security Documents.
          “Commitment” means a Revolving Commitment, a Tranche B Commitment, a Delayed Draw Commitment, a Commitment in respect of an Incremental Extension of Credit (if any) or any combination thereof (as the context requires).
          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus
     (a) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of: (i) consolidated interest expense (and solely for purposes of calculating the Fixed Charge Coverage Ratio, other Fixed Charges) of the Borrower and its Restricted Subsidiaries for such period and, to the extent not reflected in such total interest expense, increased by payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, minus any payments received in respect of such hedging obligations or other derivative instruments, (ii) consolidated tax expense of the Borrower and its Restricted Subsidiaries based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period, (iii) all amounts attributable to depreciation and amortization expense of the Borrower and its Restricted Subsidiaries for such period, (iv) any Non-Cash Charges for such period, (v) Transaction Costs made or incurred by the Borrower and its Restricted Subsidiaries in connection with the Transactions that are paid, accrued or reserved for within 365 days of the consummation of the Transactions, (vi) any non-recurring fees, cash charges and other cash expenses (A) made or incurred by the Borrower and its Restricted Subsidiaries in connection with any Permitted Acquisition, including severance, relocation and facilities closing costs, that are paid, accrued or reserved for within 365 days of such transaction or (B) incurred in connection with the issuance of Equity Interests or Indebtedness or the extinguishment of Indebtedness, (vii) cash expenses incurred during such period in connection with a Permitted Acquisition to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such transaction, (viii) fees paid to any Sponsor or Sponsor Affiliate under Section 6.09(i) and (ix) cash expenses incurred during such period in connection with extraordinary casualty events to the extent such expenses are reimbursed in cash by insurance during such period minus
     (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any cash payments made during such period in respect of Non-Cash Charges described in clause (a)(iv) taken in a prior period or taken in such period and (ii) any non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP, and
     (c) (without duplication) plus unrealized losses and minus unrealized gains in each case in respect of Swap Agreements, as determined in accordance with GAAP.
The Borrower’s Consolidated EBITDA for the fiscal quarters ended September 30, 2006, December 31, 2006 and March 31, 2007 shall be $40.492 million, $41.661 million and $45.147 million, respectively (subject to adjustment on a Pro Forma Basis for transactions other than the Transactions); provided that if the Borrower’s financial statements with respect to any of the foregoing periods shall be restated or otherwise amended, Consolidated EBITDA shall be adjusted for such periods to the extent necessary to give effect to such restatement or amendment.
          For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off or write-down related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges, expenses and write-downs referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).
          “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such specified Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
     (1) the Net Income (but not loss) of any other Person that is not a Restricted Subsidiary of such specified Person or that is accounted for by the equity method of accounting will be excluded; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Permitted Investments to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;
     (2) solely for purposes of determining the “Available Amount”, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that, Consolidated Net Income of the Borrower shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the ex-

tent converted into cash) or Permitted Investments to the Borrower or a Qualified Restricted Subsidiary in respect of such period, to the extent not already included therein;
     (3) the cumulative effect of a change in accounting principles will be excluded;
     (4) the amortization of any premiums, fees or expenses incurred in connection with the Transactions or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with the Transactions) and 17 (including non-cash charges relating to intangibles and goodwill), in each case in connection with the Transactions, will be excluded;
     (5) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sales of assets out of the ordinary course of business; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries will be excluded;
     (6) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss will be excluded;
     (7) income or losses attributable to discontinued operations (including, without limitation, operations disposed during such period whether or not such operations were classified as discontinued) will be excluded;
     (8) any non-cash charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of FAS 142 or FAS 144, and (iii) relating to the amortization of intangibles resulting from the application of FAS 141, will be excluded;
     (9) all non-cash charges relating to employee benefit or other management or stock compensation plans of the Borrower or a Restricted Subsidiary (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) will be excluded to the extent that such non-cash charges are deducted in computing such Consolidated Net Income; provided, further, that if the Borrower or any Restricted Subsidiary of the Borrower makes a cash payment in respect of such non-cash charge in any period, such cash payment will (without duplication) be deducted from the Consolidated Net Income of the Borrower for such period; and
     (10) all unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FAS 52 shall be excluded.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Cumulative Consolidated Net Income” means, as of any date of determination, Consolidated Net Income of the Borrower and its Restricted Subsidiaries for the period (taken as one accounting period) commencing on April 1, 2007 and ending on the last day of the most recent fiscal quarter for which financial statements required to be delivered pursuant to Section 5.01(a) or (b) have been received by the Administrative Agent; provided that the amount of Consolidated Net Income from the final fiscal quarter of any fiscal year shall only be included in such calculation to the extent that Section 2.11(d) has been complied with for such fiscal year.
          “Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Delayed Draw Availability Period” means the period commencing on the Effective Date and ending on December 31, 2008.
          “Delayed Draw Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Delayed Draw Term Loan hereunder from time to time during the Delayed Draw Availability Period, expressed as an amount representing the maximum principal amount of the Delayed Draw Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Delayed Draw Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Delayed Draw Commitment, as applicable. The initial aggregate amount of the Lenders’ Delayed Draw Commitments is $100,000,000.
          “Delayed Draw Commitment Fee Rate” means 1.25% per annum, with such rate increasing by 0.25% at the beginning of each fiscal quarter starting at the beginning of the third fiscal quarter ending after the Effective Date up to a maximum of 1.75% per annum.
          “Delayed Draw Lender” means a Lender with a Delayed Draw Commitment or an outstanding Delayed Draw Term Loan.
          “Delayed Draw Maturity Date” means the seventh anniversary of the Effective Date.
          “Delayed Draw Term Loan” means a Loan made pursuant to Section 2.01(b).
          “Designation Date” has the meaning set forth in Section 5.15(a).
          “Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, other than in each case solely in exchange for Qualified Equity Interests, on or prior to the date that is 90 days after the Tranche B Maturity Date. Notwithstanding the preceding sentence, (x) any Equity Interest that would constitute Disqualified Equity Interests solely because the holders of the Equity Interest have the right to require the Borrower or the Subsidiary that issued such Equity Interest to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interest provide that the Borrower may not repurchase such Equity Interest unless the Borrower would be permitted to do so in compliance with Section 6.08, (y) any Equity Interest that would constitute Disqualified Equity Interests solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with Section 6.08 will not constitute Disqualified Equity Interests and (z) any Equity Interest issued to any plan for the benefit of employees will not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or the Subsidiary that issued such Equity Interest in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Equity Interests deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Equity Interests, exclusive of accrued dividends.
          “Documentation Agents” means Bear Stearns Corporate Lending Inc., SunTrust Bank and UBS Securities LLC, as Co-Documentation Agents.
          “dollars” or “$” refers to lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Effective Date” means April 19, 2007.
          “Environmental Laws” means all laws (including the common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threatened Release of any Hazardous Material, or to health and safety matters.
          “Environmental Liability” means liabilities, obligations, damages, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and medical monitoring, investigation or remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
          “Equity Contributions” has the meaning set forth in the preamble to this Agreement.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest from the issuer thereof.
          “ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (c) the failure to make by its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a

Multiemployer Plan, (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, with respect to the termination of any Plan, (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan, (j) the making of any amendment to any Plan which could directly result in the imposition of a lien or the posting of a bond or other security; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning set forth in Section 7.01.
          “Excess Cash Flow” means, for any fiscal year, the sum (without duplication) of:
     (a) Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus
     (b) depreciation, amortization and other non-cash charges or losses (including deferred income taxes) deducted in determining such Consolidated Net Income for such fiscal year; plus
     (c) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of reclassification of items from short-term to long-term); minus
     (d) the sum of (i) any non-cash gains or non-cash items of income included in determining Consolidated Net Income for such fiscal year plus (ii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of reclassification of items from long-term to short-term); minus
     (e) the amount of cash Capital Expenditures of the Borrower and its Restricted Subsidiaries in such fiscal year financed with Internally Generated Funds; minus
     (f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and its Restricted Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans, Swingline Loans and Letters of Credit (unless there is a corresponding reduction in the aggregate Revolving Commitments), (ii) Tranche B Term Loans prepaid pursuant to Section 2.11(a), (c) or (d), and (iii) repayments or prepayments of Long-Term Indebtedness financed other than with Internally Generated Funds; minus

     (g) the amount of Restricted Payments made by a Loan Party in such fiscal year pursuant to Sections 6.08(a)(iii) or (vii) financed with Internally Generated Funds; minus
     (h) cash Taxes paid in such fiscal year that did not reduce Consolidated Net Income for such fiscal year; minus
     (i) cash payments financed with Internally Generated Funds made during such period in respect of long-term liabilities other than Indebtedness; minus
     (j) without duplication of amounts deducted pursuant to clause (k) below in prior fiscal years, the amount of Investments and acquisitions made during such period pursuant to Section 6.04 financed with Internally Generated Funds (other than any Investment in Holdings, the Borrower or any Restricted Subsidiary); minus
     (k) the amount of Restricted Payments paid during such period pursuant to Section 6.08(a)(viii), Section 6.08(a)(ix) or Section 6.08(b)(iii) financed with Internally Generated Funds; minus
     (l) Transaction Costs made or incurred by the Borrower and its Restricted Subsidiaries in connection with the Transactions that are paid, accrued or reserved for within 365 days of the consummation of the Transactions; minus
     (m) any non-recurring fees, cash charges and other cash expenses financed with Internally Generated Funds (A) made or incurred by the Borrower and its Restricted Subsidiaries in connection with any Permitted Acquisition, including severance, relocation and facilities closing costs, that are paid, accrued or reserved for within 365 days of such transaction or (B) incurred in connection with the issuance of Equity Interests or Indebtedness or the extinguishment of Indebtedness; minus
     (n) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Company or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Company following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; minus
     (o) cash payments made during such fiscal year in respect of non-cash charges that increased Excess Cash Flow in any prior fiscal year.
          “Excess Net Proceeds” has the meaning set forth in Section 2.11(c).
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), (d) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.17(e), and (e) any penalty or interest that is attributable to the foregoing taxes.
          “Executive Order” has the meaning set forth in Section 3.20.
          “Existing Credit Facilities” means the Existing Revolving Facility and the Existing Term Facility.
          “Existing Extensions of Credit” has the meaning set forth in Section 2.20(c).
          “Existing Issuing Bank” means SunTrust Bank.
          “Existing Lender” has the meaning set forth in Section 2.20.
          “Existing Letters of Credit” means those letters of credit outstanding on the Effective Date and listed on Schedule 1.01(a).
          “Existing Revolving Facility” means that certain Credit Agreement dated as of February 21, 2006, as amended, among USP Domestic Holdings Inc., as Borrower, the lenders and other parties from time to time party thereto, and SunTrust Bank, as Administrative Agent.
          “Existing Term Facility” means that certain Credit Agreement dated as of August 7, 2006, as amended, among USP Domestic Holdings Inc., as Borrower, the lenders and other parties from time to time party thereto, Bear Stearns Corporate Lending Inc., as Administrative Agent, and SunTrust Bank, as Collateral Agent and Documentation Agent.
          “Facility-Level EBITDA” means, for any period, the sum of (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries, plus (b) minority interest in income of consolidated Subsidiaries, plus (c) corporate level general and administrative expenses, minus (d) equity in unconsolidated Affiliates, in each case for such period on a consolidated basis determined in accordance with GAAP.
          “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Borrower.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower, in each case in his or her capacity as such.

          “Financial Performance Covenant” means the covenant of the Borrower set forth in Section 6.12.
          “Fixed Charge Coverage Ratio” means the ratio of (a) Consolidated EBITDA for the most recent period of four consecutive fiscal quarters of the Borrower for which internal financial statements are available ended prior to any applicable date to (b) the Fixed Charges of the Borrower and its Restricted Subsidiaries for such period.
          “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
     (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, net of interest income, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all cash payments made or received pursuant to hedging obligations in respect of interest rates, and excluding amortization of deferred financing costs; plus
     (2) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent that such Guarantee or Lien is called upon; plus
     (3) the product of (A) all cash dividends paid on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than to any Loan Party or a Qualified Restricted Subsidiary of the Borrower), in each case, determined on a consolidated basis in accordance with GAAP multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Borrower and its Restricted Subsidiaries expressed as a decimal.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
          “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
          “Government Programs” means (i) the Medicare and Medicaid Programs, (ii) the United States Department of Defense Civilian Health Program for Uniformed Services and (iii) other similar foreign or domestic Federal, state or local reimbursement or governmental health care programs.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee.
          “Hazardous Materials” means all explosive, radioactive, infectious, chemical, biological, medical or toxic materials, and all other chemicals, materials, substances, wastes, pollutants or contaminants in any form, including petroleum or petroleum byproducts, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Holdings” has the meaning set forth in the preamble to this Agreement.
          “Inactive Subsidiary” means a wholly owned Domestic Subsidiary that (a) conducts no business operations, (b) has total assets with a Fair Market Value of not more than $500,000 individually and not more than $5,000,000 in the aggregate and (c) has no Indebtedness outstanding.
          “Incremental Extensions of Credit” has the meaning set forth in Section 2.20.
          “Incremental Facility Amendment” has the meaning set forth in Section 2.20.
          “Incremental Facility Closing Date” has the meaning set forth in Section 2.20.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited, in the event such secured obligations are nonrecourse to such Person, to the fair value of such property, (g) all Guarantees by such Person of the Indebtedness of any other Person, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person in respect of Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not include post-closing payment adjustments, earn-outs or non-compete payments to which the seller in any Permitted Acquisition is or may become entitled or amounts that any member of management, the employees or consultants of Holdings, the Borrower or any of the Subsidiaries may become entitled to under any cash incentive plan in existence from time to time.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indemnitee” has the meaning set forth in Section 9.03(b).
          “Information” has the meaning set forth in Section 9.12.
          “Information Memorandum” means the Confidential Information Memorandum dated March 2007, relating to Holdings, the Borrower, its subsidiaries and the Transactions.
          “Insurance Subsidiary” means a Subsidiary of the Borrower established for the sole purpose of providing insurance benefits to the Borrower and its Subsidiaries.
          “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or a Term Borrowing in accordance with Section 2.07, provided that a written Interest Election Request shall be substantially in the form of Exhibit F, or such other form as shall be approved by the Administrative Agent.
          “Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
          “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Internally Generated Funds” means any amount expended by the Borrower and its Restricted Subsidiaries and not representing (i) the proceeds of Capital Lease Obligations or Long-Term Indebtedness (other than Indebtedness under a revolving line of credit, including the Revolving Loans), (ii) the proceeds of the issuance of Equity Interests (or capital contributions in respect thereof) or (iii) Net

Proceeds from a Prepayment Event or other credit received from a disposition, sale or other transfer or exchange of assets outside the ordinary course of business.
          “Investment” has the meaning set forth in Section 6.04.
          “IPO” means a bona fide underwritten initial public offering of Equity Interests of Holdings, the Borrower or a Parent after the Effective Date.
          “IP Rights” has the meaning set forth in Section 3.21.
          “Issuing Bank” means Citibank, N.A. or such other Lender designated as an “Issuing Bank” pursuant to Section 2.05(k) and, with respect to each Existing Letter of Credit, the Existing Issuing Bank. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.
          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement or any Existing Letter of Credit.
          “Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits for a comparable amount and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or other arrangement to provide priority or preference with respect to such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset or (c) in the case of securities, any purchase option, call or similar right of a third party (other than customary rights of first refusal and tag, drag and similar rights in joint venture agreements (other than any such agreement in respect of any Subsidiary)) with respect to such securities.
          “Limitation” means a revocation, suspension, termination, impairment, probation, limitation, nonrenewal, forfeiture, declaration of ineligibility, loss of status as a participating provider in any Third Party Payor Arrangement, and the loss of any other rights.
          “Loan Documents” means this Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.09(e), any Incremental Facility Amendment, the Collateral Agreement and the other Security Documents.
          “Loan Parties” means Holdings (other than for purposes of Article VI and terms used therein), the Borrower and the Subsidiary Loan Parties.
          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement or an Incremental Facility Amendment.
          “Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
          “Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, properties, contingent liabilities or condition (financial or otherwise) of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any obligation under any Loan Document or (c) the rights of or benefits available to the Lenders and Agents under any Loan Document or the ability of the Agent and the Lenders to enforce the Loan Documents.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate principal amount, individually or in the aggregate, exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Maximum Rate” has the meaning set forth in Section 9.13.
          “Medicare and Medicaid Programs” means the programs established under Title XVIII and XIX of the Social Security Act and any successor programs performing similar functions.
          “Merger” has the meaning set forth in the preamble to this Agreement.
          “Merger Agreement” has the meaning set forth in the preamble to this Agreement.
          “Merger Consideration” has the meaning set forth in the preamble to this Agreement.

          “Moody’s” means Moody’s Investors Service, Inc.
          “Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.
          “Mortgaged Property” means each parcel of or other interests in real property owned by a Loan Party and improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 4.01, 5.12 or 5.13. In no event shall Mortgaged Property include, or shall any Loan Party be obligated to grant a Mortgage with respect to, any leasehold.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.
          “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
          “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (X) the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and, in the case of any such sale, transfer or other disposition of an asset of a Subsidiary that is not a Guarantor, the amount of any repayments of Indebtedness of such Subsidiary other than intercompany Indebtedness made with the proceeds of such sale, transfer or other disposition and (Y) in the event that a Restricted Subsidiary makes a pro rata payment of dividends to all of its stockholders from any cash proceeds, the amount of dividends paid to any stockholder other than the Borrower or any other Restricted Subsidiary, provided that any cash proceeds of a sale, transfer or other disposition of an asset by a Subsidiary that is not a Subsidiary Loan Party that are subject to legal or contractual restrictions on repatriation to the Borrower will not be considered Net Proceeds for so long as such proceeds are subject to such restrictions; provided however that any such contractual restrictions on repatriation were not entered into in contemplation of such sale, transfer or other disposition of assets and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer), provided that no net proceeds calculated in accordance with the foregoing of less than $500,000 realized in a single transaction or series of related transactions shall constitute Net Proceeds.
          “Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and its Restricted Subsidiaries as of such date (excluding cash and Permitted Investments and current deferred tax assets) minus (b) the consolidated current liabilities of the Borrower and its Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness and current deferred tax liabilities). Net Working Capital at any date may be a positive or negative number. Net Working

Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.
          “Non-Cash Charges” has the meaning specified in the definition of the term “Consolidated EBITDA.”
          “Non-Consenting Lender” has the meaning set forth in Section 9.02(b).
          “Non-Consolidated Entity” means each of the operating partnerships, limited liability companies, limited liability partnerships, joint ventures or similar entities in which the Borrower or its Restricted Subsidiaries, directly or indirectly, own Equity Interests, other than Subsidiaries.
          “NPL” means the National Priorities List under CERCLA.
          “Obligations” has the meaning set forth in the Collateral Agreement.
          “OFAC” has the meaning set forth in Section 3.20.
          “Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or from the filing or recording of or otherwise with respect to the exercise by the Administrative Agent or the Lenders of their rights under, any Loan Document.
          “Parent” means any direct or indirect parent of which Holdings is a wholly owned subsidiary.
          “Participant” has the meaning set forth in Section 9.04(c).
          “Participant Register” has the meaning set forth in Section 9.04(c).
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Collateral Agent.
          “Permitted Acquisitions” means any acquisition by the Borrower or any Qualified Restricted Subsidiary of Equity Interests in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person (that in the case of an acquisition of Equity Interests, is or becomes a Qualified Restricted Subsidiary) if (a) such acquisition was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest), (b) no Default has occurred and is continuing or would result therefrom, (c) such acquisition and all transactions related thereto are consummated in accordance in all material respects with all applicable laws, (d) any Person or assets or division as acquired in accordance herewith shall be in similar lines of business or lines of business related to or incidental to those businesses in which the Borrower and/or its Restricted Subsidiaries are engaged as of the Effective Date, (e) the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) on a Pro Forma Basis after giving effect to such Permitted Acquisition and (f) the Borrower has delivered to the Administrative Agent an officer’s certificate to the effect set forth in clauses (a), (b), (c), (d) and (e) above, together with, if such acquisition exceeds $1,000,000 in aggregate consideration, all relevant financial information for the Person or assets to be acquired.
          “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractors and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith;
     (c) (i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiary;
     (d) deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations);
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);
     (f) easements, zoning restrictions, rights-of-way, encroachments, protrusions, minor defects or irregularities of title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not either detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary, in each case in any material respect;
     (g) landlords’ and lessors’ and other like Liens in respect of rent not in default;
     (h) any Liens shown on the title insurance policies in favor of the Collateral Agent insuring the Liens of the Mortgages;
     (i) leases or subleases which are subordinate in all respects to the Lien of any Mortgage and, in the case of any lease or sublease entered into after the Effective Date affecting any Mortgaged Property, such lease or sublease shall also be entered into in compliance with the provisions of the applicable Mortgage and (ii) do not, individually or in the aggregate, (A) interfere in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary or (B) materially impair the use (for its intended purposes) or the value of the assets or property subject thereto; and
     (j) Liens securing the Obligations;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

          “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P or Moody’s of at least A2 or P2, respectively;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
     (e) investments in money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.
          “Permitted Investors” means (i) the Sponsor and its Sponsor Affiliates (including any investment partnership under common Control with the Sponsor), (ii) any officer, director, employee, partner, member of stockholder of the manager or general partner of the foregoing persons, and (iii) any Related Parties with respect to any of the foregoing persons.
          “Permitted Payment Restriction” means any consensual encumbrance or restriction (each, a “restriction”) on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Equity Interest to the Borrower or a Restricted Subsidiary or pay any Indebtedness owed to the Borrower or a Restricted Subsidiary or (b) make any loans or advances to the Borrower or a Restricted Subsidiary, which restriction satisfies all of the following conditions: (i) (A) such restriction becomes effective only upon the occurrence of (x) specified events under its charter or (y) a default by such Restricted Subsidiary in the payment of principal of or interest, a bankruptcy default, a default on any financial covenant or any other material default, in each case on Indebtedness that was incurred by such Restricted Subsidiary in compliance with Section 6.01 or (B) such restriction is permitted under the UK Facility as in effect on the Effective Date and (ii) such restriction would not materially impair the Borrower’s ability to make scheduled payments of cash interest and to make required principal payments on the Loans, as determined in good faith by the Board of Directors whose determination shall be conclusive.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Prepayment Event” means:
     (a) any sale, transfer or other disposition (excluding pursuant to a sale and leaseback transaction permitted under Section 6.06) of any property or asset of Holdings, the Borrower or any Restricted Subsidiary resulting in Net Proceeds in excess of $250,000 (in any single transaction or series of related transactions), other than dispositions described in clauses (a)(i), (b), (c), (d), (h), (i), (j) and (k) of Section 6.05; or
     (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any Restricted Subsidiary resulting in Net Proceeds in excess of $1,000,000; or
     (c) the incurrence by Holdings, the Borrower or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or, in the case of Holdings, Section 6.03(c), or permitted by the Required Lenders pursuant to Section 9.02;
     provided that any Prepayment Event at a UK Subsidiary shall only constitute a Prepayment Event after the terms of the UK Facility have been complied with.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its base rate in effect for dollars at its principal office in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Pro Forma Basis” means, for purposes of calculating the Fixed Charge Coverage Ratio, the Secured Leverage Ratio, the Leverage Ratio or Facility-Level EBITDA (the “Relevant Calculation”) for any period, in the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Equity Interests subsequent to the commencement of the period for which the Relevant Calculation is being calculated and on or prior to the date on which the event for which the Relevant Calculation is made, then the Relevant Calculation will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Equity Interests, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
          In addition, for purposes of the Relevant Calculation:
     (1) Investments, acquisitions, mergers, consolidations and dispositions that have been made by the Borrower or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired by, merged or consolidated with the Borrower or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect, including giving effect to Pro Forma Cost Savings, as if they had occurred on the first day of the four-quarter reference period;
     (2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Borrower or any of its Restricted Subsidiaries following the Calculation Date;
     (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
     (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and
     (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).
          For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by a Financial Officer. For purposes of determining whether any Indebtedness constituting a Guarantee may be incurred, the interest on the Indebtedness to be guaranteed shall be included in calculating the Fixed Charge Coverage Ratio on a Pro Forma Basis. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.
          “Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition, merger, consolidation or disposition that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act of 1933 as in effect and applied as of the Effective Date, (ii) were actually implemented by the business that was the subject of any such acquisition, merger, consolidation or disposition within 12 months after the date of the acquisition, merger, consolidation or disposition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) for all purposes other than determining the “Applicable Rate”, relate to the business that is the subject of any such acquisition, merger, consolidation or disposition and that the Borrower reasonably determines are probable based upon specifically identifiable actions to be taken within 12 months of the date of the acquisition, merger, consolidation or disposition and, in the case of each of (i), (ii) and (iii), are described in a certificate signed by a Financial Officer, as if all such reductions in costs had been effected as of the beginning of such period.
          “Proposed Change” has the meaning set forth in Section 9.02(b).
          “Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

          “Qualified Holdings Debt” means unsecured Indebtedness of Holdings or a Parent that (a) is not subject to any Guarantee by the Borrower or any Subsidiary, (b) does not mature prior to the date that is 180 days after the Tranche B Maturity Date, (c) has no scheduled amortization or payments of principal prior to such 180th day (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (d) hereof), (d) has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior notes of an issuer that is the parent of a borrower under senior secured credit facilities and in any event, with respect to default and remedy provisions, not materially more restrictive than those set forth in the Senior Subordinated Notes, taken as a whole (other than provisions customary for senior notes of a holding company) and (e) if applicable, has subordination provisions and other non-pricing terms and conditions that are no less favorable to the Lenders than the analogous provisions of the Senior Subordinated Notes.
          “Qualified Restricted Subsidiary” means any Restricted Subsidiary that satisfies all of the following requirements: (1) except for Permitted Payment Restrictions, there are no restrictions, directly or indirectly, on the ability of such Restricted Subsidiary to pay dividends or make distributions to the holders of its Equity Interests; (2) except to the extent restricted pursuant to a Permitted Payment Restriction, such Restricted Subsidiary customarily declares and pays regular monthly, quarterly or semi-annual dividends or distributions to the holders of its Equity Interests in an amount equal to substantially all of the available cash flow of such Restricted Subsidiary for such period, as determined in good faith by the board of directors, board of governors or such other individuals performing similar functions, subject to such ordinary and customary reserves and other amounts as, in the good faith judgment of such individuals, may be necessary so that the business of such Restricted Subsidiary may be properly and advantageously conducted at all times, and the Borrower intends to cause such Restricted Subsidiary to continue to declare and pay such regular dividends or distributions in the manner set forth above; and (3) the Equity Interests of such Restricted Subsidiary consist solely of (A) Equity Interests owned by the Borrower and its Qualified Restricted Subsidiaries, (B) Equity Interests owned by Strategic Investors and (C) directors’ qualifying shares.
          “Register” has the meaning set forth in Section 9.04(b).
          “Reimbursement Approvals” means, with respect to all Government Programs, any and all certifications, provider numbers, provider agreements, participation agreements, accreditations and any other similar agreements with or approvals by any Governmental Authority or other Person.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.
          “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
          “Repayment” has the meaning set forth in the preamble to this Agreement.
          “Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans, Loans in respect of Incremental Extensions of Credit (if any) and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans, outstanding Loans in respect of Incremental Extensions of Credit (if any) and unused Commitments at such time.

          “Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the aggregate Revolving Exposures and unused Revolving Commitments at such time.
          “Requirement of Law” means, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment thereon (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary.
          “Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
          “Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Revolving Maturity Date and (b) the date of termination of the Revolving Commitments.
          “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $100,000,000.
          “Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
          “Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
          “Revolving Loan” means a Loan made pursuant to Section 2.01(c).
          “Revolving Maturity Date” means the sixth anniversary of the Effective Date.
          “Rollover Equity” has the meaning set forth in the preamble to this Agreement.
          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
          “St. Louis Investments” means Investments relating to (x) those certain ambulatory surgery centers located in St. Louis, Missouri (or Investments in Persons owning such assets) that are owned by the Borrower or a Restricted Subsidiary on the Effective Date and listed on Schedule 1.01(b) or (y) one additional surgery center located in St. Louis, Missouri (or Investments in Persons owning such assets) to be acquired by the Borrower or a Restricted Subsidiary after the Effective Date.
          “SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
          “Secured Leverage Ratio” means, on any date, the ratio of (a) Total Secured Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).
          “Security Documents” means the Collateral Agreement, the Perfection Certificate, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.
          “Senior Subordinated Notes” means the 8.875% Senior Subordinated Notes due 2017 in the aggregate principal amount of $240,000,000 and the 9.25%/10% Senior Subordinated Toggle Notes due 2017 in the aggregate principal amount of $200,000,000, each issued by the Borrower on the Effective Date, and the Indebtedness represented thereby.
          “Senior Subordinated Notes Documents” means the indenture dated as of April 19, 2007, among the Borrower, the Restricted Subsidiaries listed therein and U.S. Bank Trust National Association, as trustee, in respect of the Senior Subordinated Notes and all other instruments, agreements and other documents evidencing or governing the Senior Subordinated Notes or providing for any Guarantee or other right in respect thereof.
          “Specified Subsidiary” means (i) American Endoscopy Services, Inc., (ii) each wholly owned Domestic Subsidiary listed on Schedule 1.01(c) (provided that if any such Subsidiary has not been legally dissolved within 180 days after the Effective Date and no Equity Interests therein are owned by Strategic Investors 180 days after the Effective Date, such Subsidiary shall no longer constitute a Specified Subsidiary) and (iii) any Qualified Restricted Subsidiary that is a wholly owned Domestic Subsidiary formed or acquired after the Effective Date if a Financial Officer or the Chief Development Officer or General Counsel of the Borrower represents in writing to the Administrative Agent that the Borrower intends in good faith to syndicate the Equity Interests to Strategic Investors within 180 days of such formation or acquisition (provided that if no Equity Interests of such Subsidiary have been syndicated to Strategic Investors within 180 days after such formation or acquisition, such Subsidiary shall no longer constitute a Specified Subsidiary); provided that any Specified Subsidiary shall cease to be a Specified Subsidiary if the Borrower has opted for it to satisfy the Collateral and Guarantee Requirement.
          “Sponsor” means Welsh, Carson, Anderson & Stowe X, L.P.
          “Sponsor Affiliate” means (i) each Affiliate of the Sponsor that is neither an operating company nor a company controlled by an operating company, (ii) each partner, officer, director, principal or member of the Sponsor or any Sponsor Affiliate and (iii) any spouse, parent or lineal descendant (including by adoption) of any of the foregoing who are natural persons and any trust for the benefit of such persons.
          “Sponsor Management Agreement” means the Management Agreement between the Borrower and WCAS Management Corporation dated as of the date hereof, as in effect on the date hereof.

          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the bank serving as the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Strategic Investors” means physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners which joint venture partners are actively involved in the day-to-day operations of providing surgical care and surgery-related services, or, in the case of physicians, that have retired therefrom, individuals who are former owners or employees of surgical care facilities purchased by the Borrower or any of its Restricted Subsidiaries, and consulting firms that receive common Equity Interests solely as consideration for consulting services performed.
          “Subordinated Indebtedness” means Indebtedness of Holdings, the Borrower or any Subsidiary that is contractually subordinated to the Obligations.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.
          “Subsidiary” means any subsidiary of the Borrower.
          “Subsidiary Loan Party” means any Domestic Subsidiary that is a Restricted Subsidiary (other than (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Subsidiary that is prohibited by applicable law from guaranteeing the Obligations, (c) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (d) any Inactive Subsidiary for which the Borrower has not opted to satisfy the Collateral and Guarantee Requirement, (e) any Insurance Subsidiary, (f) any Restricted Subsidiary that is acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 6.01(a)(vii) and each Restricted Subsidiary thereof that guarantees such Indebtedness if the terms of such Indebtedness or guarantee prohibit such Person from becoming a Subsidiary Loan Party; provided that each such Restricted Subsidiary shall cease to be an excluded Subsidiary under this clause (f) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness or if such Indebtedness or guarantee ceases to prohibit such Person from becoming a Subsidiary Loan Party, as applicable, (g) any Specified Subsidiary and (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom).
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.
          “Swingline Lender” means Citibank, N.A., in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” means a Loan made pursuant to Section 2.04.
          “Syndication Agent” means Lehman Brothers Inc.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Term Lender” means a Tranche B Lender or a Delayed Draw Lender.
          “Term Loan” means a Tranche B Term Loan or a Delayed Draw Term Loan.
          “Third Party Payor” means any Government Program and any quasipublic agency, Blue Cross, Blue Shield and any managed care plans and organizations, including health maintenance organizations and preferred provider organizations and private commercial insurance companies and any similar third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.
          “Third Party Payor Arrangement” means any arrangement, plan or program for payment or reimbursement by any Third Party Payor in connection with the provision of healthcare services, products or supplies.
          “Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis as shown on the most recent balance sheet of the Borrower required to be delivered pursuant to Section 5.01(a) or (b) (it being understood that if such required balance sheet is not delivered Total Assets shall be deemed to be zero until such balance sheet is delivered).
          “Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, minus the amount of unrestricted cash and Permitted Investments that is not subject to any Lien (other than any Lien under the Loan Documents or Liens permitted by clauses (vi), (x) and (xi) of Section 6.02) held, on such date, by the Borrower and the Subsidiary Loan Parties.
          “Total Secured Indebtedness” means, as of any date, the aggregate principal amount of (x) Indebtedness of any Loan Party (other than Holdings) that is secured by a Lien on the assets of any such Loan Party and (y) Indebtedness of any Restricted Subsidiary that is not a Loan Party, in each case, outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP plus the aggregate principal amount of all Guarantees by any Restricted Subsidiary that is not a Loan Party of the Indebtedness of any other Person to the extent not already included in such amount, minus the amount of unrestricted cash and Permitted Investments that is not subject to any Lien (other than any Lien under the Loan Documents or Liens permitted by clauses (vi), (x) and (xi) of Section 6.02) held, on such date, by the Borrower and the Subsidiary Loan Parties.
          “Tranche B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche B Commitments is $430,000,000.
          “Tranche B Lender” means a Lender with a Tranche B Commitment or an outstanding Tranche B Term Loan.
          “Tranche B Maturity Date” means the seventh anniversary of the Effective Date.
          “Tranche B Term Loan” means a Loan made pursuant to Section 2.01(a).
          “Transaction Costs” means the payment of fees, expenses and other costs in connection with the items described in clauses (a)-(f) of the definition of Transactions.
          “Transactions” means (a) the Merger and the other transactions contemplated by the Acquisition Documents, (b) the Equity Contributions and the rollover of the Rollover Equity, (c) the Repayment, (d) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder on the Effective Date, (e) the issuance of the Senior Subordinated Notes, (f) the execution, delivery, performance of, and the borrowings (and use of proceeds thereof) under, the UK Facility and (g) payment of the Transaction Costs on the Effective Date.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “UK Facility” means that certain Amended and Restated Agreement dated April 12, 2007, by and among certain UK Subsidiaries and The Governor and Company of the Bank of Scotland, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount to be borrowed thereunder or extends the maturity thereof) from time to time.
          “UK Facility Debt” has the meaning set forth in Section 6.08(b).
          “UK Subsidiaries” means any Subsidiary organized under the laws of the United Kingdom.
          “Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.15(a) subsequent to the date hereof.

          “USA Patriot Act” has the meaning set forth in Section 3.20.
          “wholly owned” means with respect to any Person, a subsidiary of such Person all the outstanding Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned subsidiaries of such Person.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time, provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision (including any definition) hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          SECTION 1.05. Pro Forma Calculations. Notwithstanding anything to the contrary herein, the calculation of the Fixed Charge Coverage Ratio, the Secured Leverage Ratio, the Leverage Ratio and Facility-Level EBITDA on any Calculation Date for any purpose under this Agreement shall be made on a Pro Forma Basis.

ARTICLE II
The Credits
          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Tranche B Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche B Commitment; (b) to make a Delayed Draw Term Loan to the Borrower from time to time, but on no more than seven (7) occasions, during the Delayed Draw Availability Period in a principal amount not exceeding its Delayed Draw Commitment; and (c) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment; provided that no more than $5.0 million of Revolving Loans may be made on the Effective Date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.
          SECTION 2.02. Loans and Borrowings.
          (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Subject to Section 2.14, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided, that, notwithstanding the foregoing each Swingline Loan shall be not less than $250,000 and if greater than such amount shall be in an amount that is an integral multiple of $100,000. Borrowings of more than one Type and Class may be outstanding at the same time. There shall not at any time be more than a total of ten Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or Swingline Loan may be in an aggregate amount, subject in the case of Swingline Loans to the limitations on the amounts thereof set forth in Section 2.04(a), (i) that is equal to the entire unused balance of the aggregate Revolving Commitments or (ii) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, the Delayed Draw Maturity Date or the Tranche B Maturity Date, as applicable.

          SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) whether the requested Borrowing is to be a Revolving Borrowing, a Delayed Draw Term Loan Borrowing or a Tranche B Term Loan Borrowing;
     (ii) the aggregate amount of such Borrowing;
     (iii) the date of such Borrowing, which shall be a Business Day;
     (iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. Swingline Loans.
          (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section

2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 2:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
          SECTION 2.05. Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any of its Restricted Subsidiaries so long as the Borrower is a co-applicant), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All Existing Letters of Credit shall be deemed to be issued hereunder and shall constitute Letters of Credit subject to the terms hereof and, to the extent previously issued for the account of a Restricted Subsidiary of the Borrower, shall constitute an obligation of the Borrower pursuant to this Agreement.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $20,000,000 and (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that at the option of the Issuing Bank any Letter of Credit may provide for renewal periods so long as such renewal period does not exceed one year and does not end after the date described in clause (ii).
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $2,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request (and, if the Borrower fails to reimburse such LC Disbursement when due, the Borrower shall be deemed to have requested) in accordance with Section 2.04 that such LC Disbursement be financed with a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with Section 2.05(e).
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans, provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.05(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to 105% the LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
          (k) Additional Issuing Banks. The Borrower may at any time, and from time to time, designate one or more additional Lenders to act as an issuing bank under this Agreement with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender. Any Lender designated as an issuing bank pursuant to this Section 2.05(k) shall be deemed to be and shall have all the rights and obligations of an “Issuing Bank” hereunder.
          SECTION 2.06. Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.07. Interest Elections.
          (a) Each Revolving Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.
          (f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.08. Termination and Reduction of Commitments.
          (a) Unless previously terminated, (i) the Tranche B Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date, (ii) the Delayed Draw Commitments shall termi-

nate at 5:00 p.m., New York City time, on the last day of the Delayed Draw Availability Period and (iii) the Revolving Commitments shall terminate at the start of the Revolving Maturity Date.
          (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.08(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable, provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
          SECTION 2.09. Repayment of Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Delayed Draw Term Loan of such Lender as provided in Section 2.10, (iii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Tranche B Term Loan of such Lender as provided in Section 2.10 and (iv) the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to Section 2.09(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.10. Amortization of Term Loans.
          (a) Subject to adjustment pursuant to Section 2.10(d), the Borrower shall repay Tranche B Term Loan Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.10(d)):

Date	Amount
June 30, 2007	$1,075,000
September 30, 2007	$1,075,000
December 31, 2007	$1,075,000
March 30, 2008	$1,075,000
June 30, 2008	$1,075,000
September 30, 2008	$1,075,000
December 31, 2008	$1,075,000
March 31, 2009	$1,075,000
June 30, 2009	$1,075,000
September 30, 2009	$1,075,000
December 31, 2009	$1,075,000
March 31, 2010	$1,075,000
June 30, 2010	$1,075,000
September 30, 2010	$1,075,000
December 31, 2010	$1,075,000
March 31, 2011	$1,075,000
June 30, 2011	$1,075,000
September 30, 2011	$1,075,000
December 31, 2011	$1,075,000
March 31, 2012	$1,075,000
June 30, 2012	$1,075,000
September 30, 2012	$1,075,000
December 31, 2012	$1,075,000
March 31, 2013	$1,075,000
June 30, 2013	$1,075,000
September 30, 2013	$1,075,000
December 31, 2013	$1,075,000
Tranche B Maturity Date	$400,975,000
          (b) Subject to adjustment pursuant to Section 2.10(d), the Borrower shall repay Delayed Draw Term Loan Borrowings in quarterly installments equal to 0.25% per quarter on the last day of each quarter after the end of the Delayed Draw Availability Period with the balance payable on the Delayed Draw Maturity Date (as adjusted from time to time pursuant to Section 2.10(d)).

          (c) To the extent not previously paid, all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date and all Delayed Draw Term Loans shall be due and payable on the Delayed Draw Maturity Date.
          (d) Any mandatory prepayment of a Term Loan Borrowing shall be applied to reduce, in the direct order of maturity, the scheduled repayments of the Term Loan Borrowings to be made pursuant to this Section 2.10 on the scheduled payment dates next following the date of such prepayment, unless and until each such scheduled repayment has been eliminated as a result of reductions hereunder. Any optional prepayment of a Term Loan Borrowing shall be applied as directed by the Borrower to do one of the following: (i) to reduce in the direct order of maturity the scheduled repayments of the Term Loan Borrowings to be made pursuant to this Section 2.10, (ii) to reduce in the inverse order of maturity the scheduled repayments of the Term Loan Borrowings to be made pursuant to this Section 2.10 or (iii) to reduce ratably the remaining scheduled repayments of the Term Loan Borrowings.
          SECTION 2.11. Prepayment of Loans.
          (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section 2.11.
          (b) In the event and on such occasion that the aggregate Revolving Exposures exceeds the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Collateral Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.
          (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, promptly after such Net Proceeds are received by Holdings, the Borrower or such Restricted Subsidiary (and in any event not later than the fifth Business Day after such Net Proceeds are received), prepay Term Loan Borrowings in an aggregate amount equal to 100% of such Net Proceeds; provided that in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Restricted Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 360 days after receipt of such Net Proceeds, to acquire or replace real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Borrower and the Restricted Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate, except to the extent that the aggregate amount of such Net Proceeds that have not been so applied or contractually committed in writing by the end of such 360-day period (and, if so contractually committed in writing but not applied prior to the end of such 360-day period, applied within 180 days of the end of such period) exceeds $10,000,000 (“Excess Net Proceeds”), promptly after which time a prepayment shall be required in an amount equal to such Excess Net Proceeds.
          (d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2008, the Borrower shall prepay Borrowings in an aggregate amount equal to:
     (x) the excess of (A) 50% of Excess Cash Flow over (B) prepayments of Loans under Section 2.11(a) during such fiscal year (other than prepayments funded with the proceeds of incurrences of Indebtedness and in the case of prepayments of Revolving Loans only so long as the corresponding Commitments are reduced permanently) for any fiscal year for which the Leverage Ratio at the end of such fiscal year is greater than 5.25 to 1.00,
     (y) the excess of (A) 25% of Excess Cash Flow over (B) prepayments of Loans under Section 2.11(a) during such fiscal year for any fiscal year (other than prepayments funded with the proceeds of incurrences of Indebtedness and in the case of prepayments of Revolving Loans only so long as the corresponding Commitments are reduced permanently) for which the Leverage Ratio at the end of such fiscal year is less than or equal to 5.25 to 1.00 and greater than 4.00 to 1.00 and
     (z) none of Excess Cash Flow for any fiscal year for which the Leverage Ratio at the end of such fiscal year is less than or equal to 4.00 to 1.00.
          Each prepayment pursuant to this paragraph shall be made within five Business Days of the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 95 days after the end of such fiscal year).
          (e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall determine in accordance with Section 2.10(d) the Borrowing or Borrowings to be prepaid and shall specify such determination in the notice of such prepayment pursuant to Section 2.11(f).
          (f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 but shall in no event include premium or penalty. All prepayments of Term Loans under this Section 2.11 shall be made pro rata amongst the Tranche B Term Loans and the Delayed Draw Term Loans outstanding at the time of such prepayment and then with respect to such Term Loans, in accordance with Section 2.10(d).
          (g) All Swap Agreements, if any, between Borrower and any of the Lenders or their respective affiliates are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from the Lenders relating to the Loans shall not apply to said Swap Agreements except as otherwise expressly provided in such payoff statement.

          SECTION 2.12. Fees.
          (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at (i) the Applicable Rate on the average daily unused amount of each Revolving Commitment and (ii) the Delayed Draw Commitment Fee Rate on the average daily unused amount of each Delayed Draw Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the aggregate Revolving Commitments and Delayed Draw Commitments, as applicable, terminate. Accrued commitment fees shall be payable in arrears in respect of the Revolving Commitments on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. Accrued commitment fees shall be payable in arrears in respect of the Delayed Draw Commitments on the last Business Day of March, June, September and December of each year and on the date on which the Delayed Draw Commitments terminate if all Loans are repaid and all Commitments terminate on such date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).
          (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

          SECTION 2.13. Interest.
          (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.13(a).
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to Section 2.13(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

          SECTION 2.15. Increased Costs.
          (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in Section 2.15(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor, provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (in-

cluding as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding the foregoing, no additional amounts shall be due and payable pursuant to this Section 2.16 to the extent that on the relevant due date the Borrower deposits in a Prepayment Account an amount equal to any payment of Eurodollar Loans otherwise required to be made on a date that is not the last day of the applicable Interest Period; provided that on the last day of the applicable Interest Period, the Administrative Agent shall be authorized, without any further action by or notice to or from the Borrower or any other Loan Party, to apply such amount to the prepayment of such Eurodollar Loans. For purposes of this Agreement, the term “Prepayment Account” shall mean a non-interest bearing account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this Section 2.16. Anything to the contrary contained herein notwithstanding, no Lender nor any Participant is required to match fund any Obligation and the provisions of this Section shall apply as if match funding had occurred by acquiring Eurodollar deposits for each Interest Period in the amount of the applicable Eurodollar Loans.
          SECTION 2.17. Taxes.
          (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent, Lender or Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the applicable Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The applicable Loan Party shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, if any, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the United States, or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Effective Date in the case of each Foreign Lender that is a signatory hereto, and on the date of assignment pursuant to which it becomes a Lender in the case of each other Lender and from time to time thereafter as reasonably requested by either of the Borrower or the Administrative Agent, such properly completed, original and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Each Lender who is a U.S. Person within the meaning of Section 7701(a)(30) of the Code on or prior to the date of its execution and delivery of this Agreement, on or prior to the date on which it becomes a Lender, in the case of an assignee, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent, shall provide the Borrower and the Administrative Agent with duplicate executed originals of Internal Revenue Service Form W-9, or any successor form, certifying that such Lender is entitled to exemption from United States backup withholding tax.
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
          SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
          (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 2 Penns Way, Suite 100, New Castle, DE 19720, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Tranche B Term Loans, Delayed Draw Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Tranche B Term Loans, Delayed Draw Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Tranche B Term Loans, Delayed Draw Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Tranche B Term Loans, Delayed Draw Term Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.19. Mitigation Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          SECTION 2.20. Incremental Extensions of Credit. At any time during the Revolving Availability Period, subject to the terms and conditions set forth herein, the Borrower may at any time and from time to time, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add additional term loans or additional revolving commitments (together, the “Incremental Extensions of Credit”) in minimum principal amounts of $5,000,000; provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount set forth below; provided, further, that (x) immediately prior to and after giving effect to any Incremental Facility Amendment (as defined below), no Default has occurred or is continuing or shall result therefrom and (y) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding). The Incremental Extensions of Credit:
     (a) shall be in an aggregate principal amount not exceeding $150,000,000 since the Effective Date,
     (b) shall rank pari passu in right of payment and right of security with the Revolving Loans and Term Loans in respect of the Collateral, and
     (c) other than amortization, pricing or maturity date, shall have the same terms as the Term Loans or Revolving Commitments, as applicable, existing immediately prior to the effectiveness of such Incremental Facility Amendment (the “Existing Extensions of Credit”);
provided that (i) the Incremental Extensions of Credit in the form of term loans shall not have a final maturity date earlier than the Tranche B Maturity Date, (ii) the Incremental Extensions of Credit in the form of revolving loans shall not have a final maturity date earlier than the Revolving Maturity Date, (iii) the Incremental Extensions of Credit in the form of term loans shall not have a weighted average life that is shorter than that of the then-remaining weighted average life of the Existing Extensions of Credit that are Tranche B Term Loans (without giving effect to any reductions of such weighted average life caused by voluntary or mandatory prepayments of Tranche B Term Loans pursuant to Section 2.11) and (v) the Incremental Extensions of Credit shall be, in the case of revolving loan extensions, on the terms and pursuant to the documentation applicable to the Revolving Loans. The Borrower shall by written notice offer each Lender providing Existing Extensions of Credit (an “Existing Lender”) the opportunity for no less than ten (10) Business Days after delivery of the notice to commit to provide its pro rata portion (based on the amount of its outstanding Tranche B Term Loans or outstanding Revolving Loans and unused Revolving Commitments, as applicable, on the date of such notice) of any requested Incremental Extension of Credit, provided that no Existing Lender shall be obligated to provide any Incremental Extension of Credit unless it so agrees. Any additional bank, financial institution, Existing Lender or other Person that elects to extend Incremental Extensions of Credit shall be reasonably satisfactory to the Borrower and the Administrative Agent and, in the case of Incremental Extensions of Credit in the form of revolving loans, the Issuing Bank (any such bank, financial institution, Existing Lender or other Person being called an “Additional Lender”) and shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement giving effect to the modifications permitted by this Section 2.20 and, as appropriate, the other Loan Documents and executed by the Borrower, each Additional Lender and the Administrative Agent. Commitments in respect of Incremental Extensions of Credit shall be Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.20 (including voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in such Section 4.02 shall be deemed to refer to the Incremental

Facility Closing Date). The proceeds of the Incremental Extensions of Credit shall be used for working capital and general corporate purposes (including Permitted Acquisitions).
ARTICLE III
Representations and Warranties
          The Borrower and Holdings represent and warrant to the Lenders that:
          SECTION 3.01. Organization; Power. Each of Holdings, the Borrower and the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority and all governmental rights, qualifications, approvals, authorizations, permits, accreditations, Reimbursement Approvals, licenses and franchises material to the business of the Borrower and the Subsidiaries taken as a whole that are necessary to own its assets, to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
          SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, stockholder action. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. Governmental Approvals; No Conflicts. Except as set forth in Schedule 3.03 the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except those that are required or permitted to be obtained following consummation of the Transactions, the absence of which individually or in the aggregate are not reasonably likely to result in a Material Adverse Effect and filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to Holdings, the Borrower or any of the Subsidiaries, as applicable, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon Holdings, the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of the Subsidiaries or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder, (d) will not result in a Limitation on any right, qualification, approval, permit, accreditation, authorization, Reimbursement Approval, license or franchise or authorization granted by any Governmental Authority, Third Party Payor or other Person applicable to the business, operations or assets of the Borrower or any of the Subsidiaries or adversely affect the ability of the Borrower or any of the Subsidiaries to participate in any Third Party Payor Arrangement except for Limitations, individually or in the aggregate, that are not material to the business of the Borrower and the Restricted Subsidiaries, taken as a whole, and (e) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents. There is no pending or, to the knowledge of the Borrower, threatened Limitation by any Governmental Authority,

Third Party Payor or any other Person of any right, qualification, approval, permit, authorization, accreditation, Reimbursement Approval, license or franchise of the Borrower, or any Subsidiary, except for such Limitations, individually or in the aggregate, as are not reasonably likely to result in a Material Adverse Effect. No certifications by any Governmental Authority or any Third Party Payor are required for operation of the business of the Borrower and the Subsidiaries that are not in place, except for such certifications or agreements, the absence of which do not materially and adversely affect the operation of the business.
          SECTION 3.04. Financial Condition; No Material Adverse Change.
          (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2004, December 31, 2005, and December 31, 2006, reported on by KPMG LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied.
          (b) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of December 31, 2006 prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on assumptions (which are believed by the Borrower to be reasonable), (ii) accurately reflects all adjustments necessary to give effect to the Transactions and (iii) presents fairly, in all material respects, the pro forma financial position of the Borrower and its subsidiaries as of December 31, 2006 as if the Transactions had occurred on such date.
          (c) Except for (i) liabilities reflected in or reserved against in the financial statements referred to above or the notes thereto, (ii) liabilities incurred in the ordinary course of business and (iii) liabilities incurred in connection with the Transactions, after giving effect to the Transactions, none of Holdings, the Borrower or its subsidiaries has, as of the Effective Date, any liabilities that are, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect.
          (d) No event, change, condition or state of facts has occurred that has resulted in, or is reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect since December 31, 2006.
          SECTION 3.05. Properties.
          (a) Each of Holdings, the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, free and clear of all Liens, except for Liens expressly permitted pursuant to Section 6.02.
          (b) Each of Holdings, the Borrower and the Subsidiaries owns, licenses or possesses the right to use all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and the Subsidiaries does not, to the knowledge of Holdings and the Borrower, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect.
          (c) Schedule 3.05 sets forth the address of each real property owned, leased or otherwise held by any of the Loan Parties as of the Effective Date after giving effect to the Transactions.

          (d) No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.07 unless waived by the Administrative Agent in its sole discretion.
          SECTION 3.06. Litigation.
Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings and the Borrower, threatened against or affecting Holdings, the Borrower or any Subsidiary that would reasonably be likely to, individually or in the aggregate, (i) result in a Material Adverse Effect or (ii) adversely affect in any material respect the ability of the Loan Parties to consummate the Transactions or the other transactions contemplated hereby.
          SECTION 3.07. Compliance with Laws and Agreements. Except as is not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect, each of Holdings, the Borrower and the Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property.
          SECTION 3.08. Investment Company Status. Neither Holdings, the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
          SECTION 3.09. Taxes. Each of Holdings, the Borrower and the Subsidiaries has timely filed or caused to be filed all Federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so is not reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.
          SECTION 3.10. ERISA. No ERISA Event has occurred, or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan. Except as would not be reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect, each employee benefit plan maintained or contributed to by the Borrower or any Subsidiary and each Plan is in compliance with the applicable provisions of ERISA and the Code. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each ERISA Affiliate to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, are not reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.
          SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that the foregoing shall not apply to any projected financial information other than the projected financial information included in the Information Memorandum, and with respect to such projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and as of the Effective Date.
          SECTION 3.12. Subsidiaries. After giving effect to the Merger, as of the Effective Date, Holdings does not have any subsidiaries other than the Borrower and the Subsidiaries and Inactive Subsidiaries listed on Schedule 3.12. Schedule 3.12 sets forth the name of, and the ownership or beneficial interest of Holdings in, each subsidiary, including the Borrower, and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.
          SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. Holdings and the Borrower believe that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.
          SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings and the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.
          SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date, in each case after giving effect to any rights of indemnification, contribution or subrogation arising among the Subsidiary Loan Parties pursuant to the Collateral Agreement or by law.
          SECTION 3.16. Senior Indebtedness. The Obligations constitute “Senior Debt” under and as defined in the Senior Subordinated Notes Documents.
          SECTION 3.17. Reimbursement from Third Party Payors. The accounts receivable of Holdings, the Borrower and the Subsidiaries have been and will continue to be adjusted to reflect the reimbursement policies required by all applicable Requirements of Law and other Third Party Payor Arrangements to which Holdings, the Borrower or such Subsidiary is subject, and do not exceed in any material respect amounts the Borrower or such Subsidiary is entitled to receive under any capitation ar-

rangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to usual charges. To the knowledge of the Borrower and Holdings, all billings by Holdings, the Borrower and each Subsidiary pursuant to any Third Party Payor Arrangements have been made in compliance with all applicable Requirements of Law, except where failure to comply would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect. To the knowledge of the Borrower and Holdings, there has been no intentional or material over-billing or over-collection by the Borrower or any Subsidiary pursuant to any Third Party Payor Arrangements, other than as created by routine adjustments and disallowances made in the ordinary course of business by the Third Party Payors with respect to such billings.
          SECTION 3.18. Fraud and Abuse; Licenses. To the knowledge of the Borrower and Holdings, none of Holdings, the Borrower or any Subsidiary, nor any of their respective partners, members, stockholders, officers or directors, acting on behalf of Holdings, the Borrower or any Subsidiary, have engaged on behalf of Holdings, the Borrower or any Subsidiary in any activities that are prohibited under 42 U.S.C. § 1320a-7, 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn, 31 U.S.C. § 3729 et seq., or the regulations promulgated thereunder, or related Requirements of Law, or under any similar state law or regulation, or that are prohibited by binding rules of professional conduct, including (a) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment, (b) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment, (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently, (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made, in whole or in part, pursuant to any Third Party Payor Arrangement to which the foregoing rules and regulations apply or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made, in whole or in part, pursuant to any Third Party Payor Arrangement to which the foregoing rules and regulations apply and (e) making any prohibited referral for designated health services, or presenting or causing to be presented a claim or bill to any individual, Third Party Payor or other entity for designated health services furnished pursuant to a prohibited referral. Neither Holdings, the Borrower nor any Subsidiary shall be considered to be in breach of this Section 3.18 so long as (a) it shall have taken such actions (including implementation of appropriate internal controls) as may be reasonably necessary to prevent such prohibited actions and (b) such prohibited actions as have occurred, individually or in the aggregate, are not reasonably likely result in a Material Adverse Effect.
          The facilities operated by the Borrower and its Subsidiaries are qualified for participation in the Government Programs in which they participate, and comply in all material respects with the conditions of participation in all Government Programs in which they participate or have participated, except for the fact that facilities newly developed by any such Person may from time to time be awaiting an initial Medicare certification and/or initial Medicare or Medicaid provider number in accordance with customary processing and certification timeframes of such Government Programs. There is no pending or, to the Borrower’s and Holdings’ knowledge, threatened proceeding or investigation by any of the Government Programs with respect to (i) the Borrower’s or any Subsidiary’s qualification or right to participate in any Government Program in which it participates or has participated, (ii) the compliance or non-compliance by any such Person with the terms or provisions of any Government Program in which it participates or has participated, or (iii) the right of any such Person to receive or retain amounts received or due or to become due from any Government Program in which it participates or has participated, which proceeding or investigation, together with all other such proceedings and investigations, would be reasonably likely to result in a Material Adverse Effect.
          SECTION 3.19. Margin Regulations. The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.
          SECTION 3.20. Patriot Act.
          (a) Neither Holdings, the Borrower nor any Subsidiary nor, to the knowledge of Borrower or Holdings, any Non-Consolidated Entity, is in violation of any requirement of applicable Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”).
          (b) Neither Holdings, the Borrower nor any Subsidiary nor, to the knowledge of Borrower or Holdings, any Non-Consolidated Entity or broker or other agent of Holdings, the Borrower or any of its Subsidiaries acting or benefiting in any capacity in connection with the Loans is any of the following:
     (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
          (c) Neither the Holdings, the Borrower nor any of its Subsidiaries and, to the knowledge of the Borrower and Holdings, no broker or other agent of the Holdings, the Borrower or any of its Subsidiaries acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.20(b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          SECTION 3.21. Intellectual Property; Licenses, Etc. Holdings, the Borrower and each of its Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect. Holdings, the Borrower and its Subsidiaries in the operation of their respective businesses as currently conducted do not infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which are not reasonably likely to result in a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, owned by Holdings, the Borrower and each of its Subsidiaries, is pending or, to the knowledge of the Borrower and Holdings, threatened against Holdings, the Borrower or any of its Subsidiaries, which, either individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.
          Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any copyright, patent or trademark listed in Schedule 9(a) or 9(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 9(a) or 9(b) to the Perfection Certificate are valid and in full force and effect, except, in each case, to the extent failure to own or possess such right to use or of such registrations to be valid and in full force and effect is not reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.
          SECTION 3.22. Security Documents.
          (a) Security Agreement. The Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Lenders, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Documents), the Liens created by the Security Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or possession or control, as applicable, in each case subject to no Liens other than Liens permitted hereunder.
          (b) PTO Filing; Copyright Office Filing. When the Collateral Agreement or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by the Collateral Agreement shall, to the extent allowed by law, constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder (to the extent intended to be created thereby) in Patents and Trademarks (each as defined in the Collateral Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in the Collateral Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Effective Date).
          (c) Valid Liens. Each Security Document delivered pursuant to Sections 5.12 and 5.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Lenders, legal, valid and enforceable Liens on, and security interests in (to the extent intended to be created thereby), all of the Loan Parties’ right, title and interest in and to the Collateral thereunder and (i) when all appropriate filings, recordings, registrations or notifications are made as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any such Security Document), such Security Document will constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by filing financing statements or possession or control, in each case subject to no Liens other than Liens permitted hereunder.
          (d) Each Mortgage is effective to create, in favor of the Collateral Agent, for the benefit of the Lenders, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Encumbrances or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the applicable offices (or, in the case of any Mortgage executed and delivered after the date hereof in accordance with the provisions of Sections 5.12 and 5.13, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.12 and 5.13), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage.
          SECTION 3.23. Environmental Compliance.
          (a) Except with respect to any other matters that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect, neither Holdings, the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit or to provide any notification required under any Environmental Law or has become subject to any Environmental Liability or is conducting or financing any investigation, response or corrective action pursuant to any Environmental Law at any location; or (ii) knows of any basis for Environmental Liability. There are no claims, actions, suits, or proceedings alleging potential liability or violation of, or otherwise relating to, any Environmental Law that are, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect.
          (b) Except as not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries or, to the Borrower’s and Holdings’ knowledge, on any property formerly owned or operated by Holdings, the Borrower or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material at or on any facility, equipment or property currently owned or operated by Holdings, the Borrower or any of its Subsidiaries; and (iv) there has been no Release of Hazardous Materials by any Person on any property currently or formerly owned, leased or operated by Holdings, the Borrower or any of its Subsidiaries and there has been no Release of Hazardous Materials by Holdings, the Borrower or any of its Subsidiaries at any other location.

          (c) The properties owned, leased or operated by Holdings, the Borrower and its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, are reasonably likely to result in a Material Adverse Effect.
          (d) Holdings, the Borrower and its Subsidiaries are not conducting or financing, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.
          (e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by Holdings, the Borrower or any of its Subsidiaries have been disposed of in a manner not reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect.
          (f) Except as would not be reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect, neither Holdings, the Borrower nor any of its Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.
ARTICLE IV
Conditions
          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived):
     (a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
     (b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Ropes & Gray LLP, counsel for Holdings and the Borrower, substantially in the form of Exhibit B, (ii) the General Counsel of the Borrower in form satisfactory to the Administrative Agent and (iii) local counsel in each jurisdiction specified on Schedule 4.01 in form satisfactory to the Administrative Agent, and, in the case of each such opinion required by this paragraph, covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.
     (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

     (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 (other than, with respect to Section 4.02(a), the representation and warranty set forth in Section 3.04(d), which representation and warranty need not be made on the Effective Date).
     (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.
     (f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer and a legal officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released, provided that the Collateral Agent may, in its reasonable judgment, grant extensions of time for compliance with the Collateral and Guarantee Requirement by any Loan Party.
     (g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 is in effect.
     (h) The Lenders shall have received a pro forma consolidated balance sheet of Borrower as of the date of the most recent consolidated balance sheet delivered pursuant to Section 4.01(k)(ii), reflecting all pro forma adjustments (in accordance with Regulation S-X and such other adjustments as shall be agreed between the Borrower and the Arrangers) as if the Transactions had been consummated on such date, and such pro forma consolidated balance sheet shall be consistent in all material respects with the forecasts and other information previously provided to the Lenders. After giving effect to the Transactions, none of Holdings, the Borrower or any Subsidiary shall have outstanding any preferred stock or any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents, (ii) the Senior Subordinated Notes and (iii) Indebtedness set forth on Schedule 6.01. The Borrower shall have delivered its most recent projections through the 2014 fiscal year.
     (i) All obligations under or relating to the Existing Credit Facilities (other than customary indemnification obligations) and all liens, guarantees and security interests granted in respect thereof (including all adequate protection obligations related thereto) shall have been discharged, and the terms and conditions of such discharge shall be satisfactory to the Administrative Agent. The Administrative Agent shall have received payoff and release letters with respect to the Existing Credit Facilities in form and substance reasonably satisfactory to the Administrative Agent.
     (j) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer, confirming that since September 30, 2006, there has not been any change, event, condition, circumstance or state of facts, individually or in the aggregate, that has had or could reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement as in effect on January 7, 2007).

     (k) The Lenders shall have received (i) audited consolidated and consolidating (between US and UK operations) balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the three most recently completed fiscal years ended at least 90 days prior to the Effective Date (without any qualified audit opinion thereon) and (ii) unaudited consolidated and consolidating (between US and UK operations) balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each subsequently completed fiscal quarter since the date of such audited financial statements ended at least 45 days prior to the Effective Date and (iii) to the extent made available by the Borrower to Holdings prior to the Effective Date, each fiscal month after the most recent fiscal period for which financial statements were received by the Lenders as described above and ended at least 30 days prior to the Effective Date (to be in the form provided by the Borrower to Holdings), which financial statements described in clauses (a) and (b) shall be prepared in accordance with GAAP.
     (l) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the president or a vice president of the Borrower or a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, together with such other evidence reasonably requested by the Lenders, confirming the solvency of the Loan Parties on a consolidated basis after giving effect to the Transactions.
     (m) The Transactions shall have been consummated or shall be consummated simultaneously with the Effective Date in accordance with applicable law, the Merger Agreement and all other related documentation (in each case without giving effect to any amendments, modifications or waivers to or of such documents that are materially adverse to the Lenders not approved by the Arrangers).
     (n) The Equity Contributions shall have been made.
     (o) The consummation of the Transactions shall comply in all respects with the terms of the Senior Subordinated Notes and the UK Facility and the Senior Subordinated Notes shall have been issued and all the conditions precedent to borrowing under the UK Facility shall have been met.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
          SECTION 4.02. Each Credit Event. The obligation of each Lender to make any Loan and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
     (a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date); provided that the only representations relating to the Borrower or its Subsidiaries and their businesses, the accuracy of which shall be a condition to availability on the Effective Date shall be those in Sections 3.01, 3.02, 3.08, 3.16, 3.19 and 3.20.
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing; provided that the only representations relating to the Borrower or its Subsidiaries and their businesses, the accuracy of which shall be a condition to availability on the Effective Date shall be those in Sections 3.01, 3.02, 3.08, 3.16, 3.19 and 3.20.
Each Borrowing (provided that a conversion or continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:
          SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):
          (a) within 90 days (or such shorter period as the SEC shall specify for the filing of annual reports on Form 10-K) after the end of each fiscal year of the Borrower commencing with the fiscal year ended December 31, 2007, (i) its audited consolidated and consolidating (between Loan Parties and entities that are not loan parties and which may be in the form of footnote disclosure) balance sheet and consolidated and consolidating (between Loan Parties and entities that are not loan parties and which may be in the form of footnote disclosure) statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal year, and the related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) if at any time the Borrower is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Borrower and its consolidated Subsidiaries;
          (b) within 45 days (or such shorter period as the SEC shall specify for the filing of quarterly reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower commencing with the fiscal quarter ending March 31, 2007, (i) its consolidated and consolidating (between Loan Parties and entities that are not loan parties and which may be in the form of footnote disclosure) balance sheet and consolidated and consolidating (between Loan Parties and entities that are not loan parties and which may be in the form of footnote disclosure) statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quar-

ter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) if at any time the Borrower is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Borrower and its consolidated Subsidiaries;
          (c) concurrently with any delivery of financial statements under Section 5.01(a) or (b), a certificate of a Financial Officer (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth (A) reasonably detailed calculations demonstrating compliance (if necessary) with Section 6.12 (including any exercise of the rights set forth in Section 7.02), showing a detailed calculation of the Available Amount including changes therein from the prior reporting period, the Fair Market Value of the assets of Inactive Subsidiaries and showing a calculation of the Leverage Ratio for purposes of determining the Applicable Rate and (B) in the case of financial statements delivered under Section 5.01(a), reasonably detailed calculations of Excess Cash Flow for the applicable period, (iii) certifying as to the calculation of Consolidated EBITDA on a Pro Forma Basis for the four fiscal quarter period ending on the date of such financial statements and accompanied by reasonably detailed supporting evidence, and (iv) certifying as to the applicable Secured Leverage Ratio, Fixed Charge Coverage Ratio or Facility-Level EBITDA, at the time of each event for which compliance with a Secured Leverage Ratio, Fixed Charge Coverage Ratio or Facility-Level EBITDA threshold is expressly required (i.e. the requirement is not solely that no Default or Event of Default exist on a Pro Forma Basis) during the period covered by the applicable financial statements being delivered under Section 5.01(a) or (b), accompanied by reasonably detailed supporting evidence; it being understood that each of the calculations described in this Section 5.01(c) shall provide a reconciliation to the financial statements delivered under Sections 5.01(a) and (b);
          (d) concurrently with any delivery of financial statements under Section 5.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default and, if such knowledge has been obtained, describing such Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);
          (e) within 30 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year) and, promptly when available, any significant revisions of such budget;
          (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, as applicable;
          (g) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.01(a) and 5.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

          (h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary or any Plan, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.02. Notices of Material Events. Holdings and the Borrower will furnish to the Administrative Agent (for distribution to each Lender), through the Administrative Agent, written notice of the following promptly after obtaining knowledge thereof:
     (a) the occurrence of any Default or Event of Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the Borrower or any Subsidiary that, if adversely determined, is reasonably likely to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $10,000,000;
     (d) the receipt by Holdings, the Borrower or any Subsidiary of (i) any notice of any loss of any governmental right, qualification, permit, accreditation, approval, authorization, Reimbursement Approval, license or franchise or (ii) any notice, compliance order or adverse report issued by any Governmental Authority or Third Party Payor that, if not promptly complied with or cured, could result in (A) the suspension or forfeiture of any material governmental right, qualification, permit, accreditation, approval, authorization, Reimbursement Approval, license or franchise necessary for the Borrower or any Restricted Subsidiary to carry on its business as now conducted or as proposed to be conducted or (B) any other material Limitation imposed upon the Borrower or any Restricted Subsidiary;
     (e) any Change in Law of the type described in clause (a) or (b) of such definition relating to any Third Party Payor Arrangement that could reasonably be expected to have a material and adverse effect on the ability of the Borrower or any Restricted Subsidiary to carry on its business as now conducted or as proposed to be conducted; and
     (f) any other development that results in, or is reasonably likely, individually or in the aggregate, to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03. Information Regarding Collateral.
          (a) The Borrower will furnish to the Collateral Agent prompt written notice (but in no event later than 60 days) of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

          (b) Each year, at the time of delivery of annual financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Collateral Agent a certificate executed by a Financial Officer and the chief legal officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section (it being understood that with such updates to the Perfection Certificate the Borrower need not conduct additional lien or other database searches or list any filing offices or give the information required by Section 3 thereof).
          SECTION 5.04. Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, permits, approvals, accreditations, authorizations, Reimbursement Approvals, licenses, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
          SECTION 5.05. Payment of Obligations. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, pay its Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest is not reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.
          SECTION 5.06. Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and fire or other casualty excepted.
          SECTION 5.07. Insurance. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies (which may include self-insurance), (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents; each insurance policy maintained pursuant to this sentence shall name the Collateral Agent as additional insured or loss payee if permitted by law and shall provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. Unless otherwise waived by the Administrative Agent in its sole discretion, with respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.
          SECTION 5.08. Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.
          SECTION 5.09. Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, including any information relating to actual or potential compliance with or liability under Environmental Laws, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower shall be provided the opportunity to participate in any such discussions with its independent accountants), all at such reasonable times and as often as reasonably requested.
          SECTION 5.10. Compliance with Laws. Each of Holdings and the Borrower will, and will cause each of the Restricted Subsidiaries to comply with all Requirements of Law, including ERISA and Environmental Laws, and all requirements of Government Programs even if not Requirements of Law, applicable to it, its operations and all property owned, operated and leased by any of them, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.
          SECTION 5.11. Use of Proceeds and Letters of Credit. The proceeds of the Tranche B Term Loans and any Revolving Loans borrowed on the Effective Date will be used by the Borrower on the Effective Date solely for (a) first, the payment of the Transaction Costs, (b) second, the payment of all principal, interest, fees and other amounts outstanding under the Existing Credit Facilities, and (c) third, together with the Equity Contributions and cash on hand of the Borrower, the payment of the Merger Consideration. The proceeds of the Delayed Draw Term loans will be used solely to finance the St. Louis Investments. The proceeds of the Revolving Loans (except as described above), Swingline Loans and Letters of Credit will be used only for working capital and for other general corporate purposes. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
          SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date (or if any Inactive Subsidiary or Specified Subsidiary that is not a Subsidiary Loan Party ceases to qualify as an Inactive Subsidiary or Specified Subsidiary, as applicable) the Borrower will, promptly and in any event within 30 days of such event, notify the Collateral Agent and the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in such Subsidiary owned by or on behalf of any Loan Party; provided that the Collateral Agent may, in its reasonable judgment, grant extensions of time for compliance, or exceptions from compliance, with the provisions of this paragraph by any Loan Party.
          SECTION 5.13. Further Assurances.
          (a) Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. Each of Holdings and the Borrower also agrees to provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents (including legal opinions).
          (b) If any material assets (including any real property (other than any leased real property) or improvements thereto or any interest therein, other than any real property with a fair value of less than $2,500,000) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien in favor of the Collateral Agent upon acquisition thereof), the Borrower will promptly notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to the Lien of the Security Documents securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 5.13(a), all at the expense of the Loan Parties, all within 90 days of such request, provided that the Collateral Agent may, in its reasonable judgment, grant extensions of time for compliance or exceptions with the provisions of this paragraph by any Loan Party. Notwithstanding anything to the contrary in this Agreement or any Security Document, no Loan Party shall be required to pledge or grant security interests in particular assets if, in the reasonable judgment of the Administrative Agent or the Collateral Agent, the costs of creating or perfecting such pledges or security interests in such assets (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefits to the Lenders therefrom.
          SECTION 5.14. Environmental Matters. Except, in each case, to the extent that the failure to do so is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, Holdings and the Borrower will comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent Holdings, the Borrower or any Restricted Subsidiary is required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials at, on, under or emanating from any affected property, in accordance with the requirements of all Environmental Laws.
          SECTION 5.15. Designation of Subsidiaries.
          (a) The Borrower may at any time after the Effective Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation on a Pro Forma Basis, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenant assuming that the Financial Performance Covenant is applicable (it being understood that as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if (i) it is a “Restricted Subsidiary” for the purpose of the Senior Subordinated Notes or any other Indebtedness of Holdings or the Borrower or (ii) the Borrower or any Restricted Subsidiary provides any Guarantee or credit support of any kind, including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness (other than the pledge of Equity Interests of

Unrestricted Subsidiaries) of any Indebtedness of such Unrestricted Subsidiary or is directly or indirectly liable on such Indebtedness, as a guarantor or otherwise or any Indebtedness of such Unrestricted Subsidiary contains a default that would permit, upon notice, lapse of time or both, any holder of any Indebtedness of Borrower or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (v) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the assets of such Subsidiary as of such date of designation (the “Designation Date”), as set forth on such Subsidiary’s most recent balance sheet, plus (B) the aggregate amount of assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 5.15(a) prior to the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary), together with the amount of all Investments outstanding pursuant to the proviso to Section 6.04(vi) and Section 6.04(xvi), as of the Designation Date shall not exceed 15.0% of the Total Assets as of the Designation Date on a pro forma basis for such designation. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the net book value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.
          (b) If, at any time, a Restricted Subsidiary would fail to meet the requirements set forth in the definition of “Qualified Restricted Subsidiary”, it will thereafter cease to be a Qualified Restricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary that is not a Qualified Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.01 the Borrower will be in default of such covenant. The Board of Directors of the Borrower may at any time designate any Restricted Subsidiary not to be a Qualified Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by such Restricted Subsidiary of any outstanding Indebtedness of such Restricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 6.01 and (2) no Default or Event of Default would be in existence following such designation. In the event (x) a Restricted Subsidiary fails to meet the requirements to be a Qualified Restricted Subsidiary or (y) the Board of Directors designates a Qualified Restricted Subsidiary not to be a Restricted Subsidiary, then all Investments in such Subsidiary since the Effective Date shall be deemed to be an incurrence under Section 6.04(xvi) and to consequently reduce amounts available under Section 5.15(a)(v), the proviso to Section 6.04(vi) and Section 6.04(xvi). The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer setting forth any such designation as a condition precedent to such designation.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

          SECTION 6.01. Indebtedness; Certain Equity Securities.
          (a) Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly create, incur, issue, guarantee or assume or otherwise become directly or indirectly liable for any Indebtedness, contingently or otherwise, except:
     (i) Indebtedness created under the Loan Documents;
     (ii) the Senior Subordinated Notes and any notes issued in exchange or substitution therefor pursuant to a registration rights agreement so long as the aggregate principal amount thereof is not increased;
     (iii) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness, provided that such extending, renewal or replacement Indebtedness (A) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus accrued interest and premium thereon), (B) shall not have an earlier maturity date or a decreased weighted average life than the Indebtedness being extended, renewed or replaced, (C) if applicable, shall be subordinated to the Obligations on the same terms (or, from a Lender’s perspective, better terms) as the Indebtedness being extended, renewed or replaced, and (D) there is no obligor of such Indebtedness that is not an obligor of such Indebtedness on the Effective Date;
     (iv) Indebtedness of the Borrower owed to any Qualified Restricted Subsidiary and of any Qualified Restricted Subsidiary owed to the Borrower or any other Qualified Restricted Subsidiary;
     (v) Guarantees by the Borrower of Indebtedness of any Qualified Restricted Subsidiary and by any Qualified Restricted Subsidiary of Indebtedness of the Borrower or any other Qualified Restricted Subsidiary, provided that the Indebtedness so Guaranteed is permitted by this Section 6.01;
     (vi) (A) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (vi) ((A) and (B)) shall not, together with Indebtedness incurred pursuant to clauses (x) and (y) of the second proviso of Section 6.01(a)(vii) and Section 6.01(a) (xiv) then outstanding, exceed the greater of (I) $150.0 million and (II) (a) 1.25x Facility-Level EBITDA for the latest four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 on a Pro Forma Basis less (b) the aggregate principal amount of Indebtedness of the Restricted Subsidiaries outstanding on the Effective Date (other than under the Loan Documents or the Senior Subordinated Notes Documents) and any refinancing Indebtedness in respect thereof permitted under this Agreement net of prepayments thereof funded other than with the proceeds of Indebtedness; provided further that after giving effect to the incurrence of Indebtedness under this clause (A) the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) on a Pro Forma Basis and no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, and (B) extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (including the principal and any accrued but unpaid interest or premium in respect thereof);
     (vii) (A) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof, provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, provided further that if (1) (x) such Indebtedness is secured by a Lien on the assets of or Equity Interests in such Restricted Subsidiary or (y) such Restricted Subsidiary is not a Loan Party, then (I) the Borrower must be in compliance with the Financial Performance Covenant on a Pro Forma Basis (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) and (II) the aggregate amount of such Indebtedness (together with refinancings, renewals and replacements thereof pursuant to clause (B) below) shall not, together with Indebtedness incurred pursuant to Sections 6.01(a)(vi) and (xiv) then outstanding, exceed the greater of (i) $150.0 million and (ii) (a) 1.25x Facility-Level EBITDA for the latest four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 on a Pro Forma Basis less (b) the aggregate principal amount of Indebtedness of the Restricted Subsidiaries outstanding on the Effective Date (other than under the Loan Documents or the Senior Subordinated Notes Documents) and any refinancing Indebtedness in respect thereof permitted under this Agreement net of prepayments thereof funded other than with the proceeds of Indebtedness and (2) such Indebtedness is unsecured and such Qualified Restricted Subsidiary is a Loan Party then immediately prior to and after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Borrower must be able to incur $1.00 of Indebtedness under Section 6.01(a)(xi), and (B) any refinancings, renewals and replacements of any such Indebtedness pursuant to the preceding clause (A) that do not increase the outstanding principal amount (plus accrued interest and premium) thereof;
     (viii) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
     (ix) Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case provided in the ordinary course of business;
     (x) Indebtedness of any Loan Party pursuant to Swap Agreements permitted by Section 6.07;
     (xi) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Indebtedness of a Loan Party may be incurred so long as the Fixed Charge Coverage Ratio is at least 2.0 to 1.0 on a Pro Forma Basis;
     (xii) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;
     (xiii) Indebtedness in respect of promissory notes issued to physicians, consultants, employees or directors or former employees, consultants or directors in connection with repurchases of Equity Interests permitted by Section 6.08(a)(iii);

     (xiv) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Indebtedness of Restricted Subsidiaries not to exceed at any time outstanding, together with Indebtedness incurred pursuant to Section 6.01(a)(vi) and clauses (x) and (y) the second proviso of Section 6.01(a)(vii) then outstanding, the greater of (I) $150.0 million and (II) (a) 1.25x Facility-Level EBITDA for the latest four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 on a Pro Forma Basis less (b) the aggregate principal amount of Indebtedness of the Restricted Subsidiaries outstanding on the Effective Date (other than under the Loan Documents or the Senior Subordinated Notes Documents) and any refinancing Indebtedness in respect thereof permitted under this Agreement net of prepayments thereof funded other than with the proceeds of Indebtedness; provided that the Borrower is in compliance with the Financial Performance Covenant on a Pro Forma Basis (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding);
     (xv) Guarantees by any Loan Party of Indebtedness of a Non-Consolidated Entity in compliance with Section 6.04(xvi);
     (xvi) Additional Subordinated Debt in an aggregate principal amount not to exceed $200,000,000 at any time outstanding incurred to finance Permitted Acquisitions; provided that after giving effect to the incurrence of such Additional Subordinated Debt on a Pro Forma Basis the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) and no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis;
     (xvii) Indebtedness of Foreign Subsidiaries that are Qualified Restricted Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided that after giving effect to the incurrence of such Additional Subordinated Debt on a Pro Forma Basis the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) and no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis;
     (xviii) Additional Subordinated Debt in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided that after giving effect to the incurrence of such Additional Subordinated Debt on a Pro Forma Basis the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) and no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis; and
     (xix) (A) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (xix) shall not exceed $75.0 million; provided further that after giving effect to the incurrence of Indebtedness under this clause (A) the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) on a Pro Forma Basis and no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, and (B) extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (including the principal and any accrued but unpaid interest or premium in respect thereof).
          (b) All Indebtedness incurred pursuant to this Section 6.01 of any Loan Party owed to any Subsidiary or Non-Consolidated Entity that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent; provided that, notwithstanding the foregoing, such Indebtedness shall only be subordinated to the extent permitted by applicable laws or regulations. Guarantees incurred after the Effective Date pursuant to this Section 6.01 by a Loan Party of Indebtedness of a Restricted Subsidiary or Non-Consolidated Entity that is not a Loan Party shall be subordinated to the Obligations of the Loan Party. Notwithstanding anything in Section 6.01(a) to the contrary, (x) no Subsidiary that is a Specified Subsidiary under clauses (ii) or (iii) of the definition thereof may incur any Indebtedness on or after the Effective Date and (y) the principal amount of any Indebtedness secured by a Lien against the assets of a Loan Party listed on Schedule 6.02 shall not be increased after the Effective Date.
          SECTION 6.02. Liens. The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (i) Liens created by the Loan Documents;
     (ii) Permitted Encumbrances;
     (iii) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (B) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premium thereon);
     (iv) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset or Equity Interests of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (A) such Lien secures Indebtedness permitted by Section 6.01(a)(vii) and such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as applicable, (B) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as applicable, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premium thereon);
     (v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary, provided that (A) such security interests secure Indebtedness permitted by Sections 6.01(a)(vi) or 6.01(a)(xix), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (C) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;
     (vi) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
     (vii) Liens arising out of sale and leaseback transactions permitted by Section 6.06;
     (viii) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;
     (ix) licenses or sublicenses granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;
     (x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
     (xi) Liens that are contract rights of set-off (i) relating to the establishment of depositary relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;
     (xii) Liens solely on any cash earned money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;
     (xiii) Liens in favor of a Loan Party securing Indebtedness permitted under Sections 6.01(a)(iv) and (v);
     (xiv) Liens on assets securing Indebtedness (and related obligations) permitted by Section 6.01(a)(xiv) so long as the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) on a Pro Forma Basis at the time such Lien is incurred;
     (xv) Liens on assets of the Borrower or the Restricted Subsidiaries not otherwise permitted by this Section 6.02, so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds at any time outstanding the greater of (x) $15,000,000 and (y) 1.00% of Total Assets on a pro forma basis;
     (xvi) Permitted Payment Restrictions; and
     (xvii) Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted under Section 6.01(a)(xvii) so long as such Liens solely relate to assets of Foreign Subsidiaries that are obligors under the applicable Indebtedness;

provided that in no event shall any Restricted Subsidiary create, incur, assume or permit to exist any consensual Lien on (A) any Collateral (other than (i) Liens created under the Loan Documents, (ii) Liens (permitted under Section 6.02(iv) and (iii) Liens listed on Schedule 6.02) pledged to secure Indebtedness permitted under Section 6.01(a)(vii) incurred by Persons that become Restricted Subsidiaries after the Effective Date) or (B) any Equity Interests (including of Non-Consolidated Entities) owned by them (other than (i) Liens created under the Loan Documents, (ii) Liens (permitted under Section 6.02(iv)) on any Equity Interests of a Restricted Subsidiary pledged to secure Indebtedness permitted under Section 6.01(a)(vii) and (iii) Liens listed on Schedule 6.02).
          SECTION 6.03. Fundamental Changes.
          (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which the surviving entity is a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and, if such surviving entity is not the Borrower, such Person expressly assumes, in writing, all the obligations the Borrower under the Loan Documents, (ii) any Person may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger is a Subsidiary Loan Party or a Qualified Restricted Subsidiary, is or becomes a Subsidiary Loan Party and/or Qualified Restricted Subsidiary, as applicable, concurrently with such merger, (iii) any Restricted Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (iv) any asset sale permitted by Section 6.05(g) may be effected through the merger of a subsidiary of the Borrower with a third party, provided that any such merger referred to in clauses (i), (ii) or (iv) above involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
          (b) The Borrower will not, will not permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Effective Date and businesses reasonably related or incidental thereto.
          (c) Holdings will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Borrower (but no other subsidiaries) and engaging in corporate and administrative functions and other activities incidental thereto. Holdings will not own or acquire any assets (other than any cash on hand as of the Effective Date not otherwise contributed to the Borrower in connection with the Transactions, Equity Interests of the Borrower and the cash proceeds of any Restricted Payments permitted by Section 6.08) or incur any liabilities (other than liabilities reasonably incurred in connection with its maintenance of its existence and activities incidental thereto); provided that (i) Holdings may incur Qualified Holdings Debt and retain, dividend or contribute to the Borrower the proceeds thereof; provided that other than with respect to any additional principal amounts resulting from the accrual of pay-in-kind interest, no Default has occurred and is continuing or would result therefrom, and (ii) Holdings may issue ordinary common stock and other Qualified Equity Interests and retain, dividend or contribute to the Borrower the proceeds thereof.
          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any Restricted Subsidiary to, purchase or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or assets or division constituting a business unit (collectively, “Investments”), except:
     (i) Permitted Acquisitions;
     (ii) Permitted Investments;
     (iii) Investments set forth on Schedule 6.04;
     (iv) Investments by the Borrower and the Restricted Subsidiaries in Equity Interests in Qualified Restricted Subsidiaries (other than an Insurance Subsidiary);
     (v) loans or advances made by the Borrower to any Qualified Restricted Subsidiary (other than an Insurance Subsidiary) and made by any Restricted Subsidiary to the Borrower or any Qualified Restricted Subsidiary (other than an Insurance Subsidiary), provided that any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement;
     (vi) Guarantees (other than of Indebtedness of an Insurance Subsidiary) constituting Indebtedness permitted by Section 6.01; provided that if at the time of and after giving effect to any Guarantee (and without limiting the foregoing) the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Qualified Restricted Subsidiaries that is Guaranteed by the Borrower or any Qualified Restricted Subsidiary (together with the amount of Investments permitted under Section 5.15(a)(v) and Section 6.04(xvi)) exceeds 15.0% of Total Assets (in each case determined without regard to any write-downs or write-offs) on a pro forma basis such Guarantee shall not be permitted and that any such Guarantees shall only be permitted so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis; provided further that (i) substantially all of the business activities of any such Restricted Subsidiary that is not a Qualified Restricted Subsidiary whose Indebtedness is so Guaranteed consists of owning or operating surgical facilities and (ii) a majority of the voting stock of such Person is owned by the Borrower, its Restricted Subsidiaries and/or other Persons that are not Affiliates of the Borrower;
     (vii) receivables or other trade payables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business consistent with past practice and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;
     (viii) Investments consisting of Equity Interests, obligations, securities or other property received in settlement of delinquent accounts of and disputes with customers and suppliers in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments;
     (ix) Investments by the Borrower or any Restricted Subsidiary in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (x) loans or advances by the Borrower or any Restricted Subsidiary to employees (a) made for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (b) otherwise not exceeding $2,500,000 in the aggregate at any time outstanding (determined without regard to any write-downs or write-offs of such loans or advances);
     (xi) Investments in the form of Swap Agreements permitted by Section 6.07;
     (xii) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;
     (xiii) Investments received in connection with the dispositions of assets permitted by Section 6.05;
     (xiv) Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;
     (xv) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Investments by the Borrower or any Restricted Subsidiary in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future advances, not exceeding the Available Amount immediately prior to the time of the making of any such Investment;
     (xvi) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Investments in joint ventures, Restricted Subsidiaries that are not Qualified Restricted Subsidiaries and Unrestricted Subsidiaries by the Borrower or any Qualified Restricted Subsidiary in an aggregate amount not to exceed at the time of such Investment on a pro forma basis, together with the amount of Investments permitted under Section 5.15(a)(v) and the proviso to Section 6.04(vi), 15.0% of Total Assets on a pro forma basis; provided that (i) substantially all of the business activities of any such joint venture, Restricted Subsidiary that is not a Qualified Restricted Subsidiary, or Unrestricted Subsidiary consists of owning or operating surgical facilities and (ii) a majority of the voting stock of such Person is owned by the Borrower, its Restricted Subsidiaries and/or other Persons that are not Affiliates of the Borrower;
     (xvii) Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
     (xviii) advances to Non-Consolidated Entities in the ordinary course of business, which when made are expected to be repaid within sixty days of such advance;
     (xix) Investments, loans and advances by the Borrower or any Restricted Subsidiary to any Insurance Subsidiary in amounts equal to (i) the capital required under the applicable laws or regulations of the jurisdiction in which such Insurance Subsidiary is formed or determined by in dependent actuaries as prudent and necessary capital to operate such Insurance Subsidiary and (ii) any reasonable corporate overhead expenses of such Insurance Subsidiary;

     (xx) St. Louis Investments in an aggregate principal amount not to exceed $100.0 million; and
     (xxi) sales of interests in joint ventures to Strategic Investors or contributions of the St. Louis Investments to joint ventures with Strategic Investors; provided that the Borrower is in compliance with the Financial Performance Covenant (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding) on a Pro Forma Basis after giving effect to any such sale or contribution.
          SECTION 6.05. Asset Sales. The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary in compliance with Section 6.04), except:
     (a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;
     (b) sales, transfers and dispositions to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions from a Loan Party to a Subsidiary that is not a Loan Party or from the Borrower or a Restricted Subsidiary to an Unrestricted Subsidiary or from a Qualified Restricted Subsidiary to a Restricted Subsidiary that is not a Qualified Restricted Subsidiary are permitted under Section 6.04;
     (c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;
     (d) sales, transfers and dispositions of property to the extent such property constitutes an investment permitted by Sections 6.04(ii), (viii) or (xii);
     (e) sale and leaseback transactions permitted by Section 6.06;
     (f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary;
     (g) sales, transfers and other dispositions of assets that are not permitted by any other paragraph of this Section 6.05, provided that the aggregate Fair Market Value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (g) (excluding (i) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $250,000 and (ii) any sales of assets or Equity Interests of the UK Subsidiaries) shall not exceed 5.0% of Total Assets during any fiscal year (measured as of the start of such fiscal year);
     (h) exchanges of property for similar replacement property for fair value;
     (i) Investments in compliance with Section 6.04;
     (j) leases or subleases that constitute a Permitted Encumbrance; and

     (k) the sale of Equity Interests in a Qualified Restricted Subsidiary to a Strategic Investor in connection with the resyndication of such Equity Interests within one (1) year of the purchase thereof from another Strategic Investor;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b), (c), (f) and (j) above) shall be made for fair value and (other than those permitted by paragraphs (b), (h), (i) and (j) above) for at least 75% cash consideration (it being understood that the following shall constitute cash consideration: an aggregate additional amount of non-cash consideration in the amount of the sum of (x) 2.5% of Total Assets at any time outstanding net of any non-cash consideration previously counted under this clause since the Effective Date that was not subsequently counted as Net Proceeds and (y) in the case of any sale or contribution of assets by the Borrower or a Restricted Subsidiary to a joint venture with a Strategic Investor, any non-cash consideration received by the Borrower or such Restricted Subsidiary; provided that (A) the case of each of clause (x) and (y), any such non-cash consideration that is converted into cash or Permitted Investments shall be treated as Net Proceeds in accordance with Section 2.11(c) and (B) in the case of clause (y), in the event such non-cash consideration is other than in the form of a note, such non-cash consideration shall be deemed to have been incurred as an Investment under Section 6.04(xvi) and to consequently reduce amounts available under Section 5.15(a)(v), the proviso to Section 6.04(vi) and Section 6.04(xvi) and, in the case of each of clause (x) and (y), that after giving effect to such sales, transfers, leases and other dispositions permitted hereby the Borrower shall be in compliance with the Financial Performance Covenant on a Pro Forma Basis (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding)) (it being understood that for purposes of clause (a) above, accounts receivable received in the ordinary course and any property received in exchange for used, obsolete, worn out or surplus equipment or property and any non-cash consideration that was actually converted into cash within 6 months following the applicable sale, transfer, lease or other disposition by the Borrower or any of its Restricted Subsidiaries shall be deemed to constitute cash consideration and to the extent actually cash, Net Proceeds).
          SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (x) any such sale of any fixed or capital assets of the Borrower or any Restricted Subsidiary which sale is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 270 days after the Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset, (y) sale and leaseback transactions with respect to real properties (including improvements and other related assets) owned by the UK Subsidiaries or (z) sale and leaseback transactions with respect to properties acquired after the Effective Date, where the Fair Market Value of such properties in the aggregate does not to exceed $10,000,000.
          SECTION 6.07. Swap Agreements. The Borrower will, nor it permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of the Restricted Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

          SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.
          (a) The Borrower will not, nor will they permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
     (i) the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;
     (ii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their capital stock, membership or partnership interests or other similar Equity Interests;
     (iii) Borrower may declare and pay dividends or make other distributions to Holdings, the proceeds of which are used by Holdings or a Parent to (i) purchase or redeem Equity Interests of Holdings or a Parent acquired by employees, consultants or directors of Holdings, the Borrower or any Restricted Subsidiary upon such Person’s death, disability, retirement or termination of employment or (ii) pay principal or interest on promissory notes that were issued in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests, provided that the aggregate amount of such dividends or other distributions under this clause (iii) shall not exceed in any calendar year the lesser of (x) the sum of $500,000 and the aggregate amount of Restricted Payments permitted (but not made) in prior years pursuant to this clause (iii) and (y) $2,500,000; provided that any cancellation of Indebtedness owing to the Borrower in connection with and as consideration for a repurchase of Equity Interests of Holdings (or a Parent) shall not be deemed to constitute a Restricted Payment for purposes of this clause (iii); provided further that such amount in any calendar year may be increased by an amount not to exceed (1) the cash proceeds of key man life insurance policies received by Holdings (to the extent such proceeds are contributed to the Borrower) or any Borrower or any Restricted Subsidiary after the Effective Date (provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clause (1) above in any calendar year) less (2) the amount of any Restricted Payments previously made pursuant to clause (1) of this clause (iii);
     (iv) the Borrower may make Restricted Payments to Holdings to be used by Holdings solely to pay (or to make Restricted Payments to allow a Parent to pay) its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of employees) incurred by Holdings or a Parent in the ordinary course of its business, provided that such Restricted Payments shall not exceed $3,000,000 in any calendar year;
     (v) the Borrower may make Restricted Payments to Holdings in an amount necessary to enable Holdings to pay (or make Restricted Payments to allow a Parent to pay) the Taxes directly attributable to (or arising as a result of) the operations of a Parent, Holdings, the Borrower and the Restricted Subsidiaries, provided that (A) the amount of such Restricted Payments shall not exceed the lesser of (x) the tax liabilities that the Borrower and the Restricted Subsidiaries would be required to pay in respect of Federal, state and local taxes were the Borrower and the Restricted Subsidiaries to pay such Taxes as stand-alone taxpayers less any tax payable directly by the Borrower or any Restricted Subsidiary or (y) the actual liabilities of the Parent group on a consolidated or combined basis and (B) all Restricted Payments made to Holdings or a Parent pursuant to this clause (v) are used by Holdings or a Parent for the purposes specified herein within 20 days of the receipt thereof;

     (vi) the Borrower may make Restricted Payments to Holdings to pay management, consulting and advisory fees to any Sponsor or Sponsor Affiliate to the extent permitted by Section 6.09(i);
     (vii) the Borrower may make Restricted Payments to Holdings in an amount necessary to permit Holdings to pay (or to make Restricted Payments to allow a Parent to pay) interest in cash (including interest previously paid “in kind” or added to the principal amount thereof after the Effective Date) on Qualified Holdings Debt, but only to the extent the proceeds (together with a pro rata portion of related transaction expenses paid from such proceeds) of such Qualified Holdings Debt were used to make Capital Expenditures by Borrower or a Qualified Restricted Subsidiary, prepay Tranche B Term Loans, make Investments by Borrower or a Qualified Restricted Subsidiary pursuant to Section 6.04(xvi) or repay, redeem, defease or otherwise refinance any Qualified Holdings Debt previously issued hereunder but only to the extent the proceeds of such Qualified Holdings Debt were used to make Capital Expenditures by Borrower or a Qualified Restricted Subsidiary, prepay Tranche B Term Loans or make Investments by Borrower or a Qualified Restricted Subsidiary pursuant to Section 6.04); provided that (A) the Borrower has made all prepayments required pursuant to Section 2.11(d) prior to or contemporaneously with any such payment of interest, (B) no Default or Event of Default shall have occurred and be continuing at the time of any such payment or would result therefrom on a Pro Forma Basis, (C) all Restricted Payments made pursuant to this clause (viii) are used by Holdings or a Parent for the purposes specified herein within 20 days of receipt thereof and (D) both before and after giving effect to any Restricted Payment under this clause (viii), the Borrower could incur $1.00 of Indebtedness under Section 6.01(a)(xi) (counting all interest expense (including non-cash interest expense) on Qualified Holdings Debt during the applicable period as Fixed Charges of the Borrower);
     (viii) the Borrower and the Restricted Subsidiaries may make additional Restricted Payments (and Holdings may make Restricted Payments with such amounts received from the Borrower) in an aggregate amount throughout the term of this Agreement not exceeding the greater of (x) $35,000,000 and (y) 2% of Total Assets (it being understood that if Total Assets should decrease, Restricted Payments already made in compliance with this clause shall not constitute a Default);
     (ix) the Borrower and the Restricted Subsidiaries may make additional Restricted Payments (and Holdings may make Restricted Payments with such amounts received from the Borrower) in an aggregate amount not exceeding the Available Amount immediately prior to the time of the making of such Restricted Payment; provided that immediately prior to and after giving effect to such Restricted Payment on a Pro Forma Basis, the Borrower could incur $1.00 of Indebtedness under Section 6.01(a)(xi) and no Default has occurred and is continuing;
     (x) the Borrower may make Restricted Payments to Holdings to pay any non-recurring fees, cash charges and cost expenses incurred in connection with the issuance of Equity Interests or Indebtedness, in each case only to the extent that such transaction is not consummated;
     (xi) payments to former stockholders of the Borrower in connection with the exercise of appraisal rights under applicable law;
     (xii) the Merger Consideration paid on or promptly following the Effective Date;

     (xiii) Investments in non-wholly owned Subsidiaries or Non-Consolidated Entities permitted by Section 6.04; and
     (xiv) the purchase, redemption or other acquisition or retirement for value of Equity Interests of a Qualified Restricted Subsidiary owned by a Strategic Investor if such purchase, redemption or other acquisition or retirement for value is made for consideration not in excess of the Fair Market Value of such Equity Interests.
          (b) The Borrower will not nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, any Subordinated Indebtedness (other than intercompany loans among Subsidiaries and the Borrower) or Indebtedness under the UK Facility (collectively, “UK Facility Debt”), except:
     (i) payment of regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness or UK Facility Debt, other than as prohibited by the subordination provisions thereof;
     (ii) the conversion or exchange of any Subordinated Indebtedness or UK Facility Debt into, or redemption, repurchase, prepayment, defeasance or other retirement of any such Indebtedness with the Net Proceeds of the issuance by Holdings or a Parent of, (A) Equity Interests (or capital contributions in respect thereof) after the Effective Date to the extent not Otherwise Applied or (B) Qualified Holdings Debt, plus any fees and expenses in connection with such conversion, exchange, redemption, repurchase, prepayment, defeasance or other retirement;
     (iii) so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, the prepayment, redemption, defeasance, repurchase or other retirement of Senior Subordinated Notes for an aggregate purchase price since the Effective Date not to exceed the Available Amount; and
     (iv) any redemption, repurchase, prepayment, defeasance or other retirement of any UK Facility Debt so long as no Default has occurred and is continuing or would result therefrom on a Pro Forma Basis and after giving effect to such extension, renewal or replacement the Borrower shall be in compliance with the Financial Performance Covenant on a Pro Forma Basis (such covenant to be applied even if no Revolving Loan or Swingline Loan and less than $7.5 million of LC Exposure is outstanding).
          SECTION 6.09. Transactions with Affiliates. The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except
     (a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties,
     (b) (i) transactions between or among the Borrower and the Subsidiary Loan Parties, (ii) transactions between or among Qualified Restricted Subsidiaries that are not Subsidiary Loan

Parties and (iii) transactions between or among the Borrower and its Restricted Subsidiaries consistent with past practice and made in the ordinary course,
     (c) any investment permitted under Section 6.04(iv), 6.04(v), 6.04(vii), 6.04(xiii) or 6.04(xvii),
     (d) any Indebtedness permitted under Section 6.01(a)(iv),
     (e) any Restricted Payment permitted under Section 6.08,
     (f) any sale, transfer or disposition permitted under Section 6.05,
     (g) loans or advances to employees permitted under Section 6.04,
     (h) any lease or sublease entered into between the Borrower or any Restricted Subsidiary, as lessee or sublessee, and any of the Affiliates (as of the Effective Date) of the Borrower or entity controlled by such Affiliates, as lessor or sublessor, which is approved in good faith by a majority of the disinterested members of the Board of Directors of the Borrower,
     (i) so long as no Default described in Section 7.01(b) and no Event of Default has occurred and is continuing, the Borrower may pay, or may pay cash dividends to enable Holdings to pay, customary management, consulting, monitoring or advisory fees to the Sponsor or any Sponsor Affiliates in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid (including accrued amounts) pursuant to the Sponsor Management Agreement as in effect on the date hereof and related indemnities and reasonable expenses,
     (j) payments by Holdings, the Borrower or any of its Restricted Subsidiaries to the Sponsor and/or any Sponsor Affiliate for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the majority of the members of the disinterested members of the Board of Directors of the Borrower, in good faith in an aggregate amount for all such fees not to exceed 2.00% of the aggregate transaction value in respect of which such services are rendered,
     (k) the payment of reasonable fees to directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any Restricted Subsidiary in the ordinary course of business,
     (l) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s Board of Directors,
     (m) transactions pursuant to agreements set forth on Schedule 6.09 and any amendments thereto to the extent such amendments are not materially less favorable to the Borrower or such Subsidiary Loan Party than those provided for in the original agreements,
     (n) employment and severance arrangements entered into in the ordinary course of business and approved by the Borrower’s Board of Directors between a Parent, Holdings, the Borrower or any Restricted Subsidiary and any employee thereof,

     (o) all payments made or to be made in connection with the Transactions, including the payment of the Transaction Costs, and
     (p) payments by the Borrower or any of its Subsidiaries of reasonable insurance premiums to, and any borrowings or dividends received from, any Insurance Subsidiary.
          SECTION 6.10. Restrictive Agreements.
          (a) Subject to clauses (b) through (d) below, the Borrower will not, nor will they permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary.
          (b) Section 6.10(a) shall not apply to restrictions and conditions (i) imposed by law or by any Loan Document or any Senior Subordinated Notes Document or any document governing Indebtedness of a Foreign Subsidiary permitted to be incurred under this Agreement (provided that such restrictions shall apply only to such Foreign Subsidiary), (ii) existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) imposed by law on any Insurance Subsidiary, (v) imposed by any customary provisions restricting assignment of any agreement entered into the ordinary course of business, (vi) imposed by any instrument or agreement governing Indebtedness of a Restricted Subsidiary acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any such Person, other than the Person or any of its Subsidiaries, so acquired (provided that such Indebtedness was permitted by Section 6.01 to be incurred), (vi) imposed by any instrument or agreement governing Indebtedness (i) of any Foreign Subsidiary and (ii) of the Borrower or any Restricted Subsidiary that is incurred or issued subsequent to the Effective Date and is permitted pursuant to Section 6.01 (provided that the restrictions in such Indebtedness are not materially more restrictive in the aggregate than the restrictions contained in this Agreement, or in the case of subordinated Indebtedness, the Senior Subordinated Note Documents) or (vii) that are Permitted Payment Restrictions.
          (c) Section 6.10(a)(i) shall not apply to restrictions or conditions imposed by customary provisions in leases restricting the assignment thereof.
          (d) Section 6.10(a)(ii) shall not apply to customary provisions in joint venture agreements relating to purchase options, rights of first refusal or call or similar rights of a third party that owns Equity Interests in such joint venture.
          SECTION 6.11. Amendment of Material Documents. The Borrower will not, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) any Senior Subordinated Notes Document or any documentation governing any Subordinated Indebtedness or Additional Subordinated Debt or (b) its certificate of incorporation, by-laws or other organizational documents, in each case to the extent such amendment, modification or waiver would be materially adverse to the Lenders.

          SECTION 6.12. Secured Leverage Ratio. If any Revolving Loan or Swingline Loan is outstanding or LC Exposure in excess of $7.5 million is outstanding, commencing with the fiscal quarter ending on June 30, 2007, the Borrower shall maintain a Secured Leverage Ratio of less than or equal to (i) 5.25 to 1.0 as of the last day of each of the first eight fiscal quarters ended after the Effective Date, (ii) 5.00 to 1.0 as of the last day of each of the next four fiscal quarters ended after the Effective Date, (iii) 4.75 to 1.0 as of the last day of each of the next four fiscal quarters ended after the Effective Date and (iv) 4.50 to 1.0 as of the last day of each other fiscal quarter ended after the Effective Date, unless:
     (a) the Required Revolving Lenders otherwise consent in writing; or
     (b) solely for the purpose of this Section 6.12, on the last day of the applicable fiscal quarter (or, if applicable, on the expiration of the tenth day subsequent to the date on which financial statements with respect to the fiscal period as of the end of which the Secured Leverage Ratio is being measured are required to be delivered pursuant to Section 5.01) there are no Revolving Loans or Swingline Loans outstanding and LC Exposure in the aggregate does not exceed $7.5 million.
          SECTION 6.13. Fiscal Year. The Borrower will not change its fiscal year-end to a date other than December 31.
ARTICLE VII
Events of Default
          SECTION 7.01. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation or warranty shall prove to have been incorrect in any respect) when made or deemed made;
     (d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of Holdings and the Borrower), 5.11 or in Article VI (provided that a breach of the Financial Performance Covenant shall not by itself constitute an Event of Default in the case of Term Loans);

     (e) Holdings, the Borrower or any Subsidiary Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in Sections 7.01(a), (b) or (d)), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
     (f) Holdings, the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);
     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets (to the extent not prohibited under this Agreement) securing such Indebtedness; provided further that a breach of the Financial Performance Covenant shall not by itself constitute an Event of Default in the case of Term Loans unless (i) the Borrower fails to obtain a waiver of the breach of the Financial Performance Covenant from the Revolving Lenders or otherwise remedy such breach within 45 days following notice thereof from the Administrative Agent to the Borrower or (ii) the Revolving Lenders exercise any remedies in accordance with this Section 7.01 with respect to the Revolving Loans or Revolving Commitments;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) Holdings, the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any formal action for the purpose of effecting any of the foregoing;
     (j) Holdings, the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) one or more judgments for the payment of money (to the extent not paid or covered by insurance provided by a carrier that has acknowledged its obligation to pay such claim in writing and that has a credit rating of at least “A” by A.M. Best Company, Inc.) in an aggregate amount in excess of $20,000,000 shall be rendered against Holdings, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Restricted Subsidiary to enforce any such judgment;
     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $20,000,000 for all periods;
     (m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement;
     (n) any Loan Document shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any party thereto;
     (o) the Guarantees of the Obligations by Holdings and the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (other than in accordance with the terms of the Loan Documents) or shall be asserted by Holdings, the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;
     (p) the Senior Subordinated Notes or any Guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of Holdings and the Subsidiary Loan Parties in respect of their Guarantees under the Collateral Agreement, as applicable, as provided in the Senior Subordinated Notes Documents, or any Loan Party or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert; or
     (q) a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in Section 7.01(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (or in the case of a breach of the Financial Performance Covenant that does not result in an Event of Default with respect to the Term Loans at the request of the Required Revolving Lenders acting solely with respect to the Revolving Loans and Revolving Commitments) shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 7.01(h) or (i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower ac-

crued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
          SECTION 7.02. Borrower’s Right to Cure.
          (a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the requirement of the Financial Performance Covenant, until the expiration of the tenth day subsequent to the date on which financial statements with respect to the fiscal period for which the Financial Performance Covenant is being measured are required to be delivered pursuant to Section 5.01, Holdings shall have the right to issue Qualified Equity Interests (the “Cure Right”), and upon the receipt by the Borrower of cash (such amount of cash being referred to as the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:
     (i) Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of a Default or Event of Default under the Financial Performance Covenant with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and
     (ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant (including for purposes of Section 4.02), the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement.
          (b) Notwithstanding anything herein to the contrary, (a) in each four fiscal quarter period there shall be a period of at least two fiscal quarters in which no Cure Right is made, (b) all Cure Amounts shall be disregarded for purposes of determining any items in this Agreement (including basket sizes) dependent upon equity contributions or offerings and (c) the Cure Amount shall be no greater than the amount required to cause Borrower to be in compliance with the Financial Performance Covenant.
          SECTION 7.03. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default has occurred under Section 7.01(h) or (i), any reference in any such clause to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5% of the consolidated total assets of the Borrower and the Restricted Subsidiaries or 5% of the total revenues of the Borrower and the Restricted Subsidiaries as of such date; provided that if it is necessary to exclude more than one Restricted Subsidiary from Section 7.01(h) or (i) pursuant to this Section 7.03 in order to avoid an Event of Default thereunder, all excluded Restricted Subsidiaries shall be considered to be a single consolidated Restricted Subsidiary for purposes of determining whether the condition specified above is satisfied.
ARTICLE VIII
The Agents
          SECTION 8.01. The Agents. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. For purposes of this Article VIII, all references to the Administrative Agent shall be deemed to be references to both the Administrative Agent and the Collateral Agent.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05(j) and Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05(j) or Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such subagent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such subagent and to the Related Parties of each Administrative Agent and any such sub-

agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Each of the Lenders, the Issuing Bank and the Loan Parties agree, that the Administrative Agent may subject to Section 9.01(b), but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and the Issuing Bank by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”) and each of the Loan Parties agrees to make the Approved Electronic Communications available to the Administrative Agent in an acceptable soft copy or electronic format.
          Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Issuing Bank and the Loan Parties acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Loan Parties and the Issuing Bank hereby approve distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
          The Approved Electronic Communications and the Approved Electronic Platform are provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications and the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications and the Approved Electronic Platform. No warranty of any kind, express, implied or statutory (including, without limitation, any warranty of merchantability, fitness for a particular purpose, noninfringement of third party rights or freedom from viruses or other code defects) is made by the Agent Affiliates in connection with the Approved Electronic Communications or the Approved Electronic Platform.
          Each of the Lenders, the Issuing Bank, and the Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
          The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Bor-

rower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. The Lenders identified in this Agreement as the Syndication Agent and the Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Without limiting the foregoing, neither the Syndication Agent nor the Documentation Agents shall have or be deemed to have a fiduciary relationship with any Lender.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Borrower, to United Surgical Partners International, Inc., 15305 Dallas Parkway, Suite 1600-LB 28, Addison, Texas 75001, Attention: General Counsel (Telecopy No. (972) 767-0604) and Treasurer (Telecopy No. (972) 267-0084);
     (ii) if to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, to:
Citibank, N.A.
Citigroup Global Loans
2 Penns Way, Suite 100
New Castle, DE 19720
Attention: Kwase Bame
Telecopy: (212) 994-0961
Telephone: (302) 894-6073
with a copy to:
Global Portfolio Management
Citigroup Global Markets Inc.
390 Greenwich St., 1st floor
New York, NY 10013
Attention: Blake Gronich

Telecopy: (866) 492-5915
Telephone: (212) 723-9402; and
     (iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II or of a Default if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and provided that the Administrative Agent shall in any event also receive hard copies of the notices described in this proviso and, to the extent requested, any other documents delivered electronically under this Agreement. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of any required notification that such notice or communication is available and identifying the website address therefor.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent (and, in the case of the Administrative Agent, by written notice to the Borrower). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given as follows: notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier (with a send successful notice) shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).
          SECTION 9.02. Waivers; Amendments.
          (a) No failure or delay by the Administrative Agent, the Issuing Bank, the Collateral Agent, the Swingline Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank, the Collateral Agent, the Swingline Lender and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender, the Collateral Agent, the Swingline Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Except as provided in Section 2.20 with respect to an Incremental Facility Amendment (or to give effect to any restatement of this Agreement, the substantive terms of which are otherwise permitted hereby), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto (and, if party thereto, the Collateral Agent), in each case with the consent of the Required Lenders; provided that no such agreement shall
     (i) increase the Commitment of any Lender without the written consent of such Lender,
     (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,
     (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.10, the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,
     (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,
     (v) change any of the provisions of this Section 9.02 or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable),
     (vi) release Holdings or any Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as provided in Section 7.13 or in the Collateral Agreement) or limit its liability in respect of such Guarantee, without the written consent of each Lender,
     (vii) release all or substantially all the Collateral from the Liens of the Security Documents (except as provided in Section 7.13 or in the Collateral Agreement), without the written consent of each Lender,
     (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, or

     (ix) modify the definition of “Interest Period” to allow periods of more than six months without regard to the agreement of all participating Lenders, without the written consent of each Lender.
provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Lenders), the Tranche B Lenders (but not the Revolving Lenders or the Delayed Draw Lenders), the Delayed Draw Lenders (but not the Revolving Lenders or the Tranche B Lenders) or the Term Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and requisite percentage in interest of the affected Class(es) of Lenders that would be required to consent thereto under this Section 9.02(b) if such Class(es) of Lenders were the only Class(es) of Lenders hereunder at the time and (C) that notwithstanding anything to the contrary any amendment, waiver or modification of Section 6.12 (or terms or definitions that as amended, waived or modified only affect Section 6.12) shall only require the consent of the Required Revolving Lenders and shall not require the consent of any other Person. In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to Section 9.02(b)(viii), the consent of not less than a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.02(b) being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, any assignee that is acceptable to the Administrative Agent shall have the right, with the Administrative Agent’s consent, to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender, all the Commitments, Term Loans and Revolving Exposure of such Non-Consenting Lender for an amount equal to the principal balance of all Term Loans and Revolving Loans (and funded participations in Swingline Loans and unreimbursed LC Disbursements) held by such Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale (including amounts under Sections 2.15, 2.16 and 2.17) so long as such principal balance of all other Non-Consenting Lenders is similarly purchased, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 9.04(b) (which Assignment and Assumption need not be signed by such Non-Consenting Lender).
          (c) Notwithstanding the provisions of Section 9.02(b), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. In addition, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Tranche B Term Loans or Delayed Draw Term Loans (the “Refinanced Term Loans”) and, if applicable, related outstanding commitments, with a replacement term loan tranche hereunder (the “Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term

Loans, (ii) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Refinanced Term Loans) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Refinanced Term Loans in effect immediately prior to such refinancing.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver.
          (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Borrower shall indemnify the Administrative Agent, each Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), and hold each Indemnitee harmless, from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or emanating from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries or their respective properties or operations, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or such litigation, claim, investigation or proceeding is brought by a third party or by the Borrower or its Affiliates, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are finally judicially determined by a non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or breach of the Loan Documents by, such Indemnitee.

          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, each Agent, the Issuing Bank or the Swingline Lender under Sections 9.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, such Agent, the Issuing Bank or the Swingline Lender, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at the time.
          (d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section 9.03 shall be payable not later than three days after written demand therefor.
          SECTION 9.04. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b)
     (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
     (1) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.01(a), (b), (h), (i) or (j) has occurred and is continuing, any other assignee;
     (2) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

     (3) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.
     (ii) Assignments shall be subject to the following conditions:
     (1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required (x) for an assignment by a Lender to an Approved Fund of a Lender or (y) if an Event of Default has occurred and is continuing, and that contemporaneous assignments to Approved Funds related to the same Lender shall be aggregated when calculating such minimum assignment amounts;
     (2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
     (3) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
     (4) the assignee, if it is not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     For purposes of this Section 9.04(b):
     “Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.
          (iii) Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c)
          (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder for all purposes of this Agreement notwithstanding any notice to the contrary. Subject to Section 9.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent that the entitlement to any greater payment results from any change in Requirement of Law after the participant becomes a Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.
          (iii) Any Lender may at any time pledge, assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge, assignment or grant to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge, assignment or grant of a security interest, provided that no such pledge, assignment or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.
          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall have independent significance and be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.
          (c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT

BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower or any of their subsidiaries, provided that such source is not actually known by such disclosing party to be bound by an agreement containing provisions substantially the same as those contained in this Section 9.12. For the purposes of this Section 9.12, the term “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower, provided that, in the case of information received from Holdings, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

          SECTION 9.14. USA Patriot Act. Each Lender, each Agent and the Issuing Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Person to identify the Borrower in accordance with the USA Patriot Act.
          SECTION 9.15. Release of Collateral. Upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of this Agreement, the Mortgage or other security interest in such Collateral shall be automatically released and the Collateral Agent is authorized to, and shall, take any action to effect the foregoing, including, without limitation, executing and delivering to the Borrower, in recordable form, discharges and releases of such Mortgage or other security interest.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC., as the Borrower
By:	/s/ William H. Wilcox
	Name:	William H. Wilcox
	Title:	President

USPI HOLDINGS, INC.
By:	/s/ William H. Wilcox
	Name:	William H. Wilcox
	Title:	President

CITIBANK, N.A., as a Lender and as Administrative Agent and Collateral Agent
By:	/s/ John Peruzzi
	Name:	John Peruzzi
	Title:	Vice President

LEHMAN COMMERCIAL PAPER INC., as a Lender
By:	/s/ Laurie Perper
	Name:	Laurie Perper
	Title:	Senior Vice President

LEHMAN BROTHERS INC., as Syndication Agent, Joint Lead Arranger and Joint Bookrunner
By:	/s/ Laurie Perper
	Name:	Laurie Perper
	Title:	Senior Vice President

BEAR STEARNS CORPORATE LENDING INC., as a Lender and as Co-Documentation Agent
By:	/s/ Victor Bulzacchelli
	Name:	Victor Bulzacchelli
	Title:	Authorized Agent

SUNTRUST BANK, as a Lender and as Co-Documentation Agent
By:	/s/ Helen C. Hartz
	Name:	Helen C. Hartz
	Title:	Vice President

UBS LOAN FINANCE LLC, as a Lender
By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ David B. Julie
	Name:	David B. Julie
	Title:	Associate Director

UBS SECURITIES LLC, as Co-Documentation Agent
By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ David B. Julie
	Name:	David B. Julie
	Title:	Associate Director

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Bookrunner
By:	/s/ John Peruzzi
	Name:	John Peruzzi
	Title:	Managing Director

BEAR, STEARNS & CO. INC., as Joint Lead Arranger and Joint Bookrunner
By:	/s/ Victor Bulzacchelli
	Name:	Victor Bulzacchelli
	Title:	Authorized Agent

UBS SECURITIES LLC, as Joint Lead Arranger and Joint Bookrunner
By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ David B. Julie
	Name:	David B. Julie
	Title:	Associate Director

AMEGY BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Daniel L. Cox, Jr.
	Name:	Daniel L. Cox, Jr.
	Title:	Vice President

SOVEREIGN BANK, as a Lender
By:	/s/ Sarah J. Healy
	Name:	Sarah J. Healy
	Title:	Senior Vice President

WELLS FARGO FOOTHILL, INC., as a Lender
By:	/s/ Richard Kritsch
	Name:	Richard Kritsch
	Title:	Senior Vice President

SCHEDULES
Schedule 1.01(a) — Existing Letters of Credit
Schedule 1.01(b) — St. Louis Investments
Schedule 1.01(c) — Specified Subsidiaries
Schedule 2.01 — Commitments
Schedule 3.03 — Governmental Approvals; No Conflicts
Schedule 3.05 — Real Property
Schedule 3.06 — Litigation
Schedule 3.12 — Subsidiaries
Schedule 3.13 — Insurance
Schedule 4.01 — Local Counsel Jurisdictions
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.09 — Existing Transactions with Affiliates
Schedule 6.10 — Existing Restrictions

Schedule 1.01(a)
Existing Letters of Credit
The following Letters of Credit have been issued by SunTrust Bank:

Issuance Date	Applicant	Beneficiary	AMOUNT	Actual Expiry
12/16/2002	USP Domestic Holdings, Inc.	Arden Westwood LLC	90,000	12/28/2007
11/14/2003	USP Domestic Holdings, Inc.	JACO-Sarasota, LLC	517,140	12/17/2007
2/15/2007	North Shore Same Day Surgery, L.L.C.	3725 Touhy LLC	1,052,100	3/31/2008
6/8/2006	United Surgical Partners International, Inc.	Blex Exchange IV LP	1,000,000	12/31/2007

Schedule 1.01(b)
St. Louis Investments
1.	Advanced Ambulatory Surgical Care, L.P. dba Advanced Surgical Care

2.	Chesterfield Ambulatory Surgery Center, L.P. dba Chesterfield Surgery Center

3.	Manchester Ambulatory Surgery Center, L.P. dba Manchester Surgery Center

4.	Mason Ridge Ambulatory Surgery Center, L.P. dba Mason Ridge Surgery Center

5.	Mid Rivers Ambulatory Surgery Center, L.P. dba Mid Rivers Surgery Center

6.	Olive Ambulatory Surgery Center, L.P. dba Olive Surgery Center

7.	Riverside Ambulatory Surgery Center, L.P. dba Riverside Surgery Center

8.	Sunset Hills Ambulatory Surgery Center, L.P. dba Sunset Hills Surgery Center

9.	Surgery Center of Columbia, L.P. dba Surgery Center of Columbia

10.	The Ambulatory Surgical Center of St. Louis, L.P. dba The Surgical Center of St. Louis

11.	Webster Ambulatory Surgery Center, L.P. dba Webster Surgery Center

Schedule 1.01(c)
Specified Subsidiaries
1.	CHW/SCD/USP Tracy Surgery Centers, L.L.C.

2.	CHW/USP Bakersfield GP, L.L.C.

3.	CHW/USP Bakersfield Surgery Centers, L.L.C.

4.	CHW/USP Fontana Surgery Centers, LLC

5.	Corpus Christi Holdings, LLC

6.	Surgicoe of Texas, Inc.

7.	Shoreline Real Estate Partnership, LLP

8.	USP Fontana, Inc.

Schedule 2.01
Commitments

	Tranche B	Revolving	Delayed Draw
Lender	Commitment	Commitment	Commitment
Citibank, N.A.	$430,000,000	$15,000,000	$100,000,000
Lehman Commercial Paper Inc.		15,000,000
SunTrust Bank		15,000,000
Bear Stearns Corporate Lending Inc.		12,500,000
UBS Loan Finance LLC		12,500,000
Amegy Bank National Association		10,000,000
Wells Fargo Foothill, Inc.		10,000,000
Sovereign Bank		10,000,000

Total:	$430,000,000	$100,000,000	$100,000,000

Schedule 3.03
Governmental Approvals; No Conflicts
1.	The following employment agreements between the Company and the person listed below contain provisions regarding acceleration of equity awards upon a change of control:
a.	Donald E. Steen

b.	William H. Wilcox

c.	Brett P. Brodnax

d.	Niels P. Vernegaard

e.	Mark A. Kopser

f.	John J. Wellik

g.	Jonathan R. Bond

h.	Mark C. Garvin

i.	James Jackson

j.	Monica Cintado

k.	Andy Johnston

l.	Jason B. Cagle

m.	Patrick A. Murphy

n.	Jot Hollenbeck

o.	Luke Johnson

p.	David Zarin, M.D.

q.	Jeff Sapp
2.	The terms of the United Surgical Partners International, Inc. 2001 Equity-Based Compensation Plan and the United Surgical Partners International, Inc. 1998 Stock Option and Restricted Stock Award Plan, and the award agreements entered into in connection therewith, and the United Surgical Partners International, Inc. Employee Stock Purchase Plan contain provisions regarding the acceleration of equity awards upon a change of control.

3.	The terms of the United Surgical Partners International, Inc. Deferred Compensation Plan, dated to be effective January 1, 2005, provides that upon a change in control of the Company, each participant shall become fully vested in his or her account balance.

Schedule 3.05
Real Property
Owned Real Properties
None
Leased Real Properties

Lessee	Address	Lessor/Sublessor
OrthoLink Physicians Corporation	8 Cadillac Drive Suite 350 Brentwood, TN 37027	Duke Realty Limited Partnership

Ortholink Physicians Corporation	103 Powell Court Suite 200 Brentwood, TN 37027	Highwoods Properties

Ortholink Physicians Corporation	1150 Lake Hern Dr. Suite 650 Atlanta, GA 30342	Pavilion Partners, L.P.

Surgis, Inc.	37 North Orange Ave. Suite 500 Orlando, FL 32801	Execu-Suites, Inc.

Surgis, Inc.	3307 W. Davis Suite A Conroe, TX 77301	Beckendorf Investments

Surgis, Inc.	31244 Palos Verdes Dr. West Suite 241 Rancho Palos Verdes, CA 90275	Hunter Ent. as sublessor

United Surgical Partners International, Inc.	3050 Post Oak Boulevard Suite 620 Houston, TX 77056	DRA CRT Post Oak, L.P.

United Surgical Partners International, Inc.	241 Monmouth Road Suite 106 West Long Branch, NJ 07764	Meridian Health Realty Corporation as sublessor

USP Houston, Inc.	3534 Vista Boulevard Pasadena, TX 77504	KKT Realty II, LP

USP Sunset Hills, Inc.	10733 Sunset Office Dr. Suite 220 Sunset Hills, MO 63124	Lutheran Church Extension Fund — Missouri Synod

USP Texas, L.P.	15305 Dallas Parkway Suite 1600 Addison, TX 75001	Colonnade Realty Holding Limited Partnership (for 13th and 15th floors and lower level IT space)
HQ Global Workplaces, Inc. as sublessor (USP Texas, L.P. subleases 16th floor)

Lessee	Address	Lessor/Sublessor
USP Texas, L.P.	790 East Colorado Boulevard Suite 705 Pasadena, CA 91101	CA-790 East Colorado L.P.

Schedule 3.06
Litigation
On January 8, 2007, John McMullen filed a class action petition in the 134th District Court of Dallas County, Texas against the Borrower, the Sponsor and the directors of the Borrower.
On January 9, 2007, Levy Instruments filed a derivative petition, in the 101st District Court of Dallas County, Texas on behalf of the Borrower, substantively, against the Sponsor, the directors of the Borrower and nominally against the Borrower.

Schedule 3.12

Percentage of Ownership or Beneficial
Borrower	Interest held by Holdings
United Surgical Partners International, Inc.	100%

Percentage of Ownership or Beneficial
Subsidiary Guarantors	Interest held by Holdings
Georgia Musculoskeletal Network, Inc.	100.00%
Health Horizons of Kansas City, Inc.	100.00%
Health Horizons of Murfreesboro, Inc.	100.00%
Health Horizons of Nashville, Inc.	100.00%
Medcenter Management Services, Inc.	100.00%
Ortho Excel, Inc.	100.00%
OrthoLink ASC Corporation	100.00%
OrthoLink Physicians Corporation	100.00%
OrthoLink Radiology Services Corporation	100.00%
OrthoLink/Georgia ASC, Inc.	100.00%
OrthoLink/New Mexico ASC, Inc.	100.00%
OrthoLink/TN ASC, Inc.	100.00%
Physicians Data Professionals, Inc.	100.00%
Specialty Surgicenters, Inc.	100.00%
SSI Holdings, Inc.	100.00%
Surginet of Northwest Houston, Inc.	100.00%
Surginet of Rivergate, Inc.	100.00%
Surginet, Inc.	100.00%
Surgis Management Services, Inc.	100.00%
Surgis of Chico, Inc.	100.00%
Surgis of Pearland, Inc.	100.00%
Surgis of Phoenix, Inc.	100.00%
Surgis of Redding, Inc.	100.00%
Surgis of Sand Lake, Inc.	100.00%
Surgis of Sonoma, Inc.	100.00%
Surgis of Victoria, Inc.	100.00%
Surgis of Willowbrook, Inc.	100.00%
Surgis, Inc.	100.00%
United Surgical of Atlanta, Inc.	100.00%
United Surgical Partners Holdings, Inc.	100.00%
USP Alexandria, Inc.	100.00%
USP Assurance Company	100.00%
USP Austin, Inc.	100.00%
USP Austintown, Inc.	100.00%
USP Baltimore, Inc.	100.00%
USP Baton Rouge, Inc.	100.00%
USP Bridgeton, Inc.	100.00%
USP Cedar Park, Inc	100.00%
USP Central New Jersey, Inc.	100.00%
USP Chesterfield, Inc.	100.00%
USP Chicago, Inc.	100.00%
USP Cleveland, Inc.	100.00%

Percentage of Ownership or Beneficial
Subsidiary Guarantors	Interest held by Holdings
USP Coast, Inc.	100.00%
USP Columbia, Inc.	100.00%
USP Corpus Christi, Inc.	100.00%
USP Cottonwood, Inc.	100.00%
USP Creve Coeur, Inc.	100.00%
USP Decatur, Inc.	100.00%
USP Des Peres, Inc.	100.00%
USP Destin, Inc.	100.00%
USP Domestic Holdings, Inc.	100.00%
USP Florissant, Inc.	100.00%
USP Fredericksburg, Inc.	100.00%
USP Glendale, Inc.	100.00%
USP Harbour View, Inc.	100.00%
USP Houston, Inc.	100.00%
USP Indiana, Inc.	100.00%
USP International Holdings, Inc.	100.00%
USP Kansas City, Inc.	100.00%
USP Las Cruces, Inc.	100.00%
USP Long Island, Inc.	100.00%
USP Lyndhurst, Inc.	100.00%
USP Mason Ridge, Inc.	100.00%
USP Michigan, Inc.	100.00%
USP Midwest, Inc.	100.00%
USP Mission Hills, Inc.	100.00%
USP Nevada, Inc.	100.00%
USP New Jersey, Inc.	100.00%
USP Newport News, Inc.	100.00%
USP North Kansas City, Inc.	100.00%
USP North Texas, Inc.	100.00%
USP Oklahoma, Inc.	100.00%
USP Olive, Inc.	100.00%
USP Oxnard, Inc.	100.00%
USP Phoenix, Inc.	100.00%
USP Reading, Inc.	100.00%
USP Richmond II, Inc.	100.00%
USP Richmond, Inc.	100.00%
USP Sacramento, Inc.	100.00%
USP San Antonio, Inc.	100.00%
USP San Gabriel, Inc.	100.00%
USP Sarasota, Inc.	100.00%
USP Securities Corporation	100.00%
USP St. Peters, Inc.	100.00%
USP Sunset Hills, Inc.	100.00%
USP Tennessee, Inc.	100.00%
USP Torrance, Inc.	100.00%
USP Virginia Beach, Inc.	100.00%
USP Webster Groves, Inc.	100.00%
USP West Covina, Inc.	100.00%
USP Westwood, Inc.	100.00%
USP Winter Park, Inc.	100.00%
USPI San Diego, Inc.	100.00%

Percentage of Ownership or Beneficial
Subsidiary Guarantors	Interest held by Holdings
ISS-Orlando, LLC	100.00%
North MacArthur Surgery Center, LLC	100.00%
Pasadena Holdings, LLC	100.00%
Same Day Management, L.L.C.	100.00%
Same Day Surgery, L.L.C.	100.00%
Surgery Centers Holding Company, L.L.C.	100.00%
Surgery Centers of America II, L.L.C.	100.00%
USP Nevada Holdings, LLC	100.00%
USP Texas Air, LLC	100.00%
WHASA, L.C.	100.00%
USP Texas, L.P.	100.00%

Percentage of Ownership or Beneficial
Other Subsidiaries	Interest held by Holdings
American Endoscopy Services, Inc.	100.00%
CHW/SCD/USP Tracy Surgery Centers, L.L.C.	100.00%
CHW/USP Bakersfield GP, L.L.C.	100.00%
CHW/USP Bakersfield Surgery Centers, L.L.C.	100.00%
CHW/USP Fontana Surgery Centers, LLC	100.00%
Corpus Christi Holdings, LLC	100.00%
Surgicoe of Texas, Inc.	100.00%
Shoreline Real Estate Partnership, LLP	100.00%
USP Fontana, Inc.	100.00%
USP Torrance, Inc.	100.00%
25 East Same Day Surgery, L.L.C.	45.57%
Advanced Ambulatory Surgical Care, L.P.	33.00%
Alamo Heights Surgicare, L.P.	57.17%
Arlington Surgicare Partners, Ltd.	40.99%
Austintown Surgery Center, LLC	68.50%
Beaumont Surgical Affiliates, Ltd.	74.58%
Central Virginia Surgi-Center, L.P.	78.90%
Chesterfield Ambulatory Surgery Center, L.P.	33.00%
Chico Surgery Center, LP	60.00%
CHW/USP Phoenix II, LLC	51.00%
Coast Surgery Center, L.P.	61.30%
Court Street Surgery Center, L.P.	60.00%
Creekwood Surgery Center, L.P.	62.00%
Day-Op Center of Long Island, Inc.	0.00%
Day-Op Surgery Consulting Company, LLC	89.90%
Decatur Surgery Center, L.P.	64.00%
Desoto Surgicare Partners, Ltd.	43.79%
Doctors Outpatient Surgicenter, Ltd.	46.33%
East West Surgery Center, L.P.	53.00%
Elmwood Park Same Day Surgery, L.L.C.	37.70%
ENH/USP Surgery Centers II, L.L.C.	50.10%
Houston Ambulatory Surgical Associates, L.P.	50.48%

Percentage of Ownership or Beneficial
Other Subsidiaries	Interest held by Holdings
ICNU Rockford, L.L.C.	60.00%
INTEGRIS/USP Surgery Centers II, L.L.C.	50.10%
Lincolnwood Ambulatory Surgery Center, LLC	50.10%
Madison Ambulatory Surgery Center, LLC	77.00%
Manchester Ambulatory Surgery Center, L.P.	33.00%
Mason Ridge Ambulatory Surgery Center, L.P.	32.88%
Memorial Hermann/USP Surgery Centers II, LP	90.00%
Metro Surgery Center, L.P.	74.00%
Metroplex Surgicare Partners, Ltd.	43.13%
Mid Rivers Ambulatory Surgery Center, L.P.	33.61%
New Mexico Orthopaedic Surgery Center, L.P.	51.00%
NKCH/USP Surgery Centers II, LLC	51.00%
North Shore Same Day Surgery, L.L.C.	44.09%
Northridge Surgery Center, L.P.	32.18%
Northwest Surgery Center, Ltd.	48.95%
Olive Ambulatory Surgery Center, L.P.	31.80%
Orthopedic and Surgical Specialty Company, LLC	36.31%
Pacific Endo-Surgical Center, L.P.	62.09%
Park Cities Surgery Center, L.P.	41.25%
Pearland Ambulatory Surgery Center, Ltd.	91.00%
Physicians Pavilion, L.P.	50.18%
Radsource, LLC	60.00%
Reading Ambulatory Surgery Center, L.P.	57.28%
Redding Surgery Center, LP	16.00%
Resurgens Surgery Center, LLC	48.00%
River North Same Day Surgery, L.L.C.	33.62%
Riverside Ambulatory Surgery Center, L.P.	32.51%
Rockwall Ambulatory Surgery Center, L.L.P.	48.19%
Saint Thomas/USP Surgery Centers II, LLC	51.00%
San Antonio Endoscopy, L.P.	53.45%
San Gabriel Valley Surgical Center, L.P.	55.00%
Sand Lake Surgery Center, L.P.	33.00%
Shore Outpatient Surgicenter, L.L.C.	56.25%
Shoreline Surgery Center, L.L.P.	50.76%
Specialists Surgery Center, L.L.C.	36.49%
St. Agnes Surgery Center of Ellicott City, L.L.L.P.	73.50%
Suburban Endoscopy Services, LLC	51.00%
Sunset Hills Ambulatory Surgery Center, L.P.	32.69%
Surgery Center of Columbia, L.P.	30.10%
Tamarac Surgery Center LLC	60.81%
Templeton Surgery Center, LLC	63.92%
Teton Outpatient Services, LLC	49.06%
Texan Ambulatory Surgery Center, L.P.	60.00%
Texas Health Venture Arlington, L.P.	75.00%
Texas Health Venture Huguley, L.P.	75.00%
Texas Health Venture Park Cities, L.P.	75.00%

Percentage of Ownership or Beneficial
Other Subsidiaries	Interest held by Holdings
Texas Health Venture Rockwall 2, L.P.	75.00%
Texas Health Ventures Group Holdings, LLC	75.00%
The Ambulatory Surgery Center of St. Louis, L.P.	33.00%
The Center for Ambulatory Surgical Treatment, L.P.	63.54%
The Surgery Center, an Ohio limited partnership	71.00%
THVG Arlington GP, LLC	75.00%
THVG Bedford GP, LLC	75.00%
THVG Bedford, L.P.	75.00%
THVG DeSoto GP, LLC	75.00%
THVG DeSoto, L.P.	75.00%
THVG Huguley GP, LLC	75.00%
THVG Park Cities GP, LLC	75.00%
THVG Rockwall 2 GP, LLC	75.00%
THVG/HealthFirst Holdings, L.L.C.	75.00%
THVG/HealthFirst, L.L.C.	75.00%
TOPS Specialty Hospital, Ltd.	45.46%
United Surgery Center — Southeast, Ltd.	40.95%
University Surgery Center, Ltd.	40.00%
Victoria Ambulatory Surgery Center, LP	58.55%
Warner Park Surgery Center, L.P.	25.95%
West Houston Ambulatory Surgical Associates, LP	50.98%
Willowbrook Ambulatory Surgery Center, L.P.	67.00%
KSF Orthopaedic Surgery Center, L.L.P.	49.09%
Webster Ambulatory Surgery Center, L.P.	32.57%

Schedule 3.13 — Insurance

Coverage	Limits	Deductible / Retention	Policy Term	Company	Policy Number
Commercial Property — Limits below are on a per occurrence basis	$500,000,000	$10,000	9/30/06-9/30/07	Travelers Property Casualty Corporation of America	KTJ-CMB-0454C34-6-06
Blanket Buildings, Improvement & Betterments, & Business	$250,000,000	Included in PD deductible
Personal Property/Contents *	$20,000,000	$10,000
Business Income	$10,000,000	$10,000
Accounts Receivables	$50,000,000	$10,000
EDP Equipment & Media	$20,000,000	2% of damage
Boiler & Machinery- Equipment Breakdown	$5,000,000	2% of damage
EQ, Volcanic Eruption, Landslide, and Mine Subsidence except	$2,500,000	5% of damage
EQ occurring in moderate hazard counties	$20,000,000	$100,000
EQ occurring in California and high hazard counties	$5,000,000	48 hours
Flood
Off Premises Power Failure
Valuation : Replacement Cost/Agreed Amount

Crime- Employee Dishonesty	$3,000,000	$50,000	9/30/06-9/30/07	Illinois National Insurance Company	006724477
Money & Securities/Forgery/Computer Fraud	$3,000,000	$50,000

Commercial Gen. Liability- Occurrence Form	$1M/10,000,000	N/A	9/30/06-9/30/07	Lexington Insurance Company	6791518
Professional Liability- Claims Made- Retro Dates Vary	$1M/10,000,000	N/A	9/30/06-9/30/07	Lexington Insurance Company	6791518
Employee Benefits Program Adm.- Claims Made	$1M/1,000,000	N/A	9/30/06-9/30/07	Lexington Insurance Company	6791518
Automobile including Hired & Non Owned Automobile Liability	$1,000,000	N/A	9/30/06-9/30/07	Travelers Property Casualty Co. of America	TJCAP488D1969
Hired Car Physical Damage	$50,000	$500/$500	9/30/06-9/30/07	Travelers Property Casualty Co. of America	TJCAP488D1969
Umbrella- GL- Occurrence Form**	$25,000,000	Primary Limits listed above	9/30/06-9/30/07	Lexington Insurance Company	6791526
Professional-Claims Made- Retro Dates Vary	Included in above	N/A
2nd Excess Umbrella	$10,000,000	Primary plus umbrella limits	9/30/06-9/30/07	Steadfast Insurance Company	HPC913972900
Employment Practices Liability- Claims Made- Retro Dates Vary	$5,000,000	$150,000/$500,000***	9/30/06-9/30/07	Illinois National Insurance Company	6737953
Private Directors & Officers/General Partnership- Claims Made	$10,000,000	$250,000/$100,000******	4/19/07-4/19/08	National Union Fire Insurance Company	TBD
Primary Directors & Officers/General Partnership- Claims Made*****	$10,000,000	$500,000/$250,000****	6/8/06-4/19/13	National Union Fire Insurance Company	006724433
Directors & Officers/General Partnership- 1st Layer- Claims Made*****	$10,000,000	Primary Limits	6/8/06-4/19/13	Allied World Assurance Company, Inc.	AW6294301
Directors & Officers/General Partnership- 2nd Layer- Claims Made*****	$10,000,000	Primary plus add’l layers	6/8/06-4/19/13	American Insurance Company	DOXG21661120002
Directors & Officers/General Partnership- 3rd Layer-Claims Made*****	$5,000,000	Primary plus add’l layers	6/8/06-4/19/13	Axis Reinsurance Company	RCN714143012006
Directors & Officers/General Partnership- 4th Layer- Claims Made*****	$5,000,0000	Primary plus add’l layers	6/8/06-4/19/13	Illinois National Insurance Company	006724685
Side A Management Liability	$5,000,000	Primary plus add’l layers	6/8/06-4/19/13	XL Specialty Insurance Co.	ELU09290006
Pollution Liability- Claims Made	$5,000,0000	$100,000	9/30/05-9/30/08	American Int’l Specialty Lines Ins. Co.	PLC1959055
Fiduciary Liability	$5,000,000	$10,000	9/30/06-9/30/07	Illinois National Insurance Company	6737962

Workers Compensation- Large Deductible Policy	1M/1M/1M	$250,000 SIR	9/30/06-9/30/07	St. Paul Travelers Insurance Company	TC2KUB488D2966
Workers Compensation- Retro Policy for Arizona and Oregon	1M/1M/1M	None	9/30/06-9/30/07	St. Paul Travelers Insurance Company	TRJUB488D1957

*	Named Windstorm deductible is 5% in Florida and other hazardous areas 2%

**	Self Insured Retention applies when primary limits are exhausted

***	$150,000 on all claims except 3rd party at $500,000

****	$500,000 Securities Claims Each Loss/$250,000 All Other Claims Each Loss

*****	Public D & O policies went into run off effective date of private closing- 4/19/07

*******	$250,000 Securities Claims Each Loss/$100,000 All Other Claims Each Loss

Schedule 4.01
Local Counsel Jurisdictions

Jurisdiction	Contact Information

California	Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 Attn: Steven R. Rutkovsky Phone: 212-841-5782

Delaware	Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036-8704 Attn: Steven R. Rutkovsky Phone: 212-841-5782

Georgia	Powell Goldstein LLP One Atlantic Center Fourteenth Floor 1201 West Peachtree Street, NW Atlanta, GA 30309-3488 Attn: David M. Armitage, Esq. Phone: 404-572-6675

Oklahoma	Gable & Gotwals 1100 ONEOK Plaza 100 West 5th Street Tulsa, OK 74103-4217 Attn: Jeffrey D. Hassell, Esq. Phone: 918-595-4823

Tennessee	Trauger & Tuke The Southern Turf Building 222 Fourth Avenue North Nashville, TN 37219-2117 Attn: Robert D. Tuke, Esq. Phone: 615-256-8585

Texas	Akin Gump Strauss Hauer & Feld LLP 1700 Pacific Avenue, Suite 4100 Dallas, TX 75201 Attn: Alan Laves Phone: 214-969-2800

Schedule 6.01
Existing Indebtedness

NOTES PAYABLE

American Endoscopy Services, Inc,	$1,434,155.84
Physicians Pavilion, L.P.	450,424.61
Northridge Surgery Center, L.P.	112,564.13
Decatur Surgery Center, L.P.	815,546.75
University Surgery Center, Ltd.	1,952,581.29
Tamarac Surgery Center, LLC	98,637.15
Desoto Surgicare Partners, Ltd.	3,874.54
Desoto Surgicare Partners, Ltd.	905,820.30
Metroplex Surgicare Partners, Ltd.	189,840.61
Arlington Surgicare Partners, Ltd.	8,004.48
Park Cities Surgery Center, L.P.	8,936.87
Shore Outpatient Surgicenter, L.L.C.	447,016.11
TOPS Specialty Hospital, Ltd.	78,355.12
Northwest Surgery Center, Ltd.	210,139.49
West Houston Ambulatory Surgical Associates, L.P.	3,287,696.74
Beaumont Surgical Affiliates, Ltd.	338,862.44
Willowbrook Ambulatory Surgery Center, LP	2,604,000.00
Warner Park Surgery Center, L.P.	18,833.11
Orthopedic and Surgical Specialty Company, LLC	4,932,920.15
Metro Surgery Center, L.P.	255,343.28
Doctors Outpatient Surgicenter, Ltd.	478,706.75
United Surgery Center — Southeast, Ltd.	392,936.10
East West Surgery Center, L.P.	1,537,668.11
New Mexico Orthopaedic Surgery Center, L.P.	39,881.08
San Gabriel Valley Surgical Center, L.P.	173,550.63
Central Virginia Surgi-Center, L.P.	651,556.68
The Center for Ambulatory Surgical Treatment, L.P.	1,004,640.20

Specialists Surgery Center, L.L.C.	45,138.54
Austintown Surgery Center, LLC	1,176,901.11
Shoreline Surgery Center, LLP	85,091.31
The Surgery Center (LP)	158,264.07
Alamo Heights Surgicare, L.P.	649,613.36
San Antonio Endoscopy, L.P.	763,000.13
Reading Ambulatory Surgery Center, L.P.	1,170,289.67
Elmwood Park Same Day Surgery, L.L.C.	112,771.83
25 East Same Day Surgery, L.L.C.	2,549.94
North Shore Same Day Surgery, L.L.C.	64,033.21
Advanced Ambulatory Surgical Care, L.P.	948,872.18
Chesterfield Ambulatory Surgery Center, L.P.	711,479.06
Mid Rivers Ambulatory Surgery Center, L.P.	839,398.74
Olive Ambulatory Surgery Center, L.P.	723,777.22
Sunset Hills Ambulatory Surgery Center, L.P.	791,284.13
Riverside Ambulatory Surgery Center, L.P.	1,114,727.33
Manchester Ambulatory Surgery Center, L.P.	1,864,012.52
Mason Ridge Ambulatory Surgery Center, L.P.	2,279,437.63
Webster Ambulatory Surgery Center, L.P.	2,412,321.11
Court Street Surgery Center, LP	97,451.38
Redding Surgery Center, L.P.	223,856.57
KSF Orthopaedic Surgery Center, LLP	461,077
CAPITAL LEASES
USP Texas, L.P.	$46,996.48
American Endoscopy Services, Inc	72.55
Physicians Pavilion, L.P.	4,446,097.17
Northridge Surgery Center, L.P.	134,541.07
Creekwood Surgery Center, L.P.	371,629.86
Decatur Surgery Center, L.P.	38,967.60
Tamarac Surgery Center, LLC	108,857.29
Day-Op Surgery Consulting Company, LLC	4,100,000.00
Desoto Surgicare Partners, Ltd.	140,504.36
Arlington Surgicare Partners, Ltd.	3,725,829.26

Park Cities Surgery Center, L.P.	5,611,979.41
Rockwall Ambulatory Surgery Center, L.P.	1,495,385.05
Shore Outpatient Surgicenter, L.L.C.	86,410.76
TOPS Specialty Hospital, Ltd.	568,306.20
Northwest Surgery Center, Ltd.	57,316.19
West Houston Ambulatory Surgical Associates, L.P.	102,820.35
Victoria Ambulatory Surgery Center, L.P.	81,090.80
Warner Park Surgery Center, L.P.	537,161.63
Orthopedic and Surgical Specialty Company, LLC	11,567,857.93
Metro Surgery Center, L.P.	196,754.77
Doctors Outpatient Surgicenter, Ltd.	42,390.87
United Surgery Center — Southeast, Ltd.	49,106.67
San Gabriel Valley Surgical Center, L.P.	20,372.58
Central Virginia Surgi-Center, L.P.	499,916.77
Specialists Surgery Center, L.L.C.	183,196.19
Austintown Surgery Center, LLC	59,944.42
The Surgery Center (LP)	87,203.75
USP Houston, Inc	1,686,917.26
Pacific Endo-Surgical Center, L.P.	402,517.32
River North Same Day Surgery, L.L.C.	321,770.08
Elmwood Park Same Day Surgery, L.L.C.	66,634.46
25 East Same Day Surgery, L.L.C.	412,967.61
North Shore Same Day Surgery, L.L.C.	223,344.37
Advanced Ambulatory Surgical Care, L.P.	46,978.20
Chesterfield Ambulatory Surgery Center, L.P.	15,855.80
The Ambulatory Surgical Center of St. Louis, LP	1,497,386.70
Surgery Center of Columbia, L.P.	1,586,538.54
Riverside Ambulatory Surgery Center, L.P.	226,078.64
Chico Surgery Center, L.P.	42,499.65
Court Street Surgery Center, LP	102,735.51
Redding Surgery Center, L.P.	1,164,835.16
Templeton Surgery Center, LLC	2,906,804.13

			Guaranteed Party
Center Name	Borrower	Gty Amt	(Lender)	Guarantor
Destin	Destin Surgery Center Ltd.	301,333	Colonial Bank (Now First national)	United Surgical Partners International, Inc.
Desert Ridge	Desert Ridge Outpatient Surgery, LLC	1,700,000	Bank of America	United Surgical Partners International, Inc.
Manitowoc	Manitowoc Surgery Center, L.L.C.	494,824	CIT Healthcare, LLC	United Surgical Partners International, Inc.
St. Mary’s — Richmond	St. Mary’s Ambulatory Surgery Center, LLC	583,275	Citicorp Leasing, Inc.	United Surgical Partners International, Inc.
Memorial Hermann Southwest	Memorial Hermann Surgery Center Southwest, L.L.P.	1,800,000	Citicorp Leasing, Inc.	United Surgical Partners International, Inc.
Memorial Hermann — Sugarland	Memorial Hermann Surgery Center Sugarland, L.L.P.	180,000	CIT Healthcare, LLC	United Surgical Partners International, Inc.
Irving-Coppell (DFW)	Irving-Coppell Surgical Hospital, LLP	36,731	HPSC, Inc.	United Surgical Partners International, Inc.
Las Cruces	Las Cruces Surgical Center, LLC	878,331	State National Bank	United Surgical Partners International, Inc.
L.A. — San Gabriel ASC	San Gabriel Ambulatory Surgery Center, LP	1,011,485	CIT Group	United Surgical Partners International, Inc.
St. John’s — Oxnard, Ca.	St. John’s Outpatient Surgery Center, L.P.	1,921,781	Citicorp Vendor Finance, Inc.	United Surgical Partners International, Inc.
Liberty Surgery Center	Liberty Ambulatory Surgery Center, LLC	373,711	Commerce Bank	United Surgical Partners International, Inc.
OCOMS	Oklahoma Ctr. For Orthopaedic and Multi-Spclty Surgery, LLC	700,000	MidFirst Bank	USP Oklahoma, Inc.
Baton Rouge	Greater Baton Rouge Surgical Hospital, LLC	1,266,301	CIT Group	United Surgical Partners International, Inc.
Richmond ASC Leasing CO.	Richmond ASC Leasing Company, LLC	1,010,000	Citicorp Vendor Finance, Inc.	United Surgical Partners International, Inc.
Richmond	Memorial Ambulatory Surgery, LLC	312,500	Citicorp Vendor Finance, Inc.	United Surgical Partners International, Inc.
Alexandria RE	Alexandria Surgery Center Real Estate, L.L.C.	2,810,000	CIT Group	USP Domestic Holdings, Inc.
Lyndhurst	Zeeba Surgery Center, LP	837,600	DVI Financial Services Inc.	United Surgical Partners International, Inc.

			Guaranteed Party
Center Name	Borrower	Gty Amt	(Lender)	Guarantor
NE Ohio (SURGIS)	Northeast Ohio Surgery Center, LLC	200,000	Key Bank	Surgery Centers of America II, LLC
NE Ohio (SURGIS)	Northeast Ohio Surgery Center, LLC	43,750	Marcap Corporation	Surgery Centers of America II, LLC
Canfield (SURGIS)	Surgery Center of Canfield, LLC	331,000	First National	Surgery Centers of America II, LLC
Canfield (SURGIS)	Surgery Center of Canfield, LLC	250,000	First National	Surgery Centers of America II, LLC
Gilbert (SURGIS)	Surgery Center of Gilbert, LLC	324,000	Marcap	Surgery Centers of America II, LLC
Gulf Coast (SURGIS)	New Gulf Coast Surgery Center, LLC	350,000	Union Planters	Surginet, Inc.
New Horizons (SURGIS)	New Horizons Surgery Center, LLC	113,213	Fahey WC	Surgery Centers of America II, LLC
New Horizons (SURGIS)	New Horizons Surgery Center, LLC	160,185	Fahey WC	Surgery Centers of America II, LLC
Orlando (SURGIS)	Orlando Opthamology Surgery Center, LLC	33,116	Wachovia TI	ISS Orlando, LLC
Tri Cities (SURGIS)	Surgery Center at Tri-City Orthopaedic Clinic, LLC	33,585	Citicorp LOC	Surginet, Inc.
Idaho (SURGIS)	Idaho Surgery Center, LLC	245,831	Citicorp Vendor Finance, Inc.	Surginet, Inc.
Peoria (SURGIS)	Surgery Center of Peoria, LLC	951,401	Wells Fargo	Surgery Centers of America II, LLC
Scottsdale (SURGIS)	Surgery Center of Scottsdale	209,000	DVI	Surgery Centers of America II, LLC
Scottsdale (SURGIS)	Surgery Center of Scottsdale	181,481	Wells Fargo	Surgery Centers of America II, LLC
Redmond (SURGIS)	Redmond Surgery Center, LLC	2,130,996	Marcap	Surginet, Inc.
Northside-Cherokee/USP	Surgicoe Corporation, Surgicoe RE, LLC, The Surgery Center of Georgia, LLC.	4,306,476	AMRESCO Commercial Finance, Inc.	United Surgical Partners International, Inc.
Bagley Holdings, LLC	Bagley Holdings, LLC	959,846	U.S. Bank National Association	United Surgical Partners International, Inc.
Bagley Holdings, LLC	Bagley Holdings, LLC	253,301	Dollar Bank, Federal Savings Bank	United Surgical Partners International, Inc.

			Guaranteed Party
Center Name	Borrower	Gty Amt	(Lender)	Guarantor
Bagley Holdings, LLC	Bagley Holdings, LLC	66,386	U.S. Bank National Association	United Surgical Partners International, Inc.
Indebtedness outstanding on the Effective Date under the U.K. Facility.

Schedule 6.02
Existing Liens

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

25 East Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	US Bancorp	Leased equipment	06/17/2004	8810761

25 East Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	Alcon Laboratories, Inc.	Specific equipment	04/29/2005	9780467

25 East Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	American Express Business Finance Corporation	Leased equipment	05/31/2005	9876723

			Key Equipment Finance Inc.				07/11/2005	8770067

			(this is amended name)

25 East Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	General Electric Capital Corporation	Specific equipment	05/24/2005	9860746

25 East Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	General Electric Capital Corporation	Specific equipment	08/25/2005	10077443

25 East Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	CT Healthcare LLC	Specific equipment	09/29/2006	11388930

Advanced Ambulatory Surgical Care, L.P.	Missouri SOS	UCC-1	Citicorp Vendor Finance, Inc.	All assets	01/31/2006	20060012012F

Advanced Ambulatory Surgical Care, L.P.	Missouri SOS	UCC-1	Cardinal Health	All assets	03/15/2006	20060028522J

Alamo Heights Surgicare, L.P.	Texas SOS	UCC-1	The Frost National Bank	All equipment and furniture	12/29/2004	04-0092900579

Alamo Heights Surgicare, L.P.	Texas SOS	UCC-1	Alcon Laboratories, Inc.	Specific equipment	09/12/2005	05-0028364967

Arlington Surgicare Partners LTD	Texas SOS	UCC-1	HPSC, Inc.	Specific equipment	08/30/2002	02-0042583842

Arlington Surgicare Partners, LTD.	Texas SOS	UCC-1	HPSC, Inc.	Specific equipment	03/18/2003	03-0020930421

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

ARLINGTON SURGICARE PARTNERS, LTD.	Texas SOS	UCC-1	General Electric Capital Corporation	Specific equipment	11/30/2004	04-0089811425

ARLINGTON SURGICARE PARTNERS, LTD.	Texas SOS	UCC-1	De Lage Landen Financial Services, Inc.	Specific equipment	10/05/2005	05-0031013326

ARLINGTON SURGICARE PARTNERS, LTD.	Texas SOS	UCC-1	General Electric Capital Corporation	Specific equipment	09/19/2006	06-0031281415

Austintown Surgery Center, LLC	Ohio SOS	UCC-1	James Conti	All furniture, fixtures, machinery, equipment, etc.	05/10/2002	OH00049139404

Austintown Surgery Center, LLC	Ohio SOS	UCC-1	Alcon Laboratories, Inc.	Specific equipment	09/10/2003	OH00068321000

Austintown Surgery Center, LLC	Ohio SOS	UCC-1	Alcon Laboratories, Inc.	Specific equipment	08/27/2004	OH00080973744

Austintown Surgery Center, LLC	Ohio SOS	UCC-1	USBancorp	Specific equipment	12/29/2006	OH00110429748

Austintown Surgery Center, LLC	Ohio SOS	UCC-1	USBancorp	Specific equipment	01/30/2007	OH00111426612

Beaumont Surgical Affiliates, Ltd.	Texas SOS	UCC-1	U.S. Bank, N.A. as Custodian or Trustee	Specific equipment	02/14/2003	03-0017431504

Beaumont Surgical Affiliates, Ltd.	Texas SOS	UCC-1	U.S. Bank, N.A. as Custodian or Trustee	Specific equipment	02/14/2003	03-0017431726

Beaumont Surgical Affiliates, Ltd.	Texas SOS	UCC-1	U.S. Bank, N.A. as Custodian or Trustee	Leased equipment	02/14/2003	03-0017431837

Beaumont Surgical Affiliates, Ltd.	Texas SOS	UCC-1	U.S. Bank, N.A. as Custodian or Trustee	Leased equipment	02/18/2003	03-0017643044

Beaumont Surgical Affiliates, Ltd.	Texas SOS	UCC-1	U.S. Bank, N.A. as Custodian or Trustee	Leased equipment	02/18/2003	03-0017643377

Beaumont Surgical Affiliates, Ltd.	Texas SOS	UCC-1	U.S. Bank, N.A. as Custodian or Trustee	Leased equipment	02/18/2003	03-0017643488

Beaumont Surgical Affiliates, Ltd.	Texas SOS	UCC-1	U.S. Bank, N.A. as Custodian or Trustee	Specific equipment, leased equipment	02/18/2003	03-0017643600

Beaumont Surgical Affiliates, Ltd.	Texas SOS	UCC-1	U.S. Bank, N.A. as Custodian or Trustee	Leased equipment	02/18/2003	03-0017643711

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

Beaumont Surgical Affiliates, Ltd.	Texas SOS	UCC-1	U.S. Bank, N.A. as Custodian or Trustee	Specific equipment	02/18/2003	03-0017644843

Beaumont Surgical Affiliates, Ltd.	Texas SOS	UCC-1	U.S. Bank, N.A. as Custodian or Trustee	Specific equipment	02/18/2003	03-0017644954

Beaumont Surgical Affiliates, Ltd.	Texas SOS	UCC-1	Karl Storz Endoscopy America, Inc	Specific equipment	02/14/2005	05-0004872733

Beaumont Surgical Affiliates LTD	Texas SOS	UCC-1	Wachovia Bank	All assets	06/14/2005	05-0018591281

Beaumont Surgical Affiliates, Ltd.	Texas SOS	UCC-1	Wachovia Bank National Association	Specific equipment	02/15/2006	06-0005216979

Central Virginia Surgi-Center, L.P.	Virginia State Corporation Commission	UCC-1	General Electric Capital Corporation	All assets	02/07/2003	0302077162-3

Central Virginia Surgi-Center, L.P.	Virginia State Corporation Commission	UCC-1	Stryker Capital	Specific equipment	03/19/2004	0403197304-4

Central Virginia Surgi-Center, L.P.	Virginia State Corporation Commission	UCC-1	Smith & Nephew Capital	Leased equipment	06/01/2004	0406017508-5

Central Virginia Surgi-Center LP	Virginia State Corporation Commission	UCC-1	US Bancorp	Leased equipment	06/18/2004	0406187034-5

Central Virginia Surgi-Center LP	Virginia State Corporation Commission	UCC-1	Olympus America, Inc.	Specific equipment	07/12/2004	0407127181-6

		Adds collateral					08/06/2004	0408067070-0

Central Virginia Surgi-Center LP	Virginia State Corporation Commission	UCC-1	Olympus America, Inc.	Specific equipment	10/05/2004	0410057063-8

Central Virginia Surgi-Center, L.P.	Virginia State Corporation Commission	UCC-1	First-Citizens Bank & Trust Company	Specific equipment	06/22/2006	0606227223-9

Central Virginia Surgi-Center, L.P.	Virginia State Corporation Commission	UCC-1	Smith & Nephew Capital	Leased equipment	10/04/2006	0610047284-8

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

Chesterfield Ambulatory Surgery Center, L.P.	Missouri SOS	UCC-1	Cardinal Health	All goods, equipment, inventory, accounts and general intangibles	03/29/2006	20060033913J

Chico Surgery Center, L.P.	California SOS	UCC-1	General Electric Capital Corporation	Specific equipment	12/14/2006	06-7095593660

Coast Surgery Center, L.P.	California SOS	UCC-1	Smith & Nephew Finance	Specific equipment	12/09/2005	05-7051626123

Creekwood Surgery Center, L.P.	Missouri SOS	UCC-1	Sovereign Bank Network Capital Alliance Division	Specific equipment	10/01/2002	20020108815J

Creekwood Surgery Center, L.P.	Missouri SOS	UCC-1	General Electric Capital Corporation	Specific equipment	02/24/2006	20060020687B

Creekwood Surgery Center, L.P.	Missouri SOS	UCC-1	General Electric Capital Corporation	Specific equipment	11/17/2006	20060124689K

		Restates collateral					11/21/2006	20060125708B

Decatur Surgery Center, L.P.	Delaware SOS	UCC-1	Hitachi Capital America Corp.	Specific equipment	08/23/2005	52683416

Decatur Surgery Center, L.P.	Delaware SOS	UCC-1	General Electric Capital Corporation	Specific equipment	01/23/2006	60257915

Decatur Surgery Center, L.P.	Delaware SOS	UCC-1	Hitachi Capital America Corp.	Specific equipment	03/10/2006	60839779

Decatur Surgery Center, L.P.	Delaware SOS	UCC-1	Hitachi Capital America Corp.	Specific equipment	03/10/2006	60839787

Desoto Surgicare Partners, Ltd.	Texas SOS	UCC-1 Assignment Adds RA9 info Continuation	Fleet Bank, N.A. as Agent First Trust National Association (this is the assignee)	Specific equipment	04/15/1997	072555	07/01/1997 02/22/2002 02/22/2002	683747 02-00201420 02-00201435

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

Desoto Surgicare Partners, Ltd	Texas SOS	UCC-1 Continuation	First Trust National Associatio as Custodian or Trustee [sic]	Specific equipment	07/02/1997	154212	05/24/2002	02-00312410

Desoto Surgicare Partners, Ltd	Texas SOS	UCC-1 Adds RA9 info Continuation	First Trust National Association, as Custodian or Trustee	Specific equipment	08/01/1997	168596	06/07/2002 06/07/2002	02-00327666 02-00327668

Desoto Surgicare Partners, Ltd and North Texas Surgery Center	Texas SOS	UCC-1 Adds RA9 info Continuation	First Trust National Association, as Custodian or Trustee	Specific equipment	11/01/1997	237416	07/30/2002 07/30/2002	02-00387121 02-00387123

Desoto Surgicare Partners, Ltd.	Texas SOS	UCC-1 Adds RA9 info Continuation	First Trust National Association, as Custodian or Trustee	Specific equipment	02/17/1998	032382	08/08/2002 08/20/2002	02-00398457 02-00412428

Desoto Surgicare Partners, Ltd.	Texas SOS	UCC-1 Adds RA9 info Continuation	US Bank Trust N.A. as Custodian or Trustee	Specific equipment	06/23/1998	98-127960	10/22/2002 12/27/2002	03-00056575 03-00119937

Desoto Surgicare Partners, Ltd	Texas SOS	UCC-1 Adds RA9 info Continuation	DVI Financial Services Inc	Specific equipment	06/26/1998	98-129194	08/19/2002 01/03/2003	02-00410269 03-00126634

Desoto Surgicare Partners, Ltd.	Texas SOS	UCC-1 Adds RA9 info Continuation	US Bank Trust N.A. as Custodian or Trustee	Specific equipment	07/20/1998	98-147387	10/22/2002 01/24/2003	03-00056572 03-00149980

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

Desoto Surgicare Partners, Ltd.	Texas SOS	UCC-1	US Bank, N.A. as Custodian or Trustee	Specific equipment	10/02/2002	03-0003453503

Desoto Surgicare Partners, Ltd.	Texas SOS	UCC-1	US Bank, N.A. as Custodian or Trustee	Specific equipment	10/02/2002	03-0003453614

Desoto Surgicare Partners, Ltd.	Texas SOS	UCC-1	Baxter Healthcare Corporation	Leased equipment	03/24/2003	03-0021736527

Desoto Surgicare Partners, Ltd	Texas SOS	UCC-1	General Electric Capital Corporation	Specific equipment	11/16/2004	04-0088516345

Desoto Surgicare Partners, Ltd.	Texas SOS	UCC-1	The CIT Group/Equipment Financing, Inc.	Specific equipment	12/22/2005	05-0039006356

Desoto Surgicare Partners, Ltd.	Texas SOS	UCC-1	FPC Funding II, LLC	Leased equipment	07/05/2006	06-0022697961

Doctors Outpatient Surgicenter, Ltd	Texas SOS	UCC-1 Continuation	Alcon Laboritories [sic]	Specific equipment	09/14/2001	02-0003285858	06/01/2006	06-00185690

Doctors Outpatient Surgicenter, Ltd.	Texas SOS	UCC-1 Assignment Continuation Assignment	Leasing Associates of Barrington, Inc. Leasing Associates of Barrington, Inc. (this is the assignee)	Leased equipment	12/27/2001	02-0014005537	02/19/2002 06/27/2006 10/30/2006	02-00196852 06-00218140 06-00359379

Doctors Outpatient Surgicenter, LTD.	Texas SOS	UCC-1	MedCash Financial Services, LLC	All accounts purchased by the secured party	06/06/2002	02-0032622643

Doctors Outpatient Surgicenter, Ltd.	Texas SOS	UCC-1	Olympus America, Inc.	Specific equipment	07/25/2002	02-0038442790

Doctors Outpatient Surgicenter, LTD	Texas SOS	UCC-1 Assignment	Smith & Nephew Finance DVI Strategic Partner Group, a division of DVI Financial Services Inc. (this is the assignee)	Leased equipment	10/11/2002	03-0004547497	12/27/2002	03-00123466

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

Doctors Outpatient Surgicenter, Ltd.	Texas SOS	UCC-1	General Electric Capital Corporation	Leased equipment	10/15/2002	03-0004885129

Doctors Outpatient Surgicenter, Ltd.	Texas SOS	UCC-1	Leasing Associates of Barrington, Inc.	Leased equipment	10/28/2002	03-0006294337

Doctors Outpatient Surgicenter, Ltd.	Texas SOS	UCC-1	Alcon Laboratories	Specific equipment	08/10/2004	04-0077929149

Doctors Outpatient Surgicenter, Ltd.	Texas SOS	UCC-1	Citicorp Vendor Finance, Inc.	Specific equipment	02/21/2006	06-0005807783

East West Surgery Center, L.P.	Georgia, Cobb County	UCC-1	OrthoLink Physicians Corporation	All assets	08/05/2002	033200208567

East West Surgery Center, L.P.	Georgia, Cobb County	UCC-1	OrthoLink Physicians Corporation	All assets	08/05/2002	033200208568

East West Surgery Center, L.P.	Georgia, Cobb County	UCC-1	Fleet Capital Leasing Healthcare Finance, a division of Fleet Business Credit, LLC	Leased equipment	07/16/2003	033200306834

East West Surgery Center, L.P.	Georgia, Cobb County	UCC-1	SunTrust Bank	All assets	04/18/2006	0332006-02788

East West Surgery Center, L.P.	Georgia, Cobb County	UCC-1	SunTrust Bank	All assets	04/19/2006	0332006-02818

Elmwood Park Same Day Surgery, L.L.C.	Illinois SOS	UCC-1 Continuation	BankOne, N.A successor to American National Bank and Trust Company of Chicago	All assets	02/18/1999	3991109	08/27/2003	7479697

Elmwood Park Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	General Electric Capital Corporation	Specific equipment	08/08/2005	10077427

Elmwood Park Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	Smith & Nephew Capital	Leased equipment	01/13/2006	10556503

Elmwood Park Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	Alcon Laboratories, Inc.	Specific equipment	07/13/2006	11147453

Elmwood Park Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	Smith & Nephew Capital	Leased equipment	12/18/2005	11632157

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

Mason Ridge Surgery Center, L.P.	Missouri SOS	UCC-1 Amends debtor name	Midwest BankCentre	All inventory, chattel paper etc.	02/15/2006	20060017592C	12/08/2006	20060131564K

Mason Ridge Ambulatory Surgery Center, L.P.

(this is the amended name)

Metro Surgery Center, L.P.	Delaware SOS	UCC-1	Marcap Corporation	Specific equipment	03/08/2007	20070885110

Metro Surgery Center, LP	Delaware SOS	UCC-1	The Fifth Third Leasing Company	Leased equipment	05/17/2005	51513390

Metroplex Surgicare Partners, Ltd.	Texas SOS	UCC-1 Continuation	Citicorp Vendor Finance, Inc.	Specific equipment	11/26/2001	02-0010836050	06/16/2006	06-00205725

Metroplex Surgicare Partners, Ltd.	Texas SOS	UCC-1	Baxter Healthcare Corporation	Leased equipment	02/28/2003	03-0018807360

Metroplex Surgicare Partners, Ltd.	Texas SOS	UCC-1	Baxter Healthcare Corporation	Leased equipment	03/19/2003	03-0021084604

Metroplex Surgicare Partners, Ltd.	Texas SOS	UCC-1	Baxter Healthcare Corporation	Leased equipment	03/24/2003	03-0021736305

Metroplex Surgicare Partners, Ltd.	Texas SOS	UCC-1	Citicorp Vendor Finance, Inc.	Leased equipment	04/09/2003	03-0023784663

Mid Rivers Ambulatory Surgery Center, L.P.	Missouri SOS	UCC-1	Citicorp Vendor Finance, Inc.	All assets	01/31/2006	20060012141J

Mid Rivers Ambulatory Surgery Center, L.P.	Missouri SOS	UCC-1	Cardinal Health	All goods, equipment, inventory, accounts and general intangibles	03/15/2006	20060028518C

New Mexico Orthopaedic Surgery Center, L.P.	Georgia, Barrow County	UCC-1	Citicorp Vendor Finance, Inc.	Leased equipment	10/01/2004	007-2004-013176

North Shore Same Day Surgery, L.L.C.	Illinois SOS	UCC-1 Continuation	American National Bank and Trust Company of Chicago	All assets	08/01/1997	3723559	07/15/2002	5555337

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

North Shore Same Day Surgery Center, L.L.C.	Illinois SOS	UCC-1 Continuation Amends debtor info	American National Bank and Trust Company of Chicago	All assets	07/09/1999	4063575	01/16/2004 02/18/2004	8114528 8254001

North Shore Same Day Surgery, L.L.C. (this is the amended name)

North Shore Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	Alcon Laboratories, Inc.	Specific equipment	03/16/2005	9629998

North Shore Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	Olympus America, Inc.	Specific equipment	12/30/2005	10512441

North Shore Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	CIT Healthcare LLC	Specific equipment	02/10/2006	10647029

North Shore Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	Smith & Nephew Finance	Leased equipment	09/14/2006	11339018

North Shore Same Day Surgery, L.L.C.	Illinois SOS	UCC-1 Assignment	Smith & Nephew Finance M&I Marshall & IIsley Bank [sic] (this is the assignee)	Specific equipment	02/05/2007	11779786	02/28/2007	8859661

North Shore Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	Smith & Nephew Finance	Leased equipment	01/02/2007	11676928

Northridge Surgery Center, LP	Tennessee SOS	UCC-1	The Fifth Third Leasing Company	Leased equipment	10/08/2003	203-054464

Northridge Surgery Center, LP	Tennessee SOS	UCC-1	The Fifth Third Leasing Company	Leased equipment	06/21/2004	304-040200

Northridge Surgery Center, LP	Tennessee SOS	UCC-1	The Fifth Third Leasing Company	Leased equipment	02/05/2005	105-004160

Northridge Surgery Center, L.P.	Tennessee SOS	UCC-1	Citicorp Leasing, Inc	All assets, etc.	02/09/2007	107-006259

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

Northwest Surgery Center, Ltd.	Texas SOS	UCC-1 Amends debtor address Continuation	Marcap Corporation	All equipment	11/01/1997	232011	08/23/1999 06/01/2002	99-733006 02-0032445

Northwest Surgery Center, Ltd	Texas SOS	UCC-1	US Bank as Custodian or Trustee	Specific equipment	12/31/2002	03-0012462058

Northwest Surgery Center, Ltd.	Texas SOS	UCC-1	DVI Strategic Partner Group, A Division of DVI Financial Services Inc. and US Bank as Custodian or Trustee	Specific equipment	07/01/2003	03-0033131872

Northwest Surgery Center, Ltd	Texas SOS	UCC-1	Wells Fargo Financial Leasing, Inc.	Leased equipment	10/04/2004	04-0085100189

Northwest Surgery Center, Ltd	Texas SOS	UCC-1	Republic National Bank	All equipment	10/15/2004	04-0085277225

Northwest Surgery Center, Ltd	Texas SOS	UCC-1	Fifth Third Bank, N.A.	All assets	08/26/2005	05-0026838880

Northwest Surgery Center Ltd	Texas SOS	UCC-1	Sound Surgical Technologies LLC	Leased equipment	10/27/2005	05-0033462578

Northwest Surgery Center, LLP	Texas SOS	UCC-1	MarCap Corporation	All personal property and fixtures	01/03/2007	07-0000232539

[this is not a similar name because the address matches the chief executive office]

Olive Ambulatory Surgery Center, L.P.	Missouri SOS	UCC-1	Citicorp Vendor Finance, Inc.	All assets	01/31/2006	20060012124K

Olive Ambulatory Surgery Center, L.P.	Missouri SOS	UCC-1	Cardinal Health	All goods, equipment, inventory, accounts and general intangibles	03/15/2006	20060028512H

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

Orthopedic and Surgical Specialty Company, LLC	Arizona SOS	UCC-1	Wells Fargo Financial Leasing, Inc.	Leased equipment	04/09/2004	200413103818

Orthopedic and Surgical Specialty Company, LLC	Arizona SOS	UCC-1	Wells Fargo Financial Leasing, Inc.	Leased equipment	05/18/2004	200413142235

Orthopedic and Surgical Specialty Company, LLC	Arizona SOS	UCC-1	Citicorp Vendor Finance, Inc.	Leased equipment	05/13/2004	200413146526

Orthopedic and Surgical Specialty Company, LLC	Arizona SOS	UCC-1	Wells Fargo Financial Leasing, Inc.	Leased equipment	06/07/2004	200413170706

Orthopedic and Surgical Specialty Company, LLC	Arizona SOS	UCC-1	Smith & Nephew Finance	Leased equipment	04/19/2006	200614176606

Torrance Endoscopy Center, a California Limited Partnership Pacific Endo-Surgical Center, L.P. (this is the amended name)	California SOS	UCC-1 Amends debtor name Continuation	Citicorp Vendor Finance, Inc.	Leased equipment	03/18/2002	0207860365	08/16/2005 01/30/2007	05-70378458 07-71007343

Pacific Endo-Surgical Center, L.P.	California SOS	UCC-3 Amendment Amends secured party name & address	Citicorp Vendor Finance Inc. (this is the amended version without comma)	Leased equipment	03/18/2002	0207860365	03/02/2007	07-71047025

Pacific Endo-Surgical Center, L.P.	California SOS	UCC-1	The CIT Group/Equipment Financing, Inc.	Specific equipment	11/15/2004	04-7006006770

Park Cities Surgery Center, L.P.	Texas SOS	UCC-1 Restates collateral	General Electric Capital Corporation	All assets [restated by amendment]	06/09/2003	03-0030488894	12/17/2004	04-00916953

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

Park Cities Surgery Center, L.P.	Texas SOS	UCC-1 Assignment	Leasing Associates of Barrington, Inc.	Specific equipment	09/18/2003	04-0042198674	10/24/2003	04-00458992

Park Cities Surgery Center, LP.	Texas SOS	UCC-1	Park Cities Bank	Specific equipment	12/31/2004	04-0093321385

Reading Ambulatory Surgery Center, L.P.	Pennsylvania SOS	UCC-1	Citicorp Vendor Finance, Inc.	Specific equipment	08/12/2005	2005081600900

Redding Surgery Center, LP	Tennessee SOS	UCC-1	Fifth Third Bank, (Tennessee)	Specific equipment	10/26/2004	204-042268

Redding Surgery Center, L.P.	Tennessee SOS	UCC-1	Fifth Third Bank, N.A.	Specific equipment	01/03/2006	106-200524

River North Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	Smith & Nephew Capital	Leased equipment	12/06/2004	9326790

River North Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	General Electric Capital Corporation	Specific equipment	08/08/2005	10077451

River North Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	Smith & Nephew Capital	Leased equipment	05/12/2006	10954584

River North Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	USBancorp	Specific equipment	09/19/2006	11351700

River North Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	Smith & Nephew Capital	Leased equipment	11/14/2006	11530990

San Antonio Endoscopy Center, L.P.	Texas SOS	UCC-1	MarCap Corporation	Leased equipment	04/28/2003	03-0025885394

San Antonio Endoscopy, L.P.		Amends debtor name					03/10/2006	06-00079253

(this is the amended name)

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

San Antonio Endoscopy Center, L.P.	Texas SOS	UCC-1 Deletes certain collateral	MarCap Corporation	Leased equipment	05/01/2003	03-0026244435	05/29/2003	03-00293916

San Antonio Endoscopy, L.P.		Amends debtor name					03/10/2006	06-00079215

(this is the amended name)

San Gabriel Valley Surgical Center, L.P.	California SOS	UCC-1 Continuation	MarCap Corporation	All personal property and fixtures	02/20/2002	0205360174	08/24/2006	06-70827107

San Gabriel Valley Surgical Center, L.P.	California SOS	UCC-1	Alcon Laboratories, Inc.	Specific equipment	01/08/2003	0301360507

San Gabriel Valley Surgical Center, L.P.	California SOS	UCC-1	HSPC,Inc	Assets acquired with proceeds of financing by secured party	09/11/2006	06-7084397276

San Gabriel Valley Surgical Center, L.P.	California SOS	UCC-1	Alcon Laboratories, Inc.	Specific equipment	10/10/2006	06-7087800733

Shore Outpatient Surgicenter, L.L.C.	Georgia, Barrow County	UCC-1	Wachovia Bank, National Association	Fixtures and equipment located at 360 Route 70, Lakewood, NJ.	05/16/2003	007-2003-005485

Specialists Surgery Center, L.L.C.	Oklahoma, Oklahoma County	UCC-1	Alcon Laboratories, Inc.	Specific equipment	02/04/2003	2003001381220

Specialists Surgery Center, L.L.C.	Oklahoma, Oklahoma County	UCC-1	U.S. Bank Trust N.A. as Custodian or Trustee	All assets	04/23/2004	2004004934329

Specialists Surgery Center, L.L.C.	Oklahoma, Oklahoma County	UCC-1	Siemens Financial Services, Inc.	Leased equipment	07/12/2004	2004008445734

Specialists Surgery Center, L.L.C.	Oklahoma, Oklahoma County	UCC-1	The CIT Group/Equipment Financing, Inc.	Specific equipment	02/28/2005	2005002384327

Specialists Surgery Center, LLC	Oklahoma, Oklahoma County	UCC-1	Steris Corporation	Goods sold on credit by secured party	01/23/2006	2006000857937

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

Specialists Surgery Center, L.L.C.	Oklahoma, Oklahoma County	UCC-1	CIT Healthcare LLC	Specific equipment	04/14/2006	2006004444933

Sunset Hills Ambulatory Surgery Center, L.P.	Missouri SOS	UCC-1	Citicorp Vendor Finance, Inc.	All assets	01/31/2006	20060012114J

Sunset Hills Ambulatory Surgery Center, L.P.	Missouri SOS	UCC-1	Cardinal Health	All goods, equipment, inventory, accounts and general intangibles	03/15/2006	20060028507A

Tamarac Surgery Center LLC	Florida Secured Transaction Registry	UCC-1 Amends secured party address Continuation	U.S. Bank Trust N.A. as Custodian or Trustee	All assets	02/01/2000	200000027952-9	12/28/2004 01/03/2005	200408615042 200508650389

Tamarac Surgery Center, LLC	Florida Secured Transaction Registry	UCC-1	Olympus America, Inc.	Leased equipment	07/08/2002	200201611382

Tamarac Surgery Center, LLC	Florida Secured Transaction Registry	UCC-1 Restates collateral Continuation	U.S. Bank, N.A. as Custodian or Trustee	Specific equipment	07/16/2002	200201675879	02/04/2003 02/15/2007	200303195841 200704828586

Tamarac Surgery Center, LLC	Florida Secured Transaction Registry	UCC-1 Adds collateral	Olympus America, Inc.	Specific equipment	09/17/2003	200304972930	10/16/2003	200305221319

Tamarac Surgery Center LLC	Florida Secured Transaction Registry	UCC-1	Olympus America, Inc.	Specific equipment	09/27/2005	200500776723

Tamarac Surgery Center, LLC	Florida Secured Transaction Registry	UCC-1	Olympus America, Inc.	Specific equipment	01/03/2006	200601536205

Tamarac Surgery Center, LLC	Florida Secured Transaction Registry	UCC-1	General Electric Capital Corporation	Specific equipment	07/26/2006	200603268623

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

Templeton Surgery Center, LLC	Tennessee SOS	UCC-1	MarCap Corporation	Leased equipment	06/16/2005	305-033437

Texan Ambulatory Surgery Center, L.P.	Texas SOS	UCC-1 Adds RA9 info Continuation Continuation	Copelco Capital, Inc.	Leased equipment	10/21/1999	99-212788	07/18/2003 10/18/2004 10/19/2004	03-00349270 04-00853918 04-00855297

The Surgery Center (an Ohio limited partnership)	Ohio SOS	UCC-1	Alcon Laboratories, Inc.	Specific equipment	06/17/2005	OH00090504753

TOPS Specialty Hospital, Ltd.	Texas SOS	UCC-1 Assignment Continuation Assignment	Leasing Associates of Barrington, Inc. Firstar Bank, N.A. (this is the assignee) Leasing Associated of Barrington, Inc. [sic]	Leased equipment	12/27/2001	02-0013680070	02/25/2002 06/27/2006 10/30/2006	02-00206629 06-00218122 06-00359314

Tops Specialty Hospital, Ltd.	Texas SOS	UCC-1	US Bank Trust N.A. as Custodian or Trustee	Specific equipment	03/17/2003	03-0020893207

TOPS Specialty Hospital, Ltd.	Texas SOS	UCC-1	U.S. Bank Trust N.A. as Custodian or Trustee	Specific equipment	03/21/2003	03-0021556052

TOPS Specialty Hospital, Ltd.	Texas SOS	UCC-1	ACMI Financial Services	Leased equipment	03/31/2003	03-0022540036

TOPS Specialty Hospital, Ltd.	Texas SOS	UCC-1	U.S. Bank Trust N.A. as Custodian or Trustee	Specific equipment	06/30/2003	03-0032967323

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

TOPS Specialty Hospital, Ltd.	Texas SOS	UCC-1	MarCap Corporation	Specific equipment	06/23/2004	04-0072484594

Tops Specialty Hospital, LTD.	Texas SOS	UCC-1	LEAF Funding, Inc.	Specific equipment	10/28/2005	05-0033647826

TOPS Specialty Hospital, Ltd.	Texas SOS	UCC-1	General Electric Capital Corporation	Specific equipment	03/22/2006	06-0009217378

Tops Specialty Hospital, Ltd.	Texas SOS	UCC-1	Toshiba America Medical Credit	Leased equipment	03/31/2006	06-0010441571

TOPS Specialty Hospital, Ltd.	Texas SOS	UCC-1	General Electric Capital Corporation	Specific equipment	05/15/2006	06-0016511747

United Surgery Center — Southeast, Ltd.	Texas SOS	UCC-1 Assignment Assignment Continuation Assignment	Leasing Associates of Barrington, Inc. Firstar Bank, N.A. (this is the assignee) U.S. Bank, N.A. (this is the assignee) Leasing Associates of Barrington, Inc. (this is the assignee)	Leased equipment	03/11/2002	0022235490	04/29/2002 09/10/2002 09/25/2006 01/04/2007	02-00280946 03-00009681 06-00318367 07-00005350

United Surgery Center — Southeast, LTD.	Texas SOS	UCC-1	MedCash Financial Services, LLC	All accounts purchased by secured party from debtor	06/06/2002	02-0032621288

United Surgery Center — Southeast, Ltd.	Texas SOS	UCC-1	Leasing Associates of Barrington, Inc.	Leased equipment	07/24/2002	02-0038292258

United Surgery Center — Southeast, Ltd.	Texas SOS	UCC-1	Leasing Associates of Barrington, Inc.	Leased equipment	07/24/2002	02-0038292258

United Surgery Center — Southeast, Ltd.	Texas SOS	UCC-1	The CIT Group/Equipment Financing, Inc.	Specific equipment	11/09/2004	04-0087849050

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

United Surgery Center — Southeast, Ltd.	Texas SOS	UCC-1	Citicorp Vendor Finance, Inc.	Specific equipment	02/21/2006	06-0005791735

University Surgery Center, Ltd.	Florida Secured Transaction Registry	UCC-1	MarCap Corporation	All personal property and fixtures	09/30/2005	200500813602

Warner Park Surgery Center, L.P.	Arizona SOS	UCC-1 Assignment Assignment	Leasing Associates of Barrington, Inc. Firstar Bank, N.A. (this is the assignee) Leasing Associates of Barrington, Inc. (this is the assignee)	Leased equipment	06/12/2001	01177804	09/24/2001 04/28/2006	01177804 01177804

Warner Park Surgery Center, L.P.	Arizona SOS	UCC-1	Citicorp Vendor Finance, Inc.	Specific equipment	06/16/2004	200413179589

Warner Park Surgery Center, L.P.	Arizona SOS	UCC-1	Citicorp Vendor Finance, Inc.	Leased equipment	11/23/2004	200413418125

Warner Park Surgery Center, L.P.	Arizona SOS	UCC-1 Adds collateral	Citicorp Vendor Finance, Inc.	Leased equipment	05/13/2005	200513652961	07/26/2005	200513652961

Warner Park Surgery Center, L.P.	Arizona SOS	UCC-1	Citicorp Vendor Finance, Inc.	Leased equipment	08/01/2005	200513736815

Warner Park Surgery Center, L.P.	Arizona SOS	UCC-1	Citicorp Vendor Finance, Inc.	Specific equipment	11/25/2005	200513936704

Warner Park Surgery Center, L.P.	Arizona SOS	UCC-1	Citicorp Vendor Finance, Inc.	Specific equipment	05/15/2006	200614227880

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

West Houston Ambulatory Surgical Associates, L.P.	Texas SOS	UCC-1	Smith & Nephew Capital	Leased equipment	04/15/2004	04-0064507713

West Houston Ambulatory Surgical Associates, L.P.	Texas SOS	UCC-1	Smith & Nephew Capital	Leased equipment	11/04/2004	04-0087315159

West Houston Ambulatory Surgical Associates, LP	Texas SOS	UCC-1	Fifth Third Bank, (Tennessee)	Specific equipment	06/06/2005	05-0017594233

West Houston Ambulatory Surgical Associates, L.P.	Texas SOS	UCC-1	FPC Funding II, LLC	Leased equipment	01/09/2007	07-0001113073

West Houston Ambulatory Surgical Associates, L.P.	Texas SOS	UCC-1	Smith & Nephew Capital	Leased equipment	03/14/2007	07-0008549528

Willowbrook Ambulatory Surgery Center, LP	Tennessee SOS	UCC-1	CIT Healthcare LLC	All assets	10/18/2006	306-165395

United Surgical Partners International, Inc.	Delaware SOS	UCC-1	Koger Post Oak Limited Partnership	Personal property at 3050 Post Oak Boulevard, Houston, Texas	11/14/2002	22982332

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Smith & Nephew Finance, assigned to DVI Strategic Partner Group, A Division of DVI Financial Services Inc.	Leased equipment	05/10/2002	302-026902	06/30/2003	303-033922

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Bank of Nashville	Leased equipment	06/03/2002	102-025747

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Bank of Nashville	Leased equipment	06/13/2002	202-034595

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Olympus America, Inc.	Specific equipment	02/27/2003	303-011257

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Olympus America, Inc.	Specific equipment	03/25/2003	203-014186

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Olympus America, Inc.	Specific equipment	03/25/2003	203-014187

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	The Fifth Third Leasing Company	Leased equipment	10/06/2003	203-053627

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Fifth Third Bank, Tennessee, an Ohio Banking Corp	Specific equipment	11/07/2003	103-052264

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Olympus America, Inc.	Specific equipment	12/17/2003	103-055346

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Fifth Third Bank, (Tennessee)	Specific equipment	09/15/2004	104-051662

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Olympus America, Inc.	Specific equipment	10/01/2004	104-054842

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Fifth Third Bank, (Tennessee)	Specific equipment	11/04/2004	204-045170

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Fifth Third Bank, (Tennessee)	Specific equipment	01/06/2005	105-001001

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Olympus America, Inc.	Specific equipment	07/05/2005	205-017079

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Fifth Third Bank, (Tennessee)	All assets	07/21/2005	305-040663

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Fifth Third Bank, Tennessee, an Ohio Banking Corp	Specific equipment	07/21/2005	305-040685

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Olympus America, Inc.	Specific equipment	01/10/2006	206-001565	02/15/2006	306-108347

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Olympus America, Inc.	Specific equipment	01/10/2006	206-001598

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Fifth Third Bank, (Tennessee)	Medical equipment	10/17/2006	306-165102

American Endoscopy Services, Inc.	Tennessee SOS	UCC-1	Olympus America, Inc.	Specific equipment	02/05/2007	107-005366

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

ISS-Orlando LLC	Florida Secured Transaction Registry	UCC-1	U.S. Bank, N.A. as Custodian or Trustee	Equity interests in Orlando Ophthmology Surgery Center, LLC	08/21/2002	200201974868

OrthoLink Physicians Corporation	Delaware SOS	UCC-1	Fleet Capital Leasing Healthcare Finance, (a division of Fleet Business Credit, LLC)	Leased equipment	08/20/2001	10871496

OrthoLink Physicians Corporation	Delaware SOS	UCC-1	De Lage Landen Financial Services, Inc.	Leased equipment	09/20/2001	11196786	11/16/2001 01/09/2004 03/27/2006	1173100 cover sheet indicates filing should say 11731004 40290090 61023902

OrthoLink Physicians Corporation	Delaware SOS	In-Lieu UCC-1 Re: New Mexico & Tennessee	Fleet Capital Leasing Healthcare Finance, a division of Fleet Business Credit Corporation (n/k/a Fleet Capital Leasing Healthcare Finance, a division of Fleet Business Credit LLC)	not indicated	11/28/2001	11556187

OrthoLink Physicians Corporation	Delaware SOS	In-Lieu UCC-1 Re: Georgia	Fleet Capital Leasing Healthcare Finance, a division of Fleet Business Credit Corporation (n/k/a Fleet Capital Leasing Healthcare Finance, a division of Fleet Business Credit LLC)	not indicated	11/28/2001	11556203

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

OrthoLink Physicians Corporation	Delaware SOS	In-Lieu UCC-1 Re: Georgia	Fleet Capital Leasing Healthcare Finance, a division of Fleet Business Credit Corporation (n/k/a Fleet Capital Leasing Healthcare Finance, a division of Fleet Business Credit LLC)	not indicated	11/28/2001	11556211

OrthoLink Physicians Corporation	Delaware SOS	In-Lieu UCC-1 Re: Tennessee	Fleet Business Credit, LLC and U.S. Bank, N.A. as Custodian or Trustee Successor in Interest to U.S. Bank Trust, N.A.	Specific equipment	07/30/2002	21877046	02/25/2003	30464530

OrthoLink Physicians Corporation	Delaware SOS	In-Lieu UCC-1 Re: Tennessee	National City Commercial Capital Corporation	Leased equipment	07/25/2002	21995830	12/29/2004	50052812

OrthoLink Physicians Corporation	Delaware SOS	In-Lieu UCC-1 Re: Tennessee	U.S. Bank, N.A. as Custodian or Trustee Successor in Interest to U.S. Bank Trust N.A.	Not indicated	03/25/2003	30756968	04/05/2004	40940405

OrthoLink Physicians Corporation	Delaware SOS	In-Lieu UCC-1 Re: New Mexico	U.S. Bank, N.A. as Custodian or Trustee Successor in Interest to U.S. Bank Trust N.A.	Leased equipment	03/31/2003	30830979

OrthoLink Physicians Corporation	Delaware SOS	In-Lieu UCC-1 Re: New Mexico & Tennessee	U.S. Bank, N.A. as Custodian or Trustee Successor in Interest to U.S. Bank Trust N.A.	Leased equipment	03/31/2003	30832603

OrthoLink Physicians Corporation	Delaware SOS	UCC-1	General Electric Company	All equipment, furniture, fixtures etc. at specified location in Georgia	05/30/2003	31370686

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

OrthoLink Physicians Corporation	Delaware SOS	UCC-1	Philips Medical Capital LLC	Leased equipment	08/09/2004	42232348

Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	Leasing Associates of Barrington, Inc.	Leased equipment	06/11/2001	4397253	11/05/2001 04/01/2003	4458240 6785123
							02/03/2006	8798824
							05/30/2006	8817196

Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	U.S. Bank, N.A.	Leased equipment	01/21/2003	6437125	04/07/2003	6816029

Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	M Campbell, LLC and numerous additional secured parties	Equity Interests in River North Same Day Surgery, LLC (“Issuer”) and any parent of the Issuer	05/07/2003	6969720

Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	DVI Strategic Partner Group, A Division of DVI Financial Services Inc.	Leased equipment	07/15/2003	7286341	07/28/2003	7343337

Same Day Surgery, L.L.C.	Illinois SOS	UCC-1	M Campbell, LLC and numerous additional secured parties	Equity Interests in Elmwood Park Same Day Surgery, LLC (“Issuer”) and any parent of the Issuer	05/07/2003	6969739

Same Day Surgery, L.L.C. Specialty Surgicenters, Inc.	Illinois SOS Georgia, Fulton County	UCC-1 UCC-1	Lakeside Bank US Bank Trust NA	Leased equipment Membership interests in Tamarac Surgery Center, LLC	01/08/2004 02/03/2000	8080917 060200002166	01/26/2004 01/03/2005 01/03/2005	8158789 060200500099 060200500100

Specialty Surgicenters, Inc.	Georgia, Fulton County	UCC-1	Bank South	Certificate of Deposit	12/16/2003	060200315458

Specialty Surgicenters, Inc.	Georgia, Gwinnett County	In-Lieu UCC-1 Re: Florida	US Bank Trust NA	Membership interests in Tamarac Surgery Center, LLC	12/30/2004	67-2004-012836

		Type of	Secured		Original	Original	Amdt.	Amdt.
Debtor	Jurisdiction	filing found	Party	Collateral	File Date	File Number	File Date	File Number

Surgery Centers of America II, LLC	Oklahoma, Oklahoma County	UCC-1	MarCap Corporation	Ownership interests in Northeast Ohio Surgery Center, LLC	12/04/2001	2001010393524	06/21/2006	E2006007528030

Surgery Centers of America II, L.L.C.	Oklahoma, Oklahoma District Court	Judgment	Rick Mason	$75,000.00	07/03/2001	CJ 2001-2940-65

Surginet of Northwest Houston, Inc.	Tennessee SOS	UCC-1	Republic National Bank	All equipment	03/09/2005	305-013163

Surginet, Inc.	Tennessee SOS	UCC-1	Smith & Nephew Endoscopty	Leased equipment	03/04/2004	304-015181

Schedule 6.04
Existing Investments
(as of March 31, 2007)

Investor	Investee	Total[1]
USP Nevada, Inc.	CHW/USP Las Vegas Surgery Centers, LLC	$1,350,533
USP Kansas City, Inc.	St.Mary’s / USP Surgery Centers, LLC	1,553,164
Health Horizons of Murfreesboro, Inc.	Middle Tenn Ambulatory Surgery Center, LP	3,502,140
USP North Texas, Inc.	Texas Health Ventures Group, LLC	62,636,693
USP North Texas, Inc.	Trophy Club Medical Center, LP	1,427,723
USP North Texas, Inc.	Valley View Surgicare Partners, Ltd.	2,555,936
USP North Texas, Inc.	Denton Surgicare Partners, Ltd.	1,179,034
USP North Texas, Inc.	Grapevine Surgicare Partners, Ltd.	4,766,962
USP North Texas, Inc.	Frisco Medical Center, LLP	(62,230)
USP North Texas, Inc.	Lewisville Surgicare Partners, Ltd.	8,285,654
USP North Texas, Inc.	Bellaire Outpatient Surgery Center, LLP	(6,499)
USP North Texas, Inc.	University Surgical Partners of Dallas, LLP	6,863,220
USP North Texas, Inc.	Garland Surgicare Partners, Ltd.	871,198
USP North Texas, Inc.	Fort Worth Surgicare Partners, Ltd.	2,036,144
USP North Texas, Inc.	Physicians Surgical Center of Fort Worth, LLP (20% direct)	3,685,569
THVG/HealthFirst, LLC	Physicians Surgical Center of Fort Worth, LLP	401,095
Texas Health Venture Huguley, LP	Huguley Surgery Center (10825)	223,144
USP New Jersey, Inc.	Shrewsbury Surgery Center, LLC	968,492
USP New Jersey, Inc.	Tom’s River Surgery Center, LLC	1,557,316
USP New Jersey, Inc.	Northern Monmouth Regional Surgery Center, LLC	362,990
OrthoLink ASC Corporation	OrthoLink/TOC LLC	622,215
OrthoLink ASC Corporation	OrthoLink / Baptist ASC, LLC & Baptist Surgery Center, LP	7,497,367
OrthoLink ASC Corporation	Mountain Empire Surgery Center, LP	4,473,934
OrthoLink ASC Corporation	Roswell Surgery Center, LLC	111,906
OrthoLink ASC Corporation	Lawrenceville Surgery Center, LLC	149,950
OrthoLink ASC Corporation	Northwest Georgia Orthopaedic Surgery Center, LLC	1,786,014
OrthoLink ASC Corporation	Orthopedic South Surgical Partners, LLC	177,249
USP Las Cruces, Inc.	Las Cruces Surgical Center, LLC	2,426,242
United Surgical of Atlanta, Inc.	Northside-Cherokee / USP Surgery Centers, LLC	5,018,157
USP Central New Jersey, Inc.	East Brunswick Surgery Center, LLC	1,739,113
USP Tennessee, Inc.	Saint Thomas/USP Surgery Centers, LLC	2,007,234
USP Cleveland, Inc.	Bagley Holdings, LLC	1,657,283
USP Houston, Inc.	Memorial Hermann/USP Surgery Centers, LLP	839,240
USP Houston, Inc.	Memorial Hermann/USP Surgery Centers III, LLP	3,414,345
USP Destin, Inc.	Destin Surgery Center, Ltd.	1,637,746

[1]	Total Investment in the Investees is inclusive of the amount of Guarantees of Indebtedness set forth on Schedule 6.01.

Investor	Investee	Total[1]
USP Austin, Inc.	Northwest Surgery Center, LLP	(34,387)
USP Phoenix, Inc.	CHW/USP Surgery Centers, LLC	8,683,839
USP San Gabriel, Inc.	CHW/USP San Gabriel Surgery Centers, LLC	1,993,023
USP Baton Rouge, Inc.	Baton Rouge Surgical Hospital, LLC	1,436,864
USP San Antonio, Inc.	Christus/USP General Partner, LLC	1,902,977
USP Cedar Park, Inc.	Cedar Park Surgery Center, LLP	634,864
USP Newport News, Inc.	Mary Immaculate Ambulatory Surgery Center, LLC	512,913
USP Oxnard, Inc.	CHW/USP Oxnard Surgery Centers, LLC	2,343,006
USP Michigan, Inc.	Lansing ASC Partners, LLC	3,333,547
USP Michigan, Inc.	Michigan ASC Partners, LLC	1,844,727
USP Michigan, Inc.	McLaren ASC of Flint, LLC	1,046,312
USP Mission Hills, Inc.	Providence/USP Surgery Centers, LLC	1,142,744
USP Oklahoma, Inc.	Southwest Ambulatory Surgery Center, LLC (includes OCOMS)	13,693,567
USP Oklahoma, Inc.	INTEGRIS / USP Surgery Centers, LLC	(205)
USP Chicago, Inc.	ENH/USP Surgery Centers I, LLC	48,726
USP Baltimore, Inc.	St. Agnes / USP Joint Venture, LLC	1,367,523
USP Sarasota, Inc.	CHC / USP Surgery Centers, LLC	3,830,694
SSI Holdings, Inc.	Central Jersey Surgery Center, LLC	7,436,573
SSI Holdings, Inc.	Tulsa Outpatient Surgery Center, LLC	781,335
USP Richmond, Inc.	Memorial Ambulatory Surgery Center, LLC	780,799
USP Richmond, Inc.	Richmond ASC Leasing Company, LLC	696,487
USP Richmond II, Inc.	St. Mary’s Ambulatory Surgery Center, LLC	874,340
USP Sacramento, Inc.	CHW/USP Sacramento Surgery Centers, LLC	9,930,523
USP North Kansas City, Inc.	NKCH / USP Surgery Centers, LLC	5,494,487
USP MidWest, Inc.	Adventist Midwest / USP Surgery Centers, LLC	1,096,600
Advanced Ambulatory Surgical Care, LP	Real Estate Co-Op	6,023
USP Alexandria, Inc.	Alexandria Surgery Center Real Estate, LLC	2,875,276
USP Alexandria, Inc.	Christus Cabrini Surgery Center, LLC	500,514
USP Indiana, Inc.	St. Vincent Health / USP, LLC	(65,401)
USP Virginia Beach, Inc.	Bon Secours Surgery Center at Virigina Beach, LLC	(32,354)
USP Texas, LP	Legacy Warren Partners, LP	1,898,693
ICNU Rockford, LLC	Pendragon Development, LLC	103,056
Surgery Centers Of America II, LLC	Surgery Center of Scottsdale, LLC	10,424,998
Surgery Centers Of America II, LLC	Surgery Center of Peoria, LLC	5,603,224
Surginet, Inc.	Suburban Endoscopy Services, LLC	3,981,958
Surginet, Inc.	Redmond Surgery Center, LLC	2,604,573
Surginet, Inc.	Central Avenue Surgery Center, LLC	145,364
Surginet, Inc.	GP Surgery Center, LLC	1,904,169
Surginet, Inc.	Idaho Surgery Center, LLC	1,386,629
Surginet, Inc.	The Surgery Center at Tri-City Orthopaedic Clinic, LLC	4,487,514
Surginet, Inc.	Manitowoc Surgery Center, LLC	725,648
ISS — Orlando, LLC	Orlando Ophthalmology Surgery Center, LLC	1,411,837
Surgery Centers Of America II, LLC	Surgery Center of Gilbert, LLC	3,623,558
Surgery Centers Of America II, LLC	Physicians Surgery Center of Tempe, LLC	884,952
Surgery Centers Of America II, LLC	New Horizons Surgery Center, LLC	1,340,618

Investor	Investee	Total[1]
Surgery Centers Of America II, LLC	Surgery Center of Canfield, LLC	2,126,674
Surgery Centers Of America II, LLC	Northeast Ohio Surgery Center, LLC	8,020,288
USP Texas, LP	Veroscan, Inc.	50,000
USP Harbour View, Inc	Bon Secours Surgery Center at Harbour View, L.L.C.	(19,683)
USPI San Diego, Inc.	Scripps/USP JV	(27,724)
USP Corpus Christi, Inc.	CS/USP General Partner, L.L.C. and CS/USP Surgery Centers, L.P.	7,150,462
Surginet, Inc.	New Gulf Coast Surgery Center, L.L.C.	351,007
USP Lyndhurst, Inc.	Zeeba Surgery Center, L.P.	837,600

Schedule 6.09
Existing Transactions with Affiliates
Stock Subscription and Exchange Agreement, dated as of April 19, 2007, among Holdings, the Sponsor and the other purchasers party thereto.
Stockholders Agreement, dated as of April 19, 2007, among Holdings, the Sponsor and the other stockholders party thereto.
Registration Rights Agreement, dated as of April 19, 2007, among Holdings, the Sponsor and the investors party thereto.
Management Agreement, dated as of April 19, 2007, between the Borrower and WCAS Management Corporation.

Schedule 6.10
Existing Restrictions
None.

EXHIBIT A
Form of
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption is dated as of the date set forth below (the “Effective Date”) and is entered into by and between [the][each] Assignor (as defined below) and [the][each] Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement dated as of April 19, 2007 (the “Credit Agreement”), among United Surgical Partners International, Inc., a Delaware corporation (the “Borrower”), USPI Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, Citigroup Global Markets, Inc. and Lehman Brothers Inc., as joint lead arrangers and joint bookrunners, Bear Stearns & Co. Inc. and UBS Securities LLC, as joint bookrunners, Lehman Brothers Inc., as Syndication Agent, and Bear Stearns Corporate Lending Inc., SunTrust Bank and UBS Securities LLC, as Co-Documentation Agents, receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the][each] Assignee, and [the][each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of [the][each] Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the][each] Assignor under the facilities identified below (including participations in any Letters of Credit and Swingline Loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the][each] Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to [the][each] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][such] Assignor.

1.	Assignor[(s)]:

2.	Assignee[(s)]:

[(a) Assignee is an Affiliate of: ]

[(b) Assignee is an Approved Fund:]

3.	Borrower: UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

4.	Administrative Agent: CITIBANK, N.A., as Administrative Agent under the Credit Agreement.

5.	Assigned Interest:

	Aggregate Amount of
	All Lenders’	Amount of	Percentage of
	Commitments and	Commitments and Loans	Global Commitment
Facility Assigned[1]	Loans	Assigned	Assigned	CUSIP
Delayed Draw Term Loan	$100,000,000	$	%
Revolving Facility	$100,000,000	$	%
Tranche B Facility	$430,000,000	$	%
Effective Date:

[1]	Select as applicable.

          The terms sets forth in this Assignment and Assumption are hereby agreed to:

,
as Assignor[2]

By:
Name:
Title:

          The terms set forth by this Assignment and Assumption are hereby agreed to:

,
as Assignee[2]

By:
Name:
Title:

[2]	Additional signatures may be added as appropriate.

Consented to and Accepted: CITIBANK, N.A., as Administrative Agent
By:
Name:
Title:

[Consented to and Accepted: [ ], as Issuing Bank
By:
Name:
Title:

Consented to: UNITED SURGICAL PARTNERS INTERNATIONAL, INC.][3]
By:
Name:
Title:

[3]	To be included to the extent applicable under Section 9.04 of the Credit Agreement.

STANDARD TERMS AND CONDITIONS
FOR ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2 Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 4.01(k) or 5.01 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by [the][such] Assignee and (vi) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][each] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][each] Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

Exhibit B
Form of
Opinion of Ropes & Gray LLP
April 19, 2007
To the Administrative Agent
and each Lender party to the
Credit Agreement referred to below
Ladies and Gentlemen:
     This opinion is being furnished to you pursuant to the Credit Agreement dated as of April 19, 2007 (the “Credit Agreement”), among United Surgical Partners International, Inc., a Delaware corporation (the “Company”), USPI Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, Citigroup Global Markets Inc. and Lehman Brothers Inc., as Joint Lead Arrangers and Joint Bookrunners, Bear, Stearns & Co. Inc. and UBS Securities LLC, as Joint Bookrunners, Lehman Brothers Inc., as Syndication Agent, and Bear, Stearns Corporate Lending Inc., SunTrust Bank and UBS Securities LLC, as Co-Documentation Agents, in connection with the closing held this day under the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Credit Agreement.
     We have acted as counsel to the Loan Parties (as defined below) in connection with the Credit Agreement, the Guarantee and Collateral Agreement (the “Collateral Agreement”) and the Notes being delivered by the Company today under the Credit Agreement (which Agreements and Notes are collectively referred to herein as the “Credit Documents”). The subsidiaries of the Company listed in Parts A and B of Schedule I hereto are referred to herein respectively as the “Delaware Corporate Guarantors” and the “California Corporate Guarantors”, and the subsidiaries of the Company listed on Schedule II hereto are referred to herein as the “Other Guarantors”. Holdings, the Delaware Corporate Guarantors and the California Corporate Guarantors are referred to herein collectively as the “Covered Guarantors”. The Company, the Covered Guarantors and the Other Guarantors are referred to herein collectively as the “Loan Parties”.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Loan Parties and one or more of their Subsidiaries, public officials and other appropriate Persons, and on the representations and warranties as to matters of fact and on the covenants as to the application of proceeds contained in the Credit Documents.
     In rendering the opinions set forth below, we have assumed that (a) each of the Other Guarantors (i) is validly existing and in good standing under the laws of its jurisdiction of

The Administrative Agent, et al.	-2-
organization, (ii) has the power and authority to execute and deliver each of the Credit Documents to which it is a party and to perform its obligations thereunder and (iii) has duly authorized, executed and delivered each of the Credit Documents to which it is a party and (b) the execution and delivery by each of the Other Guarantors of each of the Credit Documents to which it is a party and the performance by each such Person of its obligations thereunder will not violate any law of its jurisdiction of organization or any other applicable laws (excluding, in the case of other applicable laws, any Covered Laws (as defined below)).
     The opinions expressed herein are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware, the General Corporation Law of the State of California and the federal laws of the United States of America (collectively, the “Covered Laws”), and in the case of paragraph 10 below, Article 9 of the Delaware Uniform Commercial Code (“Delaware Article 9”) and in the case of paragraph 11 below, Article 9 of the California Uniform Commercial Code (“California Article 9”).
     Based upon and subject to the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:
     1. Each of Holdings, the Company and the Delaware Corporate Guarantors (a) is a corporation validly existing and in good standing under the laws of the State of Delaware and (b) has the corporate power and authority to conduct the business in which it is engaged and to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party. Each of the California Corporate Guarantors (a) is a corporation validly existing and in good standing under the laws of the State of California and (b) has the corporate power and authority to conduct the business in which it is engaged and to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party.
     2. Each of the Company and the Covered Guarantors has duly authorized, executed and delivered each of the Credit Documents to which it is a party.
     3. Each of the Credit Documents to which each of the Loan Parties is a party constitutes the valid and binding obligation of each such Person as is party thereto and is enforceable against each such Person in accordance with its terms.
     4. The execution and delivery by each of the Company and the Covered Guarantors of the Credit Documents to which such Person is party and the performance by such Person of its obligations thereunder will not violate or require the repurchase of securities under the certificate of incorporation, articles of incorporation or by-laws of such Person. The execution and delivery by each of the Loan Parties of the Credit Documents to which such Person is party and the performance by such Person of its obligations thereunder (a) will not violate any Covered Laws and (b) will not result in a breach or violation of, or constitute a default under, any of the agreements, instruments, court orders, judgments or decrees listed on Schedule III hereto.
     5. Except as may be required in order to perfect the Liens contemplated by the Collateral Agreement, under the Covered Laws, no consent, approval, license or exemption by,

The Administrative Agent, et al.	-3-
or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained by the Loan Parties in connection with the execution and delivery of the Credit Documents to which each such Person is party or the performance by each such Person of its obligations thereunder.
     6. We are not representing any of the Loan Parties in any pending litigation in which it is a named defendant that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Credit Documents.
     7. None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     8. Neither the making of the loans under the Credit Agreement, nor the application of the proceeds thereof as provided in the Credit Agreement, will violate Regulations T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date hereof.
     9. The Collateral Agreement creates a valid security interest in favor of the Collateral Agent for the benefit of the Secured Parties in the Collateral described therein to the extent that a security interest in such Collateral can be created under Article 9 of the New York Uniform Commercial Code (“New York Article 9”).
     10. Upon the proper filing of the financing statements attached as Schedule IV-A in the office of the Secretary of State of the State of Delaware (the “Delaware Filing Office”), the security interest in the Collateral granted by Holdings, the Company and the Delaware Corporate Guarantors under the Collateral Agreement will be perfected to the extent a security interest in such Collateral can be perfected under Delaware Article 9 by the filing of a financing statement in the Delaware Filing Office.
     11. Upon the proper filing of the financing statements attached as Schedule IV-B in the office of the Secretary of State of the State of California (the “California Filing Office”), the security interest in the Collateral granted by the California Corporate Guarantors under the Collateral Agreement will be perfected to the extent a security interest in such Collateral can be perfected under California Article 9 by the filing of a financing statement in the California Filing Office.
     12. Upon the delivery in the State of New York to the Collateral Agent of the Pledged Stock listed on Schedule V and the related stock powers pursuant to the Collateral Agreement and assuming that neither the Collateral Agent nor the Lenders have “notice of an adverse claim” (within the meaning of Section 8-105 of the New York Uniform Commercial Code) with respect to such Pledged Stock at the time such Pledged Stock is delivered to the Collateral Agent, the respective security interests in such Pledged Stock created in favor of the Collateral Agent for the benefit of the Secured Parties under the Collateral Agreement constitute perfected security interests in such Pledged Stock, free of any “adverse claim” (as defined in the New York Uniform Commercial Code).

The Administrative Agent, et al.	-4-
     Our opinion that each of the Credit Documents to which each of the Loan Parties is a party constitutes the valid and binding obligation of each such Person, enforceable against each such Person in accordance with its terms, is subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity. The opinions expressed herein do not purport to cover, and we express no opinion with respect to, the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law.
     The opinions expressed herein are subject to the qualification that the enforceability of provisions in the Credit Documents providing for indemnification or contribution may be limited by public policy considerations. In addition, we express no opinion as to (i) the extent to which broadly worded waivers, conclusive presumptions or determinations or powers of attorney may be enforced, (ii) the enforceability of any provision of the Credit Documents which purports to grant the right of setoff to an affiliate of a lender or a purchaser of a participation in the loans outstanding thereunder, which permits the exercise of a right of setoff against amounts not then due, or which constitutes a penalty or forfeiture, or (iii) the enforceability of any provision which provides for non-effectiveness of oral modifications, waiver of or consent to service of process and venue, waiver of offset or defenses, or judgment currency. In connection with the provisions of the Credit Documents whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts.
     In addition, certain provisions contained in the Credit Documents, may be unenforceable in whole or in part but the inclusion of such provisions in the Credit Documents does not affect the validity of any of the other provisions thereof, and the remaining provisions of the Credit Documents are sufficient for the practical realization of the benefits intended to be provided thereby.
     We further express no opinion as to the existence of, or as to the title of any Person who has granted a security interest in any Collateral to, any item of Collateral or (except to the extent set forth in paragraph 12 above) as to the priority or (except to the extent set forth in paragraphs 10 through 12 above) the perfection of any security interest in the Collateral. We express no opinion with respect to (a) security interests in any commercial tort claims or (b) security interests in goods which are in accession to, or commingled or processed with other goods to the extent that a security interest is limited by Section 9-336 of New York Article 9 or California Article 9. We call your attention to the fact that your security interest in certain Collateral described in the Collateral Agreement may not be able to be perfected by the filing of financing statements and that under certain circumstances, the filings referred to in paragraphs 10 and 11 may become ineffective as a result of changes occurring after the date hereof and will terminate after five years after the original filing date unless appropriate continuation statements are duly filed. In addition, Section 552 of the Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a lien resulting from any security agreement entered into by the debtor before the

The Administrative Agent, et al.	-5-
commencement of the case.
     This opinion is being furnished only to the addressees and is solely for their benefit and the benefit of their participants and assignees permitted by the Credit Agreement. This opinion may not be relied upon for any other purpose or by any other Person without our prior written consent.

Very truly yours, Ropes & Gray LLP

Schedule I
Covered Guarantors
A. Delaware Corporate Guarantors
     USPI Holdings, Inc.
     Medcenter Management Services, Inc.
     Ortho Excel, Inc.
     OrthoLink Physicians Corporation
     Surgis, Inc.
     United Surgical Partners Holdings, Inc.
     USP Domestic Holdings, Inc.
     USP International Holdings, Inc.
     USP Long Island, Inc.
     USP North Texas, Inc.
B. California Corporate Guarantors
     USP Coast, Inc.
     USP Glendale, Inc.
     USP Mission Hills, Inc.
     USP Oxnard, Inc.
     USP Sacramento, Inc.
     USP San Gabriel, Inc.
     USP West Covina, Inc.
     USP Westwood, Inc.
     USPI San Diego, Inc.
     USP Torrance, Inc.

Schedule II
Other Guarantors
Georgia Musculoskeletal Network, Inc.
Health Horizons of Kansas City, Inc.
Health Horizons of Murfreesboro, Inc.
Health Horizons of Nashville, Inc.
ISS-Orlando, LLC
North MacArthur Surgery Center, LLC
OrthoLink ASC Corporation
OrthoLink Radiology Services Corporation
OrthoLink/Georgia ASC, Inc.
OrthoLink/New Mexico ASC, Inc.
OrthoLink/TN ASC, Inc.
Pasadena Holdings, LLC
Physicians Data Professionals, Inc.
Same Day Management, L.L.C.
Same Day Surgery, L.L.C.
Specialty Surgicenters, Inc.
SSI Holdings, Inc.
Surgery Centers Holding Company, L.L.C.
Surgery Centers of America II, L.L.C.
Surginet of Northwest Houston, Inc.
Surginet of Rivergate, Inc.
Surginet, Inc.
Surgis Management Services, Inc.
Surgis of Chico, Inc.
Surgis of Pearland, Inc.
Surgis of Phoenix, Inc.
Surgis of Redding, Inc.
Surgis of Sand Lake, Inc.
Surgis of Sonoma, Inc.
Surgis of Victoria, Inc.
Surgis of Willowbrook, Inc.
United Surgical of Atlanta, Inc.
USP Alexandria, Inc.
USP Assurance Company
USP Austin, Inc.
USP Austintown, Inc.
USP Baltimore, Inc.
USP Baton Rouge, Inc.
USP Bridgeton, Inc.
USP Cedar Park, Inc
USP Central New Jersey, Inc.
USP Chesterfield, Inc.

USP Chicago, Inc.
USP Cleveland, Inc.
USP Columbia, Inc.
USP Corpus Christi, Inc.
USP Cottonwood, Inc.
USP Creve Coeur, Inc.
USP Decatur, Inc.
USP Des Peres, Inc.
USP Destin, Inc.
USP Florissant, Inc.
USP Fredericksburg, Inc.
USP Harbour View, Inc.
USP Houston, Inc.
USP Indiana, Inc.
USP Kansas City, Inc.
USP Las Cruces, Inc.
USP Lyndhurst, Inc.
USP Mason Ridge, Inc.
USP Michigan, Inc.
USP Midwest, Inc.
USP Nevada Holdings, LLC
USP Nevada, Inc.
USP New Jersey, Inc.
USP Newport News, Inc.
USP North Kansas City, Inc.
USP Oklahoma, Inc.
USP Olive, Inc.
USP Phoenix, Inc.
USP Reading, Inc.
USP Richmond II, Inc.
USP Richmond, Inc.
USP San Antonio, Inc.
USP Sarasota, Inc.
USP Securities Corporation
USP St. Peters, Inc.
USP Sunset Hills, Inc.
USP Tennessee, Inc.
USP Texas Air, LLC
USP Texas, L.P.
USP Virginia Beach, Inc.
USP Webster Groves, Inc.
USP Winter Park, Inc.
WHASA, L.C.

Schedule III
Material Agreements
1.	Agreement and Plan of Merger, dated as of January 7, 2007, among USPI Holdings, Inc. (formerly named UNCN Holdings, Inc.), UNCN Acquisition Corp. and United Surgical Partners International, Inc.

2.	Indenture, dated as of April 19, 2007, among the Company, the Guarantors party thereto and U.S. Bank Trust National Association, as trustee, related to the Company’s 8 7/8% Senior Subordinated Notes due 2017 and the 91/4% /10% Senior Subordinated Toggle Notes due 2017.

3.	Registration Rights Agreement, dated as of April 19, 2007, among the Company and Citigroup Global Markets Inc. and Lehman Brothers Inc., as representatives of the Initial Purchasers (as defined therein).

4.	Stock Subscription and Exchange Agreement, dated as of April 19, 2007, among USPI Group Holdings, Inc., Welsh, Carson, Anderson & Stowe X, L.P. and the other subscribers party thereto.

5.	Stockholders Agreement, dated as of April 19, 2007, among USPI Group Holdings, Inc., Welsh, Carson, Anderson & Stowe X, L.P. and the other investors party thereto.

6.	Registration Rights Agreement, dated as of April 19, 2007, among USPI Group Holdings, Inc., Welsh, Carson, Anderson & Stowe X, L.P. and the other investors party thereto.

Schedule IV-A
Delaware Financing Statements

Schedule IV-B
California Financing Statements

Schedule V
Pledged Stock

			Number of
Issuer	Certificate No.	Registered Owner	Shares/Units
USPI Holdings, Inc.	2	USPI Group Holdings, Inc.	100
USP Cottonwood, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Phoenix, Inc.	3	USP Domestic Holdings, Inc.	1,000
USP Coast, Inc.	2	USP Domestic Holdings, Inc.	1,000
USP Glendale, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Mission Hills, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Oxnard, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Sacramento, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP San Gabriel, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP West Covina, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Westwood, Inc.	1	USP Domestic Holdings, Inc.	1,000
USPI San Diego, Inc.	1	USP Domestic Holdings, Inc.	1,000
Medcenter Management Services, Inc.	2R	OrthoExcel, Inc.	100
Ortho Excel, Inc.	AB101R	OrthoLink Physicians Corporation	648.1113
OrthoLink Physicians Corporation	2R	USP Domestic Holdings, Inc.	1,000
Surgis, Inc.	1	USP Domestic Holdings, Inc.	1,000
United Surgical Partners Holdings, Inc.	1R	United Surgical Partners International, Inc.	1,000
USP Domestic Holdings, Inc.	2R	United Surgical Partners Holdings, Inc.	1,000
USP International Holdings, Inc.	4R	United Surgical Partners Holdings, Inc.	1,000
USP Long Island, Inc.	1R	USP Domestic Holdings, Inc.	1,000
USP North Texas, Inc.	2R	USP Domestic Holdings, Inc.	1,000
USP Destin, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Sarasota, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Winter Park, Inc.	2R	USP Domestic Holdings, Inc.	1,000
Georgia Musculoskeletal Network, Inc.	1R	OrthoLink Physicians Corporation	1000
OrthoLink/Georgia ASC, Inc.	1R	OrthoLink ASC Corporation	1,000
OrthoLink/New Mexico ASC, Inc.	1R	OrthoLink ASC Corporation	1,000
Specialty Surgicenters, Inc.	1	SSI Holdings, Inc.	1,000
SSI Holdings, Inc.	C46	USP Domestic Holdings, Inc.	6,859,514
United Surgical of Atlanta, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Chicago, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Midwest, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Indiana, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Alexandria, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Baton Rouge, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Baltimore, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Michigan, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Bridgeton, Inc.	1	USP Domestic Holdings, Inc.	1,000

			Number of
Issuer	Certificate No.	Registered Owner	Shares/Units
USP Chesterfield, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Columbia, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Creve Coeur, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Des Peres, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Florissant, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Kansas City, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Mason Ridge, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP North Kansas City, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Olive, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP St. Peters, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Sunset Hills, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Webster Groves, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Central New Jersey, Inc.	1R	USP Domestic Holdings, Inc.	1,000
USP New Jersey, Inc.	2R	USP Domestic Holdings, Inc.	1,000
USP Las Cruces, Inc.	1R	USP Domestic Holdings, Inc.	1,000
USP Nevada, Inc.	2R	USP Domestic Holdings, Inc.	1,000
USP Austintown, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Cleveland, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Lyndhurst, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Oklahoma, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Reading, Inc.	1	USP Domestic Holdings, Inc.	1,000
Health Horizons of Kansas City, Inc.	4R	USP Domestic Holdings, Inc.	1,000
Health Horizons of Murfreesboro, Inc.	3R	USP Domestic Holdings, Inc.	1,000
Health Horizons of Nashville, Inc.	8R	USP Domestic Holdings, Inc.	1000
OrthoLink ASC Corporation	1R	OrthoLink Physicians Corporation	1,000
OrthoLink Radiology Services Corporation	1	OrthoLink Physicians Corporation	1,000
OrthoLink/TN ASC, Inc.	1R	OrthoLink ASC Corporation	100
Surginet of Northwest Houston, Inc.	1	Surginet, Inc.	1,000
Surginet of Rivergate, Inc.	2	Surginet, Inc.	1,000
Surginet, Inc.	32	Surgis, Inc.	1
Surgis Management Services, Inc.	1	Surginet, Inc.	1,000
Surgis of Chico, Inc.	1	Surginet, Inc.	1,000
Surgis of Pearland, Inc.	1	Surginet, Inc.	1,000
Surgis of Phoenix, Inc.	1	Surginet, Inc.	1000
Surgis of Redding, Inc.	1	Surginet, Inc.	1,000
Surgis of Sand Lake, Inc.	1	Surginet, Inc.	1,000
Surgis of Sonoma, Inc.	1	Surginet, Inc.	1,000
Surgis of Victoria, Inc.	1	Surginet, Inc.	1,000
Surgis of Willowbrook, Inc.	1	Surginet, Inc.	1,000
USP Decatur, Inc.	5	USP Domestic Holdings, Inc.	1,000
USP Securities Corporation	2	OrthoLink Physicians Corporation	1,000
USP Tennessee, Inc.	1	USP Domestic Holdings, Inc.	1,000
Physicians Data Professionals, Inc.	1	USP Domestic Holdings, Inc.	1,000

			Number of
Issuer	Certificate No.	Registered Owner	Shares/Units
USP Austin, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Cedar Park, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Corpus Christi, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Houston, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP San Antonio, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Fredericksburg, Inc.	2R	USP Domestic Holdings, Inc.	1,000
USP Harbour View, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Newport News, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Richmond II, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Richmond, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Virginia Beach, Inc.	1	USP Domestic Holdings, Inc.	1,000
USP Assurance Company	1	USP Domestic Holdings, Inc.	1,000
USP Torrance, Inc.	1	USP Domestic Holdings, Inc.	1,000

Exhibit C

GUARANTEE AND COLLATERAL AGREEMENT
dated as of
April 19, 2007
among
USPI HOLDINGS, INC.,
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.,
THE SUBSIDIARIES OF UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
IDENTIFIED HEREIN
and
CITIBANK, N.A.
as Collateral Agent

-i-

-ii-

Schedules

Schedule I	Subsidiary Loan Parties
Schedule II	Pledged Stock; Debt Securities
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims
Exhibits

Exhibit I	Form of Supplement

-iii-

          GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”) dated as of April 19, 2007, among USPI HOLDINGS, INC., a Delaware corporation, UNITED SURGICAL PARTNERS INTERNATIONAL, INC., a Delaware corporation, the Subsidiaries of UNITED SURGICAL PARTNERS INTERNATIONAL, INC. identified herein and CITIBANK, N.A., as Collateral Agent.
          Reference is made to the Credit Agreement dated as of April 19, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among United Surgical Partners International, Inc. (the “Borrower”), USPI Holdings, Inc., the Lenders party thereto, Citibank, N.A., as Administrative Agent, Lehman Brothers Inc., as Syndication Agent, and Bear Stearns Corporate Lending Inc., Suntrust Bank and UBS Securities LLC, as Co-Documentation Agents. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Holdings and the Subsidiary Loan Parties are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
          Section 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings specified in the Credit Agreement. All terms defined in the New York UCC (as defined in this Agreement) and not defined in this Agreement have the meanings specified therein.
     (b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.
     Section 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.
     “Article 9 Collateral” has the meaning assigned to such term in Section 4.01.
     “Claiming Party” shall have the meaning assigned to such term in Section 6.02.
     “Collateral” means Article 9 Collateral and Pledged Collateral.
     “Contributing Party” shall have the meaning assigned to such term in Section 6.02.

     “Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.
     “Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.
     “Credit Agreement” has the meaning assigned to such term in the preliminary statement in this Agreement.
     “Federal Securities Laws” has the meaning assigned to such term in Section 5.04.
     “General Intangibles” means all “General Intangibles” of any Grantor as defined in Section 9-102(42) of the New York UCC.
     “Grantors” means Holdings, the Borrower and the Subsidiary Loan Parties.
     “Guarantors” means Holdings and the Subsidiary Loan Parties.
     “Instrument” has the meaning specified in Article 9 of the New York UCC.
     “Intellectual Property” means all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.
     “Investment Property” means a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account.
     “LC Account” means any account established and maintained in accordance with the provisions of Section 2.05(j) of the Credit Agreement and all property from time to time on deposit in such LC Account.
     “License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Grantor is a party, including those listed on Schedule III.

     “Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under the Credit Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each other Loan Document, and (c) the due and punctual payment and performance in full of all the obligations of each other Loan Party under or pursuant to this Agreement and each other Loan Document.
     “Medicare” shall mean that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals (Social Security Act of 1965, Title XVIII, P.L. 89-87 as amended; 42 U.S.C. § 1395 et seq.).
     “Medicaid” shall mean that means-tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria (Social Security Act of 1965, Title XIX, P.L. 89-87, as amended; 42 U.S.C. § 1396 et seq.).
     “New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
     “Obligations” means (a) Loan Document Obligations and (b) the due and punctual payment and performance in full of all obligations of each Loan Party under each Swap Agreement relating to interest rates or Treasury Services Agreement that (i) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (ii) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement relating to interest rates or Treasury Services Agreement is entered into.
     “Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.
     “Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.
     “Pledged Collateral” has the meaning assigned to such term in Section 3.01.
     “Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.
     “Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.
     “Pledged Stock” has the meaning assigned to such term in Section 3.01.
     “Proceeds” has the meaning specified in Section 9-102 of the New York UCC.
     “Secured Parties” means (a) the Lenders, (b) the Collateral Agent, (c) the Administrative Agent, (d) the Issuing Bank, (e) each counterparty to any Swap Agreement or Treasury Services Agreement with a Loan Party the obligations under which constitute Obligations and (f) the successors and assigns of each of the foregoing.
     “Security Interest” has the meaning assigned to such term in Section 4.01.
     “Subsidiary Loan Parties” means (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Loan Party after the Effective Date.
     “Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.
     “Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, domain names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill; provided, however, that the foregoing definition shall not include any “intent to use” based application for a Trademark until such time that a statement of use has been filed with the United States Patent and Trademark Office.
     “Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.
ARTICLE II
Guarantee
          Section 2.01. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance in full of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, renewal, amendment or modification of the Obligations. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of the Obligations and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.
          Section 2.02. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other Person.
          Section 2.03. No Limitations. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.13, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

(iii) the release of, impairment of or failure to perfect any Lien held by the Collateral Agent or any other Secured Party for the payment and performance of the Obligations or any of them; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Obligations). Each Guarantor expressly authorizes the Collateral Agent (i) to take and hold security for the payment and performance of the Obligations, (ii) to exchange, waive or release any or all such security (with or without consideration), (iii) to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or (iv) to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.
          (b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as applicable, or any security.
          Section 2.04. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.
          Section 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

          Section 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
          Section 2.07. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Secured Parties, the Obligations may be declared to be forthwith due and payable as provided in the Credit Agreement for purposes of Section 2.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 2.01.
          Section 2.08. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article II constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
          Section 2.09. Continuing Guarantee. The guarantee in this Article II is a continuing guarantee of payment, and shall apply to all Obligations whenever arising.
          Section 2.10. General Limitation on Guarantee. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 2.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 2.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 6.02) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
ARTICLE III
Pledge of Securities
          Section 3.01. Pledge. As security for the payment or performance, as applicable, in full of the Obligations, each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (a) the shares of capital stock and other Equity Interests of the Borrower and each wholly owned Restricted Subsidiary owned by it and listed on Schedule II and any other Equity Interests of a wholly owned Restricted Subsidiary obtained in the future by such Grantor and the certificates representing all such Equity Interests (the “Pledged Stock”), provided that the Pledged Stock shall not include more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary and shall not include Equity Interests of entities that are Specified Subsidiaries by reason of clauses (ii) or (iii) of the definition of Specified Subsidiary; (b)(i) the debt securities listed opposite the name of such Grantor on Schedule II, (ii) any debt securities issued after the Effective Date to such Grantor by any of Holdings, the Borrower or any Subsidiary and (iii) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 3.01; (d) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a), (b) and (c) above; (e) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”).
          TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.
          Section 3.02. Delivery of the Pledged Collateral. (a) Each Grantor represents and warrants that all certificates, agreements or instruments representing or evidencing the Pledged Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank. Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all Pledged Securities. Notwithstanding the foregoing two sentences, it is understood and agreed that no Grantor will have to deliver any Pledged Debt Securities to the Collateral Agent unless the amount of the Indebtedness represented thereby is in excess of $2,000,000 individually or $10,000,000 in the aggregate with all Pledged Debt Securities not so delivered.
          (b) Each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by any Person (other than a Loan Party) which is (A) in excess of $2,000,000 and (B) evidenced by a duly executed promissory note to be pledged and delivered to the Collateral Agent pursuant to the terms hereof. If any Grantor shall at any time hold or acquire any Indebtedness for borrowed money owed to such Grantor by any Person (other than a Loan Party) evidenced by a duly executed promissory note that when taken together with the value of any other Indebtedness for borrowed money owed to such Grantor by any Person (other than a Loan Party) evidenced by a duly executed promissory note not endorsed and delivered to the Collateral Agent exceeds $10,000,000, such Grantor shall forthwith endorse and deliver the same to the Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

          (c) Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other undated instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be attached hereto as a supplement to Schedule II and made a part hereof, provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.
          Section 3.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:
          (a) Schedule II correctly sets forth the percentage of the issued and outstanding shares (or units or other comparable measure) of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder in order to satisfy the Collateral and Guarantee Requirement;
          (b) the Pledged Stock and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof;
          (c) except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens created by any Loan Document and Liens permitted by Section 6.02 of the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens created by any Loan Document, Liens permitted by Section 6.02 of the Credit Agreement and transfers made in compliance with the Credit Agreement and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Liens created by any Loan Document and Liens permitted by Section 6.02 of the Credit Agreement), however arising, of all Persons whomsoever; provided that nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (x) in the good faith determination of its Board of Directors, desirable in the conduct of its business and (y) permitted by the Credit Agreement;
          (d) except for restrictions and limitations imposed by (i) the Loan Documents, (ii) securities laws generally or (iii) customary provisions in joint venture agreements relating to purchase options, rights of first refusal, tag, drag, call or similar rights of a third party that owns Equity Interests in such joint venture, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provision or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;
          (e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;
          (f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);
          (g) subject to clauses (c) and (d) of this Section 3.03, by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations; and
          (h) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth in this Agreement.
          Section 3.04. Certification of Limited Liability Company and Limited Partnership Interests. (a) Each Grantor acknowledges and agrees that each interest in any limited liability company or limited partnership controlled by any Grantor and acquired after the Effective Date and constituting Pledged Collateral that is represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC.
          (b) Each Grantor further acknowledges and agrees that (i) the interests in any limited liability company or limited partnership controlled by such Grantor and constituting Pledged Collateral that are not represented by a certificate are not “securities” within the meaning of Article 8 of the New York UCC and (ii) such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or issue any certificate representing such interest, unless such Grantor provides prompt written notification to the Collateral Agent of such election and promptly (but in no case later than 10 Business Days) pledges any such certificate to the Collateral Agent pursuant to the terms hereof; provided, however, that this Section 3.04 shall not apply to any Equity Interests in limited liability companies or limited partnerships which may not be pledged, assigned or otherwise encumbered pursuant to applicable Federal, state or local laws, rules or regulations related to the practice of medicine or the healthcare industry generally.
          Section 3.05. Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent or, upon the occurrence and during the continuation of an Event of Default, in its own name as pledge or the name of its nominee (as pledge or as sub-agent). Each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. The Collateral Agent shall at all times upon the occurrence and during the continuation of an Event of Default have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.
          Section 3.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Grantors that their rights under this Section 3.06 are being suspended:
     (i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms in this Agreement, the Credit Agreement and the other Loan Documents, provided that such rights and powers shall not be exercised in any manner that would reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.
     (ii) The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.
     (iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws, provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement as described in Section 3.02(c) or otherwise).

          (b) Upon the occurrence and during the continuation of an Event of Default, after the Collateral Agent shall have notified (or shall be deemed to have notified) the Grantors of the suspension of their rights under Section 3.06(a)(iii), all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to Section 3.06(a)(iii) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this Section 3.06(b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of Section 3.06(a)(iii) and that remain in such account.
          (c) Upon the occurrence and during the continuation of an Event of Default, after the Collateral Agent shall have notified (or shall be deemed to have notified) the Grantors of the suspension of their rights under Section 3.06(a)(i), all rights of any Grantor to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to Section 3.06(a)(i), and the obligations of the Collateral Agent under Section 3.06(a)(ii), shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and other consensual rights and powers, provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuation of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, the Grantors shall have the right to exercise the voting and consensual rights and powers that they would otherwise be entitled to exercise pursuant to the terms of Section 3.06(a)(i).
          (d) Any notice given by the Collateral Agent to the Grantors suspending their rights under Section 3.06(a) (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under Sections 3.06(a)(i) or (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE IV
Security Interests in Personal Property
          Section 4.01. Security Interest. (a) As security for the payment or performance, as applicable, in full of the Obligations, each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):
     (i) all Accounts;
     (ii) all Chattel Paper;
     (iii) all Documents;
     (iv) all Equipment;
     (v) all General Intangibles;
     (vi) Intellectual Property;
     (vii) all Instruments;
     (viii) all Inventory;
     (ix) all Investment Property;
     (x) all Letter-of-credit rights;
     (xi) the commercial tort claims specified on Schedule IV;
     (xii) all books and records pertaining to the Article 9 Collateral; and
     (xiii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, supporting obligations and guarantees given by any Person with respect to any of the foregoing.
Notwithstanding the foregoing, the Article 9 Collateral shall not include (i) any Equipment that is subject to a purchase money Lien or Lien securing Capital Lease Obligations, in each case, permitted under the Credit Agreement to the extent the documents relating to such purchase money Lien or Capital Lease Obligations would not permit such Equipment to be subject to the Security Interests created hereby, (ii) any property to the extent that the grant of the Security Interest in such property is prohibited by any Requirements of Law of any Governmental Authority, (iii) any contract, license or agreement to the extent that the grant of the Security Interest in such contract, license or agreement constitutes a breach or default under or results in termination of such contract, license, agreement, (iv) any Investment Property or Pledged Securities to the extent that the grant of the Security Interest in such Investment Property or Pledged Securities constitutes a breach or default under any applicable shareholder or similar agreement, except, in each case (i) through (iv), to the extent that such Requirement of Law or the provision of such contract, license, agreement instrument or other document or shareholder or similar agreement giving rise to such prohibition, breach, default or termination is ineffective under applicable law, (v) Equity Interests of Unrestricted Subsidiaries, Restricted Subsidiaries that are not wholly owned, entities that are Specified Subsidiaries by reason of clauses (ii) or (iii) of the definition of Specified Subsidiary or entities that are not Subsidiaries (other than Equity Interests held in any Securities Account), and (vi) more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary; it being understood that this paragraph shall not be seen as excluding from the Article 9 Collateral Proceeds, substitutions or replacements of property described in clauses (i) through (vi) above unless such Proceeds, substitutions or replacements would constitute property described in such clauses (i) through (vi).
          (b) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets” of such Grantor or such other description as the Collateral Agent may determine and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing or covering Article 9 Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.
          Each Grantor also ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations or amendments thereto if filed prior to the date hereof.
          The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.
          (c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.
          Section 4.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Collateral Agent and the other Secured Parties that:

          (a) Each Grantor has good and valid rights in and title to the Article 9 Collateral and has full power and authority to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms in this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.
          (b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including (x) the exact legal name of each Grantor and (y) the jurisdiction of organization of each Grantor, is correct and complete in all material respects as of the Effective Date (except that the information referred to in the preceding clauses (x) and (y) shall not be subject to such materiality qualifier). The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing at the secretary of state or other central filing office in each Grantor’s jurisdiction of organization, are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. Each Grantor represents and warrants that a fully executed agreement in the form hereof or short form hereof and containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights acquired or developed after the date hereof).

          (c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three-month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one-month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205 and otherwise as may be required pursuant to the laws of any other necessary jurisdiction. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Permitted Encumbrances and Liens that are permitted by the Credit Agreement and that have priority as a matter of applicable law.
          (d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens permitted pursuant to Section 6.02 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens permitted pursuant to Section 6.02 of the Credit Agreement.
          Section 4.03. Covenants. (a) Each Grantor agrees promptly (but in no case more than 60 days) to notify the Collateral Agent in writing of any change (i) in its legal name, (ii) in the location of its chief executive office or its principal place of business, (iii) in its identity or type of organization or corporate structure, (iv) in its Federal Taxpayer Identification Number or organizational identification number or (v) in its jurisdiction of organization. Each Grantor agrees to promptly provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this Section 4.03(a). Each Grantor agrees not to effect or permit any change referred to in the second preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest (subject to Liens permitted under Section 6.02 of the Credit Agreement that had priority as of the initial grant of such security interest) in the Article 9 Collateral. Each Grantor agrees promptly to notify the Collateral Agent if any portion of the Article 9 Collateral material to a Grantor’s business owned or held by such Grantor is damaged or destroyed.
          (b) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is consistent with its current practices and in accordance with such standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Article 9 Collateral, and, at such time or times as the Collateral Agent may reasonably request, promptly to prepare and deliver to the Collateral Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Collateral Agent showing the identity, amount and location of any and all Article 9 Collateral.
          (c) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01(a) of the Credit Agreement, the Borrower shall deliver to the Collateral Agent a certificate executed by a Financial Officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no material change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section 4.03(c). Each certificate delivered pursuant to this Section 4.03(c) shall identify in the format of Schedule III all Intellectual Property of any Grantor in existence on the date thereof and not then listed on the schedules to the Perfection Certificate previously so identified to the Collateral Agent.
          (d) Each Grantor shall, at its own expense, take any and all actions necessary to defend title to the Article 9 Collateral (other than Article 9 Collateral that is deemed by the Board of Directors of such Grantor to be immaterial to the conduct of its business) against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Credit Agreement. Nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (x) in the judgment of its Board of Directors, desirable in the conduct of its business and (y) permitted by the Credit Agreement.
          (e) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable to any Grantor under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note or other instrument in excess of $2,000,000 or by any promissory note or other instrument in an amount that when taken together with any promissory note or other instruments not previously pledged and endorsed to the Collateral Agent exceeds $5,000,000, such note or instrument shall be promptly pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent.
          (f) The Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the

Grantors’ affairs with the officers of the Grantors and their independent accountants and to verify under reasonable procedures, in accordance with Section 5.09 of the Credit Agreement, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, (upon the occurrence and during the continuation of a Default or with the consent of the applicable Grantor (not to be unreasonably withheld)) in the case of Accounts or other Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. Subject to Section 9.12 of the Credit Agreement, the Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
          (g) At its option, the Collateral Agent may discharge past due Taxes, assessments, charges, fees or Liens at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization, provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens and maintenance as set forth in this Agreement or in the other Loan Documents.
          (h) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person with a value in excess of $2,000,000 or with a value that when taken together with the value of any property of an Account Debtor or any other Person not previously assigned to the Collateral Agent exceeds $5,000,000, to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Collateral Agent. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.
          (i) Each Grantor shall remain liable to observe and perform all the conditions and material obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the other Secured Parties from and against any and all liability for such performance.
          (j) None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Credit Agreement. Subject to the immediately following sentence, none of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession of the Article 9 Collateral owned by it, except as permitted by Sections 6.02 and 6.05 of the Credit Agreement. Without limiting the generality of the foregoing, each Grantor agrees that it shall not permit any Inventory to be in the possession or control of any warehouseman, agent, bailee, or processor at any time unless such Person shall have been notified of the Security Interest and shall have acknowledged in writing, in form and substance reasonably satisfactory to the Collateral Agent, that such warehouseman, agent, bailee or processor holds the Inventory for the benefit of the Collateral Agent subject to the Security Interest and shall act upon the instructions of the Collateral Agent without further consent from the Grantor, and that such warehouseman, agent, bailee or processor further agrees to waive and release any Lien held by it with respect to such Inventory, whether arising by operation of law or otherwise; provided that such notice and acknowledgement shall not be required if the aggregate fair value of Inventory in the possession of or subject to the control of such warehouseman, agent, bailee or processor who has not been so notified and provided such acknowledgement is less than $2,000,000 and the aggregate fair value of Inventory in the possession of or subject to the control of all warehousemen, agents, bailees and processors who have not been so notified and provided such acknowledgement is less than $5,000,000.
          (k) None of the Grantors will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than compromises, compoundings, settlements and collections made in the ordinary course of business or in accordance with the reasonable business judgment of such Grantor.
          (l) The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with the requirements set forth in Section 5.07 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuation of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required under the Credit Agreement or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole reasonable discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, out-of-pocket expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.
          (m) Each Grantor shall maintain, in form and manner reasonably satisfactory to the Collateral Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

          Section 4.04. Other Actions. In order to insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:
          (a) Instruments and Tangible Chattel Paper. Each Grantor represents and warrants that each Instrument and each item of Tangible Chattel Paper with a value in excess of $2,000,000 in existence on the date hereof has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank or otherwise acceptable to the Collateral Agent. If any Grantor shall at any time hold or acquire any Instruments or Chattel Paper with a value in excess of $2,000,000 or any Instrument or Chattel Paper with a value that when taken together with the value of any Instrument or Chattel Paper not previously endorsed, assigned and delivered to the Collateral Agent exceeds $10,000,000, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank or otherwise acceptable to the Collateral Agent as the Collateral Agent may from time to time reasonably request.
          (b) Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under New York UCC Section 9-105 of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as applicable, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under UCC Section 9-105 or, as applicable, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.
          Section 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral.
          (a) Each Grantor agrees that it will not do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the conduct of such Grantor’s business would become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a Patent with the relevant patent number as necessary and sufficient in its reasonable judgment to establish and preserve its material rights under applicable patent laws.

          (b) Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of such Grantor’s business, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) use commercially reasonable efforts to maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration (or, if such Trademark is unregistered, display such Trademark with notice as required for unregistered Trademarks) to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in any violation of any third party rights.
          (c) Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright material to the conduct of such Grantor’s business, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient in its reasonable judgment to establish and preserve its material rights under applicable copyright laws.
          (d) Each Grantor shall notify the Collateral Agent promptly if it knows that any Patent, Trademark or Copyright material to the conduct of its business could reasonably be expected to become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.
          (e) In no event shall any Grantor, either itself or through any agent, employee, licensee or designee, file an application with respect to any Patent, Trademark or Copyright (or for the registration of any Trademark or Copyright) with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, unless it promptly informs the Collateral Agent and, upon request of the Collateral Agent, executes and delivers any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such writings as are reasonably necessary for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.
          (f) Each Grantor will take all reasonably necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each registration or application that is material to the conduct of such Grantor’s business relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.
          (g) In the event that any Grantor knows that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third party, such Grantor promptly shall notify the Collateral Agent and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution (and take any actions required by applicable law prior to instituting such suit), and take such other actions as are appropriate under the circumstances to protect such Article 9 Collateral. Nothing in this Agreement shall prevent any Grantor from discontinuing the use or maintenance of any Article 9 Collateral consisting of a Patent, Trademark or Copyright, or require any Grantor to pursue any claim of infringement, misappropriation or dilution, if (x) such Grantor so determines in its good business judgment and (y) it is not prohibited by the Credit Agreement.
          (h) Upon and during the continuation of an Event of Default, each Grantor shall, at the request of the Collateral Agent, use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.
ARTICLE V
Remedies
          Section 5.01. Remedies upon Default. Upon the occurrence and during the continuation of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Collateral Agent, for the ratable benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
          The Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine in its sole and absolute discretion. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement, all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

          Section 5.02. Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to the Loan Documents, promptly by the Collateral Agent as follows:
     (a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent, the Administrative Agent, their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent and Administrative Agent in connection therewith and all amounts for which the Collateral Agent and Administrative Agent are entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under the Credit Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under the Credit Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, reimbursement obligations pursuant to Section 2.05(e) of the Credit Agreement and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Swap Agreements or Treasury Services Agreements constituting Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
     (d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon (including reimbursement obligations pursuant to Section 2.05(e) of the Credit Agreement and obligations to cash collateralize Letters of Credit) and any breakage, termination or other payments under Swap Agreements and Treasury Services Agreements constituting Obligations and any interest accrued thereon; and
     (e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.
     In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 5.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

The Collateral Agent shall have sole and absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
          Section 5.03. Grant of License To Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent shall be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default, provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.
          Section 5.04. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the

Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.
          Section 5.05. Medicare/Medicaid. The parties hereto understand and agree that the exercise of remedies hereunder with respect to receivables from Medicare or Medicaid may be subject to applicable federal laws.
ARTICLE VI
Indemnity, Subrogation and Subordination
          Section 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment of any Obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part any Obligation owed to any Secured Party, the Borrower shall indemnify such Grantor in an amount equal to the fair value of the assets so sold.
          Section 6.02. Contribution and Subrogation. Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Grantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof (or, in the case any Guarantor or Grantor becomes a party hereto pursuant to Section 7.14, the date of the last supplement hereto executed and delivered by a Guarantor or Grantor) and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case any Guarantor or Grantor becomes a party hereto pursuant to Section 7.14, the date of the last supplement hereto executed and delivered by a Guarantor or Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.
          Section 6.03. Subordination. Notwithstanding any provision in this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or any Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its Obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the Obligations of such Guarantor or Grantor hereunder.
ARTICLE VII
Miscellaneous
          Section 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted in this Agreement) be in writing and given as provided in Section 9.01 of the Credit Agreement, provided that any communication or notice hereunder from the Collateral Agent to any Loan Party upon the occurrence and during the continuation of an Event of Default may be given by telephone if promptly confirmed in writing. All communications and notices hereunder to any Subsidiary Loan Party shall be given to it in care of the Borrower as provided for notices to the Borrower in Section 9.01 of the Credit Agreement.
          Section 7.02. Waivers; Amendment. (a) No failure or delay by any Secured Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision in this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted Section 7.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Secured Party may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.
          Section 7.03. Collateral Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.

          (b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor and each Guarantor jointly and severally agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 9.03 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing agreements or instruments contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related out-of-pocket expenses are finally judicially determined by a non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or wilful misconduct of, or breach of the Loan Documents by, such Indemnitee.
          (c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 7.03 shall be payable on written demand therefor.
          Section 7.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns and shall inure to the benefit of the other Secured Parties and their respective successors and assigns.
          Section 7.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.
          Section 7.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which,

when taken together, shall constitute single contract. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Loan Party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest in this Agreement or in the Collateral (and any such assignment or transfer shall be void) except as contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.
          Section 7.07. Severability. Any provision in this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          Section 7.08. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement owed to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The applicable Lender shall notify the Borrower, the Collateral Agent and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 7.08. The rights of each Lender under this Section 7.08 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.
          Section 7.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Collateral Agent, the Issuing Bank, any Lender or any Loan Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in the courts of any jurisdiction.
          (c) Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 7.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          Section 7.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.
          Section 7.11. Headings. Article and Section headings and the Table of Contents used in this Agreement are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          Section 7.12. Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor and Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan

Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the Obligations or this Agreement.
          Section 7.13. Termination or Release. (a) This Agreement and the Guarantees made in this Agreement shall terminate and the Security Interest and all other security interests granted hereby shall be automatically released when all the Loan Document Obligations (other than wholly contingent indemnification obligations not then due) have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the LC Exposure has been reduced to zero and the Issuing Bank has no further obligations to issue Letters of Credit under the Credit Agreement.
          (b) A Person which was a Loan Party immediately prior to the consummation of any transaction permitted by the Credit Agreement shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Person shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Person ceases to be a Loan Party.
          (c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of the Credit Agreement, the security interest in such Collateral shall be automatically released.
          (d) In connection with any termination or release pursuant to Sections 7.13(a), (b) or (c), the Collateral Agent shall execute and deliver to any Person, at such Person’s expense, all documents that such Person shall reasonably request to evidence such termination or release of its obligations or the Security Interests in its Collateral. Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or warranty by the Collateral Agent. Without limiting the provisions of Section 7.03, the Borrower shall reimburse the Collateral Agent upon demand for all reasonable costs and out of pocket expenses, including the reasonable fees, charges and disbursements of counsel, incurred by it in connection with any action contemplated by this Section 7.13.
          Section 7.14. Additional Subsidiaries. Pursuant to Section 5.12 of the Credit Agreement, certain Subsidiaries of a Loan Party that were not in existence or not a Subsidiary on the date of the Credit Agreement are required to enter in this Agreement as a Subsidiary Loan Party upon becoming such a Subsidiary. Upon execution and delivery by the Collateral Agent and a Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Loan Party hereunder with the same force and effect as if originally named as a Subsidiary Loan Party in this Agreement. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.
          Section 7.15. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuation of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (except to the extent such action would be prohibited by applicable law with respect to Medicare and Medicaid receivables) (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes, provided that nothing in this Agreement contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them in this Agreement, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
          Section 7.16. Further Assurances. Notwithstanding anything to the contrary herein, the parties hereto agree to comply with the requirements set forth in Section 5.13 of the Credit Agreement.
[Signature Pages to Follow]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

USPI HOLDINGS INC.,
By:
Name:
Title:

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.,
By:
Name:
Title:

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO,
By:
Name:
Title:

CITIBANK, N.A., AS COLLATERAL AGENT,
By:
Name:
Title:

Exhibit I to the
Collateral Agreement
     SUPPLEMENT NO. ___ dated as of [     ], to the Guarantee and Collateral Agreement dated as of April 19, 2007 as the same may be amended or otherwise modified from time to time (the “Collateral Agreement”), among UNITED SURGICAL PARTNERS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), USPI HOLDINGS INC., a Delaware corporation, each subsidiary of the Borrower listed on Schedule I thereto (each such subsidiary individually a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors, Holdings and the Borrower are referred to collectively herein as the “Grantors”) and CITIBANK, N.A., (“Citibank”), as Collateral Agent (in such capacity, the “Collateral Agent”).
          A. Reference is made to the Credit Agreement dated as of April 19, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, the lenders from time to time party thereto, Citibank, as Administrative Agent, Lehman Brothers Inc., as Syndication Agent, and Bear Stearns Corporate Lending Inc., Suntrust Bank and UBS Securities LLC, as Co-Documentation Agents.
          B. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement referred to therein.
          C. The Grantors have entered into the Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit. Section 7.14 of the Collateral Agreement provides that additional Subsidiaries of the Borrower may become Subsidiary Loan Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Loan Party under the Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.
          Accordingly, the Collateral Agent and the New Subsidiary agree as follows:
          SECTION 1. In accordance with Section 7.14 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Loan Party, a Grantor and a Guarantor under the Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Loan Party, a Grantor and a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Subsidiary Loan Party, Grantor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Guarantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for

Exh. I-1

the ratable benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Subsidiary. Each reference to a “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated in this Agreement by reference.
          SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.
          SECTION 4. The New Subsidiary hereby represents and warrants that set forth under its signature hereto is (i) the true and correct legal name of the New Subsidiary, (ii) its jurisdiction of formation, (iii) its Federal Taxpayer Identification Number or its organizational identification number and (iv) the location of its chief executive office.
          SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.
          SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 7. Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and in the Collateral Agreement; the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.
          SECTION 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

Exh. I-2

          IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],
By:
Name:
Title:

Legal Name: Jurisdiction of Formation: Location of Chief Executive Office:

CITIBANK, N.A., AS COLLATERAL AGENT,
By:
Name:
Title:

Exh. I-3

Schedule I
to the Supplement No. __
to the Collateral Agreement
LOCATION OF COLLATERAL

Description	Location

EQUITY INTERESTS

Number and
	Number of	Registered	Class of	Percentage of
Issuer	Certificate	Owner	Equity Interests	Equity Interests

DEBT SECURITIES

Principal
Issuer	Amount	Date of Note	Maturity Date

INTELLECTUAL PROPERTY
I. Copyrights

		Registration	Expiration
Registered Owner	Title	Number	Date

II. Copyright Applications

		Registration	Date
Registered Owner	Title	Number	Filed

III. Copyright Licenses

			Registration	Expiration
Licensee	Licensor	Title	Number	Date

IV. Patents

		Registration	Expiration
Registered Owner	Mark	Number	Date

V. Patent Applications

		Registration	Date
Registered Owner	Mark	Number	Filed

VI. Patent Licenses

			Registration	Expiration
Licensee	Licensor	Mark	Number	Date

VII. Trademarks

		Registration	Expiration
Registered Owner	Type	Number	Date

VIII. Trademark Applications

		Registration	Date
Registered Owner	Type	Number	Filed

IX. Trademark Licenses

			Registration	Expiration
Licensee	Licensor	Type	Number	Date

Exhibit D
PERFECTION CERTIFICATE
     Reference is hereby made to (i) that certain Collateral Agreement dated as of [               ], 2007 (the “Collateral Agreement”), between United Surgical Partners International, Inc., a Delaware corporation (“Borrower”), USPI Holdings, Inc., a Delaware corporation (“Holdings”), the Guarantors party thereto (collectively, the “Guarantors”) and the Collateral Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of [               ], 2007 (the “Credit Agreement”) among the Borrower, Holdings, the Guarantors, certain other parties thereto and Citibank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement, as applicable.
     As used herein, the term “Companies” means Holdings, Borrower and each of its Domestic Subsidiaries and the term “Loan Parties” means Holdings, Borrower and each of its wholly owned Domestic Subsidiaries.
     The undersigned hereby certify to the Collateral Agent as follows as of the date hereof:
     1. Names.
     (a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is the type of entity disclosed next to its name in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company. Also set forth on Schedule 1(a) is a true and correct list of the holders of all of the authorized, issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest held in each Company as of December 31, 2006.
     (b) Set forth in Schedule 1(b) hereto is any other corporate or organizational names each Loan Party has had in the past five years and each Company that is not a Loan Party has had in the last four months, together with the date of the relevant change.
     (c) Set forth in Schedule 1(c) is a list of all other names used by each Loan Party, or any other business or organization to which each Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time between [date five years from date of perfection certificate] and the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.
     2. Current Locations. The chief executive office of each Loan Party is located at the address set forth in Schedule 2 hereto.
     3. Locations in Arizona. (a) Set forth in Schedule 3(a) are all locations in Arizona where each Loan Party maintains a place of business or any Collateral or any books or records relating to any Collateral.
     (b) Set forth in Schedule 3(b) hereto are the names and addresses of all persons or entities other than each Loan Party, such as lessees, consignees, warehousemen or purchasers of chattel paper, located in Arizona which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment.

     (c) Set forth in Schedule 3(c) is the information required by Schedule 3(a) and Schedule 3(b) with respect to each location or place of business previously maintained by each Loan Party at any time during the past four months in Arizona.
     4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto, all of the Collateral originated in the past five years has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.
     5. Schedule of Filings. Attached hereto as Schedule 5 is a schedule of (i) the appropriate filing offices for the UCC financing statements and (ii) the appropriate filing offices for the filings described in Schedule 9 and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the Collateral Agreement) granted to the Collateral Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Collateral Agent pursuant to the Security Documents.
     6. Real Property. (a) Attached hereto as Schedule 6(a) is a list of all (i) real property owned, leased or otherwise held by each Loan Party, (ii) filing offices for mortgages relating to each Mortgaged Property as of the Closing Date, (iii) common names, addresses and uses of each Mortgaged Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule. Except as described on Schedule 6(b) attached hereto: (i) no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 6(a) and (ii) no Loan Party has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions.
     7. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 7 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Loan Party as of                     , 2007, including all intercompany notes held by each Loan Party.
     8. Intellectual Property. Attached hereto as Schedule 8(a) is a schedule setting forth all of each Loan Party’s Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Security Agreement) registered with the United States Patent and Trademark Office, and all other Patents, Patent Licenses, Trademarks and Trademark Licenses, including the name of the registered owner and the registration number of each Patent, Patent License, Trademark and Trademark License owned by each Loan Party. Attached hereto as Schedule 8(b) is a schedule setting forth all of each Loan Party’s United States Copyrights and Copyright Licenses (each as defined in the Security Agreement), and all other Copyrights and Copyright Licenses, including the name of the registered owner and the registration number of each Copyright or Copyright License owned by each Loan Party.
     9. Commercial Tort Claims. Attached hereto as Schedule 9 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Loan Party, including a brief description thereof.
[The Remainder of this Page has been intentionally left blank]

     IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this ___ day of                     , 2007.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC., as Borrower
By:
Name:
Title:

[Guarantors]
By:
Name:
Title:

EXHIBIT E
Form of
BORROWING REQUEST
Citibank, N.A.,
as Administrative Agent for
the Lenders referred to below,
2 Penns Way, Suite 100
New Castle, DE 19720

Attention:	Kwase Bame Telecopier: (212) 994-0961 Telephone: (302) 894-6073
[DATE]
Ladies and Gentlemen:
          The undersigned, United Surgical Partners International, Inc., a Delaware corporation (the “Borrower”), refers to the Credit Agreement dated as of April 19, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among United Surgical Partners International, Inc., a Delaware corporation (the “Borrower”), USPI Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, Citigroup Global Markets, Inc. and Lehman Brothers Inc., as joint lead arrangers and joint bookrunners, Bear Stearns & Co. Inc. and UBS Securities LLC, as joint bookrunners, Lehman Brothers Inc., as Syndication Agent, and Bear Stearns Corporate Lending Inc., SunTrust Bank and UBS Securities LLC, as Co-Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:
(A)	Date of Borrowing (which is a Business Day)

(B)	Principal Amount of Borrowing

(C)	Class of Borrowing[4]

[4]	Specify Tranche B Term Loan, Delayed Draw Term Loan, Revolving Loan or Swingline Loan.

(D)	Type of Borrowing [5]

(E)	[Interest Period and the last day thereof [6] ______________________________]
(F)	Funds are requested to be disbursed to the Borrower’s account as follows (Account No. )

[5]	Specify Eurodollar Borrowing or ABR Borrowing.

[6]	Applicable for Eurodollar Borrowings only; which shall be subject to the definition of “Interest Period” and end not later than the Revolving Maturity Date or the Tranche B Maturity Date, as applicable.

          The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in Section 4.02 of the Credit Agreement have been satisfied.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.,
By:
Name:
	Title:	[Responsible Officer]

EXHIBIT F
Form of
INTEREST ELECTION REQUEST
Citibank, N.A.,
as Administrative Agent for
the Lenders referred to below,
2 Penns Way, Suite 100
New Castle, DE 19720

Attention:	Kwase Bame Telecopier: (212) 994-0961 Telephone: (302) 894-6073
[Date]
Ladies and Gentlemen:
          Reference is made to the Credit Agreement dated as of April 19, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among United Surgical Partners International, Inc., a Delaware corporation (the “Borrower”), USPI Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, Citigroup Global Markets, Inc. and Lehman Brothers Inc., as joint lead arrangers and joint bookrunners, Bear Stearns & Co. Inc. and UBS Securities LLC, as joint bookrunners, Lehman Brothers Inc., as Syndication Agent, and Bear Stearns Corporate Lending Inc., SunTrust Bank and UBS Securities LLC, as Co-Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. This notice constitutes an Interest Election Request, and the Borrower hereby requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing to be converted or continued as requested hereby:
(A)	Borrowing to which this request applies:[7]

(B)	Principal amount of the Borrowing to be converted/continued:

[7]	Specify existing Class, Type and last day of current Interest Period. If different options are being elected with respect to different portions of the Borrowing, use separate form for each portion.

(C)	Effective date of election (which is a Business Day):

(D)	Interest rate basis of resulting Borrowing:[8]

(E)	Interest Period of resulting Borrowing:

Very truly yours, UNITED SURGICAL PARTNERS INTERNATIONAL, INC.,
By:
Name:
Title:

[8]	Eurodollar Borrowing or ABR Borrowing.

EXHIBIT G-1
Form of
TERM LOAN NOTE

$	New York, New York [Date]
          FOR VALUE RECEIVED, the undersigned, UNITED SURGICAL PARTNERS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [                    ] (the “Lender”) on the [Tranche B] [Delayed Draw] Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of _________ DOLLARS ($_________), or, if less, the aggregate unpaid principal amount of all [Delayed Draw Term Loans][Tranche B Term Loans] of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. Borrower further agrees to pay interest in like money at such office specified in Section 2.18 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, set forth in the Credit Agreement.
          The holder of this Note may endorse and attach a schedule to reflect the date, type and amount of each [Delayed Draw Term Loans][Tranche B Term Loans] of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.07 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.
          This Note is one of the Notes referred to in the Credit Agreement dated as of April 19, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, USPI Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, Citigroup Global Markets, Inc. and Lehman Brothers Inc., as joint lead arrangers and joint bookrunners, Bear Stearns & Co. Inc. and UBS Securities LLC, as joint bookrunners, Lehman Brothers Inc., as Syndication Agent, and Bear Stearns Corporate Lending Inc., SunTrust Bank and UBS Securities LLC, as Co-Documentation Agents, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.
          This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon

1

which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.
          Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.
          All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
          THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
          THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
[Signature Page Follows]

2

UNITED SURGICAL PARTNERS INTERNATIONAL, INC., as Borrower
By:
Name:
Title:

3

EXHIBIT G-2
Form of
REVOLVING CREDIT FACILITY NOTE

$	New York, New York [Date]
          FOR VALUE RECEIVED, the undersigned, UNITED SURGICAL PARTNERS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [                        ] (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a) ___________ DOLLARS ($___________) and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. Borrower further agrees to pay interest in like money at such office specified in Section 2.18 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, set forth in the Credit Agreement.
          The holder of this Note may endorse and attach a schedule to reflect the date, type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.07 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.
          This Note is one of the Notes referred to in the Credit Agreement dated as of April 19, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, USPI Holdings, Inc., a Delaware corporation (“Holdings”), the Lenders party thereto from time to time, Citibank, N.A., as Administrative Agent, Citigroup Global Markets, Inc. and Lehman Brothers Inc., as joint lead arrangers and joint bookrunners, Bear Stearns & Co. Inc. and UBS Securities LLC, as joint bookrunners, Lehman Brothers Inc., as Syndication Agent, and Bear Stearns Corporate Lending Inc., SunTrust Bank and UBS Securities LLC, as Co-Documentation Agents, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.
          This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

          Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.
          All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
          THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
          THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
[Signature Page Follows]

2

UNITED SURGICAL PARTNERS INTERNATIONAL, INC., as Borrower
By:
Name:
Title:

3